Exhibit 10.1
COLORADO CENTER
OFFICE LEASE
This Office Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between CA-COLORADO CENTER, L.L.C., a Delaware limited liability company ("Landlord"), and KITE PHARMA, INC., a Delaware corporation ("Tenant").
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Date:	November 4, 2016
2. Premises (Article 1).
2.1 Building:	2400 Broadway Santa Monica, California 90404 ("Building D")
2.2 Premises:	All of the approximately 159,310 rentable square feet of space ("RSF") in the Building, as further set forth in Exhibit A to the Office Lease.
2.3 Project:
The office building/retail complex currently known as "Colorado Center" which is comprised collectively of the Building and the buildings located at 2401 Colorado Avenue ("Building A"), 2425-2501 Colorado Avenue ("Building B"), 2525 Colorado Avenue ("Building C"), 2450 Broadway ("Building E"), and 2500 Broadway ("Building F"). The Project contains 1,128,027 RSF in the aggregate.

3. Lease Term (Article 2).
3.1 Lease Term:	Fifteen (15) years.
3.2 Lease Commencement Date:
The earlier of (i) the date that Tenant first commences to conduct business in the Premises following completion of the "Tenant Improvements" (as defined in Section 2.1 of Exhibit B attached hereto) (i.e., the Commencement Date shall not occur upon usage of the Premises by Tenant pursuant to the "Early Occupancy Right", as defined in Section 2.1 below), and (ii) August 1, 2017 (the "Outside Lease Commencement Date"), which Outside Lease Commencement Date shall be subject to extension for "Commencement Date Delay" as provided in Section 5 of the Tenant Work Letter.

3.3 Lease Expiration Date:
If the Lease Commencement Date shall be the first day of a calendar month, then the day immediately preceding the fifteenth (15th) anniversary of the Lease Commencement Date; or if the Lease Commencement Date shall be other than the first day of a calendar month, then the last day of the month in which the fifteenth (15th) anniversary of the Lease Commencement Date occurs.

4. Base Rent (Article 3):

Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rental Rate Per RSF
1	$10,514,460.00	$876,205.00	$5.5000
2	$10,829,893.80	$902,491.15	$5.6650
3	$11,154,886.20	$929,573.85	$5.8350
4	$11,489,437.20	$957,453.10	$6.0100
5	$11,834,120.32	$986,176.69	$6.1903
6	$12,189,126.72	$1,015,760.56	$6.3760
7	$12,554,838.76	$1,046,236.56	$6.5673
8	$12,931,447.60	$1,077,620.63	$6.7643
9	$13,319,335.58	$1,109,944.63	$6.9672
10	$13,719,076.24	$1,143,256.35	$7.1763
11	$14,199,300.30	$1,183,275.03	$7.4275
12	$14,696,156.33	$1,224,679.69	$7.6874
13	$15,210,600.18	$1,267,550.02	$7.9565
14	$15,743,014.20	$1,311,917.85	$8.2350
15	$16,293,971.90	$1,357,830.99	$8.5232
Note: The foregoing Base Rent payment amounts are subject to the rent abatement as provided in Section 3.2 of the Lease.
5. Base Year (Article 4):		Calendar year 2017.
6. Tenant's Share (Article 4):		14.1229%
7. Permitted Use (Article 5):
General office use and other uses incidental to the conduct of Tenant's business (any such non general office uses to be referred to herein collectively as "Incidental Uses"), including pharmaceutical research and development, all consistent with a first class office building project in the Santa Monica and West Los Angeles area. Tenant shall additionally have the right, subject to compliance with all Applicable Laws, to use up to one (1) full floor of the Building as a Biosafety Level 2 laboratory (the "Lab Use"). The portions of the Premises used for Lab Use shall be referred to herein as the "Lab Space".

8. Letter of Credit (Article 21):		$11,000,000.00 (subject to conditional reduction as provided in Article 21).
9. Address of Tenant (Article 28):		Kite Pharma, Inc. 2225 Colorado Avenue Santa Monica, California 90404 Attention: Corporate Counsel (Prior to Lease Commencement Date) and

Kite Pharma, Inc.
2400 Broadway
Santa Monica, California 90404
Attention: Corporate Counsel
(After Lease Commencement Date)
In either case with a copy to:
Advisors LLP
11911 San Vicente Boulevard
Suite 265
Los Angeles, California 90049
Attention: Jordan Fishman, Esq.

10. Address of Landlord (Article 28):	See Article 28 of the Lease.
11. Broker(s) (Section 29.24):	CBRE, Inc. (representing Tenant) and L.A. Realty Partners (representing Landlord)
12. Allowances (Exhibit B):
Tenant Improvement Allowance: $100 per RSF of the Premises (i.e., $15,931,000.00 for the 159,310 RSF of the Premises).
Base Building Allowance: $10 per RSF of the Premises (i.e., $1,593,100 for the 159,310 RSF of the Premises).

13. Parking Pass Ratio (Section 29.18):
At all times during the Lease Term Tenant shall be required to lease not fewer than (2) unreserved parking passes for each 1,000 RSF of the Premises (the "Must Take Parking"). In addition to the Must Take Parking, Tenant shall have the option to lease up to two (2) additional unreserved parking passes for each 1,000 RSF of the Premises at any time during the Term (for a total of four (4) unreserved passes per 1,000 RSF of the Premises) (in aggregate, the "Parking Allocation"). Out of the Parking Allocation, Tenant shall have the right to convert up to twenty (20) parking passes into reserved parking spaces in the locations set forth on Exhibit I attached hereto.

14. Right of First Offer (Section 1.3):	Tenant has the right of first offer to lease space in Building A or Building E at the Project on and subject to the terms and conditions set forth in Section 1.3 of the Lease below.
15. Option Terms (Section 2.2):	Tenant has three options to extend the Term by five years each on and subject to the terms and conditions set forth in Section 2.2 of the Lease below.

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS
1.1    Premises, Building, Project and Common Areas.
1.1.1    The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises"). The outline of the Premises is set forth in Exhibit A attached hereto and each floor or floors of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Landlord and Tenant each covenant as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the "Building," as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the access ways to the Premises or the "Project," as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter"), Tenant shall accept the Premises in its presently existing "as-is" condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as and to the extent specifically set forth in this Lease and the Tenant Work Letter. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). Except when and where Tenant’s right of access is specifically excluded as the result of (i) a requirement by law, or (ii) a specific provision set forth in this Lease, Tenant shall have the right of ingress and egress to, and use of, the Premises, the Building, and the Project parking areas twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year during the Lease Term.
1.1.2    The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the "Building"). The Building is part of an office project known as "Colorado Center." The term "Project," as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, subterranean parking facilities and other improvements) upon which the Building and the Common Areas are located, and (iii) those certain other office buildings set forth in Section 2.3 of the Summary, and the land upon which such office buildings are located.
1.1.3    Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the "Common Areas"). The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord and the use thereof shall be subject to such reasonable and customary rules, regulations and restrictions as Landlord may make from time to time, provided that Landlord shall at all times maintain and operate the Common Areas in a first‑class manner at least consistent with Comparable Buildings. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, as long as such changes do not change the nature of the Project to something other than a first class office building project or materially, adversely affect Tenant’s use of the Premises for the Permitted Use, as set forth in Section 7 of the Summary, Tenant’s signage, or Tenant’s ingress to or egress from the Project, Building, the Premises or the parking areas servicing the same.

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	4	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

1.1.4    Gym at Project. Currently there exists a health and fitness club (the "Gym") at the Project that serves the general public. The current ownership of the Gym has agreed to provide a discount of twenty percent (20%) off of its standard monthly membership fee to employees of Tenant. Landlord shall use commercially reasonable efforts to ensure that the Gym, or another similar health and fitness club serving the general public (a "New Gym") operates at the Project at all times during the Lease Term, and that the Gym or any New Gym continues to provide a similar membership fee discount to employees of Tenant.
1.1.5    Elevator Modernization. Landlord and Tenant acknowledge that Landlord has committed to modernize the existing elevator systems in the Building (the "Elevator Upgrades"). Landlord will use commercially reasonable effort to complete such Elevator Upgrades within sixteen (16) months after the date of this Lease, subject to Tenant's reasonable cooperation in connection therewith. Notwithstanding the foregoing, so long as Landlord is continuing to use commercially reasonable efforts to complete such Elevator Upgrades, Landlord will not be in default of this Section 1.1.5 if such Elevator Upgrades have not occurred by any particular date. Landlord will cooperate with Tenant to mutually and reasonably agree on the schedule for such Elevator Upgrades, which shall be completed at Landlord's sole cost and expense. Landlord will keep Tenant informed on the progress of the Elevator Upgrades, including providing updated plans, schedules and status of completion of work upon request by Tenant from time to time. All Elevator Upgrades shall be completed in accordance with Applicable Laws. The Elevator Upgrades will consist of the following work:
•Replace elevator Controllers.
•Replace Hoist machine motors
•Refurbish hoist machines
•Install rope gripper brakes per code
•Replace hoist way wiring, travelers as needed
•Replace hoist way sensors and operating components
•Replace car operating panel switches, buttons lights etc.
•Install car top safety rails per code
•Install hoist way screens per code
•New ADA braille plates in cab and in door jambs on all floors
•New hoist way roller guides
•New counterweight roller guides
•New cab fans and intercoms

•	Provide new code required lights and outlets in various locations in the hoist way, machine room and pits.
1.1.6    Project Upgrades. Landlord and Tenant acknowledge that Landlord has committed to perform upgrades to the Project Common Areas, and the amenity areas located in Building B (the "Project Upgrades"). The current concept plans for the Project Upgrades are attached hereto as Exhibit K. Such Project Upgrades are subject to further modification and adjustments to schedule as reasonably elected by Landlord. Landlord intends that the Project Upgrades will include upgrades to finishes and configuration of the amenity areas in Building B, an expansion to the Project fitness areas, new, upgraded restaurant and food service areas, general aesthetic upgrades to the Project Common Areas. Landlord will use commercially reasonable effort to complete such Project Upgrades on a reasonable schedule following the date of this Lease. Landlord will keep Tenant informed on the progress of the Project Upgrades, including providing updated plans, schedules and status of leasing efforts upon request by Tenant from time to time. All Project Upgrades shall be completed in accordance with Applicable Laws. So long as Landlord is using reasonable efforts to complete such Project Upgrades, Landlord will not be in default of this Section 1.1.6. The tenants and operators in the restaurant and retail areas affected by the Project Upgrades shall be consistent with the tenants and operators in the restaurant and retail areas of the Comparable Buildings.
1.2    Rentable Square Feet of Premises and Building. Landlord and Tenant hereby stipulate and agree that the rentable square feet of the Premises is as set forth in Section 2.2 of the Summary. For purposes of this Lease, "rentable

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	5	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

square feet" in any First Offer Space shall be measured in accordance with the “Office Building: Standard Methods of Measurement ANSI/BOMA Z65.1-2010 (or then more current)” method (the “BOMA Standard”).
1.3    Right of First Offer. Landlord hereby grants to the Tenant named in the Summary (the "Original Tenant") and any Approved Assignee (as used herein, an "Approved Assignee" shall mean any Affiliate or any assignee of Tenant's entire interest in this Lease that is approved by Landlord as provided in Article 14, below) an ongoing (except as set forth below) right of first offer (subject to the terms of Section 1.3.2, below) to lease space in Building A or Building E at the Project (as set forth in Section 2.3 of the Summary) (the "First Offer Space"). Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of any existing lease of the applicable First Offer Space (including any renewal or expansion thereof, and regardless of whether such renewal or expansion is expressly set forth in such existing lease, or whether such renewal is effectuated by a lease amendment or a new lease), and shall be subject and subordinate to any existing prior rights of tenants in the Project with respect to such First Offer Space, and to the rights contained in any "Intervening Lease", as defined below (each, a "Superior Right Holder"), which are listed on Exhibit J attached hereto. Tenant's right of first offer shall be on the terms and conditions set forth in this Section 1.3.
1.3.1    Procedure for Offer. Landlord shall notify Tenant (the "First Offer Notice") prior to entering into any lease of First Offer Space to a third party, provided that any Superior Right Holder does not elect to lease such space. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth the "First Offer Rent," as that term is defined in Section 1.3.3 below, and the other economic terms upon which Landlord is willing to lease such space to Tenant.
1.3.2    Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within fifteen (15) days following delivery of the First Offer Notice to Tenant, Tenant shall deliver notice (the "First Offer Exercise Notice") to Landlord of Tenant's election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice, and concurrently with such exercise, Tenant may, at its option, object to the First Offer Rent contained in the First Offer Notice, in which case the parties shall follow the procedure, and the First Offer Rent shall be determined, as set forth in Section 2.2.4 below (as if the First Offer Rent were the Option Rent referred to therein). If Tenant does not deliver the First Offer Exercise Notice to Landlord within the fifteen (15) day period set forth above, then Landlord shall be free to lease the space described in the First Offer Notice to anyone Landlord desires and on any terms Landlord desires (an "Intervening Lease") provided that any expansion rights in any such Intervening Lease shall be subordinate to Tenant's first offer rights set forth in this Section 1.3, provided further that (i) if Landlord does not enter into a lease of such space within nine (9) months after delivery of the First Offer Notice, then such space shall again be subject to the right of first offer as set forth herein, and (ii) prior to entering into a lease for a portion of the space offered in the First Offer Space with a third party tenant on terms which, on a net effective, present value basis, are more than 5% more favorable to the tenant than the terms contained in the First Offer Notice, Landlord shall first deliver a revised First Offer Notice to Tenant on such more favorable terms on the terms of this Section 1.3. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant in any First Offer Notice, and Tenant may not elect to lease only a portion thereof.
1.3.3    First Offer Space Rent. The "Rent" (as that term is defined in Section 4.1, below), payable by Tenant for the First Offer Space (the "First Offer Rent") shall be equal to the "Market Rent" (as that term is defined in Section 2.2.2, below), for the First Offer Space.
1.3.4    Construction In First Offer Space. Tenant shall take the First Offer Space in its "as is" condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to any improvement of the First Offer Space, subject to any improvement allowance or other concessions granted as a component of the First Offer Rent.
1.3.5    Lease Amendment. In the event that Tenant timely exercises Tenant's right to lease any First Offer Space as set forth in this Section 1.3, Landlord and Tenant shall within thirty (30) days thereafter execute an

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	6	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

amendment to this Lease adding such First Offer Space to the Premises, upon the terms and conditions as set forth in the First Offer Notice and this Section 1.3, and otherwise in general compliance with the terms of this Lease, and with other appropriate modifications given the nature of the First Offer Space and the terms of the First Offer Rent. Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence, upon such date as determined as a component of the First Offer Rent (the "First Offer Commencement Date"), and shall terminate on the date set forth in the First Offer Notice (the "First Offer Term").
1.3.6    Termination of Right of First Offer. The rights contained in this Section 1.3 shall be personal to the Original Tenant and any Approved Assignee, and may only be exercised by the Original Tenant or such Approved Assignee (and not any other assignee, sublessee or transferee of Tenant's interest in the Lease) if the Original Tenant or Approved Assignee physically occupies no less than seventy‑five percent (75%) of the Premises as of the date of the attempted exercise of the right of first offer by Tenant and as of the scheduled date of delivery of such First Offer Space to Tenant. The right of first offer shall not be applicable during the final three (3) years of the Lease Term (as it may be extended) unless Tenant first irrevocably exercises its right to extend the Lease Term with respect to the initial Premises for an available remaining Option Term as provided in Section 2.2, below (and, notwithstanding the terms of Section 2.2, Tenant shall have the right to deliver an Option Exercise Notice concurrently with Tenant’s delivery of the First Offer Exercise Notice, and in such event the Option Rent shall be determined as provided in Section 2.2.4 of this Lease). Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.3, if, as of the date of the attempted exercise of any right of first offer by Tenant, or (at Landlord's option) as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in Default.
1.3.7    Coterminous Term. The term of Tenant’s lease of First Offer Space shall be coterminous with the Lease Term under this Lease, as the same may be extended as provided in Section 1.3.6, above, and the applicable components of the First Offer Rent (including applicable concessions) shall be appropriately adjusted to account for the difference in the length of the actual, coterminous term of Tenant’s lease of such First Offer Space from the length of term proposed in the applicable First Offer Notice, or determined as a result of the Market Rent applicable to such First Offer Space.
1.4    Patio Areas. Tenant shall have the right (i) to exclusive access and use of a patio area to be developed by Tenant in the area of the Project directly adjacent to the Building on the south-east side (the "Exclusive Patio"), (ii) the right to access the patio that connects the 2nd floor of the Building with the 2nd floor of Building A (i.e. 2701 Colorado), and to use approximately 50% of such patio (such 50% portion being referred to herein as the “Shared Patio”) on a non-exclusive basis. The Exclusive Patio and Shared Patio are referred to herein collectively as the "Patio" and are designated on Exhibit A-1 attached hereto. Subject to the terms of this Lease and the Tenant Work Letter, Tenant shall have the right to modify the Exclusive Patio area so that it is accessible by Tenant from the Premises or Project Common Areas and is usable by Tenant as a patio area. If any portion of the Patio is not currently accessible from the Building and, if Tenant desires to use such portion of the Patio, Tenant, at its sole cost and expense, shall be responsible for performing any alterations and additions that are necessary to provide access to the Patio (any work performed by Tenant to the Patio under this Section 1.4 is referred to as the “Patio Improvements”). Any such Patio Improvements shall be subject to the terms and conditions of the Tenant Work Letter, if constructed as a part of the Tenant Improvements, or Article 8 of the Lease. Tenant shall be responsible for obtaining any required permits and governmental approvals, it being agreed that Landlord has made no representation to Tenant that access to the Patio or the construction of Patio Improvements will be permitted under applicable law. Landlord will use commercially reasonable efforts, at no cost to Landlord, to assist Tenant in obtaining any required governmental approvals for use of the Patio. Tenant shall reimburse Landlord for Landlord’s actual reasonable out-of-pocket costs incurred in connection with any governmentally required changes to the Base Building components required in connection with any Patio Improvements. Any use of the Patio by Tenant shall be in a manner consistent with a first-class office project containing balconies and/or patios, on the terms and conditions set forth herein and subject to all limitations and restrictions on use of the Premises in this Lease (including, without limitation, the insurance and indemnification and waiver provisions set forth in Article 10, below). Except for the Patio Improvements, Tenant shall not make any Alterations or improvements to the Patio. Tenant may, subject to applicable Laws and at its sole cost and expense, affix or place furniture, umbrellas or other similar items (collectively, “Patio Furniture”) on the

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	7	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

Patio, subject to Landlord’s reasonable approval which shall not be unreasonably withheld, conditioned or delayed (provided that Landlord's consent shall be deemed to be reasonably denied to the extent the Patio Furniture is inconsistent with a first class office project). Tenant may install Patio Furniture, including patio umbrellas, that use Tenant's desired color scheme, but the Patio Furniture shall not include logos, names or graphics. Tenant, at its sole cost and expense, shall be responsible for maintaining the Patio Furniture in good condition and repair and for any periodic cleaning that is necessary or desirable with respect to the Patio Furniture. Tenant shall also be responsible for any additional extraordinary costs relating to Tenant's use of the Patio areas, including, without limitation, cleaning and security costs in connection with Tenant’s use of the Patio for special events or activities, and that require cleaning, security or other services materially in excess of the service required for Tenant’s typical day-to-day use of the Patio, and provided that any such special events or activities shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed.
ARTICLE 2

LEASE TERM; OPTION TERMS
2.1    Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the "Lease Term") shall commence on the "Lease Commencement Date," as that term is set forth in Section 3.2 of the Summary, and shall terminate on the "Lease Expiration Date," as that term is set forth in Section 3.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. Tenant shall have the right to occupy the Premises prior to the Lease Commencement Date for the conduct of business (the "Early Occupancy Right"), provided that (A) Tenant shall give Landlord prior notice of any such occupancy of the Premises, (B) a certificate of occupancy, temporary certificate of occupancy, or its legal equivalent, shall have been issued by the appropriate governmental authorities for the Premises, and (C) all of the terms and conditions of the Lease shall apply, other than Tenant's obligation to pay "Base Rent," as that term is defined in Article 3 below, and "Tenant's Share" of the "Direct Expenses," as those terms are defined in Article 4, below, as though the Lease Commencement Date had occurred (although the Lease Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of the second sentence of this Article 2) upon such occupancy of the Premises by Tenant. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within fifteen (15) business days of receipt thereof (provided that if said notice is not factually correct, then Tenant shall make such changes as are necessary to make the notice factually correct and shall thereafter execute and return such notice to Landlord within such fifteen (15) business day period).
2.2    Option Terms.
2.2.1    Option Rights. Landlord hereby grants the Original Tenant or an Approved Assignee, as the case may be, three (3) options to extend the Lease Term for a period of five (5) years each (each, an “Option Term”), which options shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in Default under this Lease. Upon the proper exercise of such option to extend, the Lease Term shall be extended for a period of five (5) years with respect to the entire Premises.
2.2.2    Option Rent. The Rent payable by Tenant during each Option Term (the "Option Rent") shall be equal to the "Market Rent," as that term is defined in Exhibit H, attached hereto, as such Market Rent is determined pursuant to Exhibit H, attached hereto. The calculation of the "Market Rent" shall be derived from a review of, and comparison to, the "Net Equivalent Lease Rates" of the "Comparable Transactions," as provided for in Exhibit H, and thereafter, the Market Rent shall be stated as a "Net Equivalent Lease Rate" for each year of the subject Option Term.
2.2.3    Exercise of Options. The options contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner. Tenant may deliver notice (the "Option Interest Notice") to Landlord not more than twenty (20) months nor less than seventeen (17) months prior to the expiration of the then Lease Term, stating that Tenant is interested in exercising its option; and, if Landlord timely receives the Option Interest Notice, Landlord shall deliver

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	8	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

notice (the "Option Rent Notice") to Tenant not less than sixteen (16) months prior to the expiration of the then Lease Term, setting forth the Landlord's determination of Market Rent. At Tenant's election, if Tenant has previously delivered the Option Interest Notice, Tenant may, by written notice to Landlord, on or before the date occurring fifteen (15) months prior to the expiration of the then Lease Term, request Landlord's determination of the Market Rent which Landlord would submit to arbitration, if arbitration were to occur under Section 2.2.4, below, and within ten (10) days of such request, Landlord and Tenant shall each simultaneously deliver to the other their determinations of the Market Rent (provided that the determination of the Market Rent submitted by Landlord shall not exceed the Market Rent set forth in the Option Rent Notice) that each would submit to arbitration if arbitration were to occur under Section 2.2.4, below (the "Arbitration Fair Market Rental Values") (provided that if Tenant has requested an exchange of Arbitration Fair Market Rental Values and Landlord fails to provide Landlord's Arbitration Fair Market Rental Value, then the Option Rent contained in the Option Rent Notice shall be deemed Landlord's Arbitration Fair Market Rental Value, and, so long as Tenant has delivered to Landlord its Arbitration Fair Market Rental Value, the Arbitration Fair Market Rental Values shall be deemed determined and exchanged). Whether or not Arbitration Fair Market Rental Values were determined and exchanged pursuant to the terms above, if Tenant wishes to exercise such option, Tenant shall, on or before the “Option Exercise Date,” as that term is defined below, have the right to exercise the option by delivering written notice thereof to Landlord, and upon, and concurrent with, such exercise, Tenant shall, at its option, either (A) accept the Market Rent contained in the Option Rent Notice, in which case the Option Rent shall be the amount set forth in the Option Rent Notice, (B) accept Landlord's Arbitration Fair Market Rental Value (to the extent the same has been previously provided pursuant to the terms hereof), in which case the Option Rent shall be Landlord's Arbitration Fair Market Rental Value, or (C) object to both the Market Rent contained in the Option Rent Notice, and, if applicable, Landlord's Arbitration Fair Market Rental Value, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.4 below, but subject to the terms and conditions, when appropriate, of Section 2.2.2 above. Whether or not Tenant has previously delivered the Option Interest Notice, Tenant shall, on or before the Option Exercise Date have the right to exercise the option by delivering notice (the "Option Exercise Notice") thereof to Landlord. In the event that Tenant shall reject or fail to affirmatively accept the Option Rent set forth in the Option Rent Notice, or if Tenant did not deliver the Option Interest Notice, the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.4, below. The "Option Exercise Date" shall mean the date occurring fourteen (14) months prior to the expiration of the then Lease Term.
2.2.4    Determination of Market Rent. In the event Tenant fails to affirmatively accept or if Tenant timely objects to Landlord’s determination of the Market Rent, or, in the event that Tenant failed to deliver the Option Interest Notice, or if Landlord and Tenant are determining the First Offer Rent in accordance with the terms of Section 1.3, above, Landlord and Tenant shall attempt to agree upon the Market Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement as to the Option Market Rent, or First Offer Rent, as applicable, prior to the date (the "Outside Agreement Date") which is the earlier of (a) the date that is seven (7) months prior to the commencement of the applicable Option Term, and (b) if Landlord and Tenant have each previously delivered the Arbitration Fair Market Rental Values, the date that is thirty (30) days after such mutual delivery (or, in the case of First Offer Rent, within thirty (30) days after Tenant's delivery of the First Offer Exercise Notice), then (i) if Arbitration Fair Market Rental Values have been determined and exchanged pursuant to Section 2.2.3, above, each party's Arbitration Fair Market Rental Values shall be submitted to arbitration without modification in accordance with Sections 2.2.4.1 through 2.2.4.7 below or (ii) if Arbitration Fair Market Rental Values have not been determined and exchanged pursuant to Section 2.2.3 above, then Landlord and Tenant shall, on a mutually and reasonably agreed upon date and time approximately six (6) months prior to the expiration of the then Lease Term (or, in the case of the First Offer Rent, within fifteen (15) business days after the Outside Agreement Date), meet at the Project and simultaneously exchange the Option Rents or First Offer Rents, as applicable, which will be submitted to arbitration under this Section 2.2.4. The exchanged Option Rents or First Offer Rents, as applicable, shall be submitted to the arbitrators concurrently with the selection of such arbitrators pursuant to this Section 2.2.4 and shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.7 of this Lease, but subject to the terms, when appropriate, of Section 2.2.2.
2.2.4.1    Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or lawyer who shall have been active over the five (5) year period ending on the date of such appointment

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	9	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

in the leasing of first class office properties in the vicinity of the Building. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Market Rent, is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."
2.2.4.2    The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to attempt to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant or their affiliates during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.
2.2.4.3    The three arbitrators shall within thirty (30) days of the appointment of the Neutral Arbitrator reach a decision as to Market Rent and determine whether the Landlord’s or Tenant’s determination of Market Rent as submitted pursuant to this Section 2.2.4 is closest to Market Rent as determined by the arbitrators and simultaneously publish a ruling ("Award") indicating whether Landlord’s or Tenant’s submitted Market Rent is closest to the Market Rent as determined by the arbitrators. Following notification of the Award, the Landlord’s or Tenant’s submitted Market Rent determination, whichever is selected by the arbitrators as being closest to Market Rent shall become the then applicable Market Rent.
2.2.4.4    The Award issued by the majority of the three arbitrators shall be binding upon Landlord and Tenant.
2.2.4.5    If either Landlord or Tenant fail to appoint an Advocate Arbitrator within fifteen (15) days after the applicable Outside Agreement Date, either party may petition the presiding judge of the Superior Court of Los Angeles County to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.4.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.
2.2.4.6    If the two Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of Los Angeles County to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.4.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.
2.2.4.7    The cost of arbitration shall be paid by Landlord and Tenant equally.
ARTICLE 3

BASE RENT; RENT ABATEMENT
3.1    Base Rent. Commencing on the Lease Commencement Date, Tenant shall pay, without prior notice or demand, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, except as otherwise specifically set forth in this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	10	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. Until notice of some other designation is given to Tenant in accordance with the provisions of Article 28 of this Lease, Base Rent and all other charges shall be paid by remittance to or for the order of CA-COLORADO CENTER, L.L.C., by one of the following methods:
(i)     By ACH Transfer & Direct Deposit.

Bank of America

Dallas, TX

ABA#: 111-000-012

Account Number: 4451129617

Account: CA-Colorado Center, LLC

Amount: [fill in appropriate amount]

Reference: Kite Pharma, Inc., Tenant Number: [fill in appropriate number]

Contact Person: Tanya Adams, (617) 236-3477
or
(ii)     By Mail.
CA-Colorado Center, LLC

P.O. Box 741004

Los Angeles, California 90065-1733
or
(iii)    By Overnight Delivery.

Bank of America Lock Box Services

Lockbox 741004

2706 Media Center Drive

Los Angeles, CA 90065-1733

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	11	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

3.2    Base Rent Abatement. Notwithstanding anything in this Lease to the contrary, so long as there exists no uncured monetary or material non-monetary Event of Default, (i) Tenant shall not be obligated to pay any Base Rent attributable to Premises for the first twelve (12) months after the Lease Commencement Date (the "Full Rent Abatement Period"), and (ii) for the twelve (12) months after the expiration of the Full Rent Abatement Period, Tenant shall not be obligated to pay Base Rent attributable to the second floor of the Premises, containing 33,484 RSF (the "Second Floor Abatement Period"). The aggregate amount of Base Rent to be abated during the Full Rent Abatement Period is $10,514,460.00 (the "Fully Abated Rent"), and the aggregate amount of Base Rent to be abated during the Second Floor Abatement Period is $2,276,242.32 (i.e., $189,686.86 per month) (the "Abated Second Floor Rent"). The total aggregated amount of the Fully Abated Rent and the Abated Second Floor Rent is referred to as the "Abated Rent". If the Lease should terminate as a result of an Event of Default by Tenant, then Landlord may at its option, by notice to Tenant, elect, in addition to any other remedies Landlord may have under the Lease (as hereby amended), that the dollar amount of the unapplied portion of the Abated Rent as of such default shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for all of the Premises in full.
ARTICLE 4

ADDITIONAL RENT
4.1    General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay (i) "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 1.1.10 and 1.1.2, respectively, of Exhibit G attached to this Lease, which are in excess of the amount of Direct Expenses applicable to the "Base Year," as that term is defined in Section 1.1.1 of Exhibit G, and (ii) Tenant's Share of "Capital Expenses," as that term is defined in Section 1.1.9 of Exhibit G, pursuant to Section 1.4 of Exhibit G; provided, however, that in no event shall any decrease in Direct Expenses for any "Expense Year," as that term is defined in Section 1.1.6 of Exhibit G, below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 and Exhibit G shall survive the expiration of the Lease Term. Landlord may upon expiration of the Lease Term deliver to Tenant an estimate of any Base Rent, Additional Rent or other obligations outstanding, and Landlord may either deduct such amount from any funds otherwise payable to Tenant upon expiration or require Tenant to pay such funds immediately. Landlord shall make necessary adjustments for differences between actual and estimated Additional Rent in accordance with Section 1.4, below. Notwithstanding the foregoing, or the terms of Exhibit G to the contrary, Tenant shall have no obligation to pay any Direct Expenses or Capital Expenses attributable to the first twelve (12) months of the Lease Term.
4.2    Taxes and Other Charges for Which Tenant Is Directly Responsible.
4.2.1    Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
4.2.2    If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are specifically assessed for real property tax purposes at a valuation higher than the valuation that would be obtained had Tenant expended only $175 per

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	12	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

RSF of the Premises on the construction of the tenant improvements (provided, and to the extent, that Landlord delivers to Tenant documentation from the Los Angeles County Assessor's Office that such excess assessment is attributable solely to the value of the Tenant Improvements in excess of $175 per RSF, then any excess taxes levied against Landlord or the property by reason of such excess assessed valuation shall, at Landlord's option, either be included in Tax Expenses, or deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.2.1, above.
4.2.3    Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, business tax or any other applicable tax on the rent or services herein or otherwise respecting this Lease, that is applicable to Tenant and is directly assessed to Tenant, and (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility, that is applicable to Tenant and is directly assessed to Tenant.
ARTICLE 5

USE OF PREMISES
5.1    Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's reasonable discretion.
5.2    Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Tenant shall not do or permit anything to be done in or about the Premises which will unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building, or injure them or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.
5.3    Lab Use. If Tenant elects to use any portion of the Premises as Lab Space, the following terms shall apply. Tenant acknowledges that the Project is an office project, zoned for office use. Landlord has made no representation or warranty that the Premises are suitable for Lab Use, or that any Lab Use will be allowed by the applicable governmental agencies. The inability of Tenant to obtain required governmental approvals for any Lab Use shall not be a default by Landlord under this Lease, or entitle Tenant to any remedy under this Lease.
5.3.1    Removal and Restoration. Any equipment, alterations or improvements installed in the Lab Space that would not be usable by a general office user shall be deemed to be "Required Removables" as defined in Section 8.6 below.
5.3.2    Tenant's Obligations.
5.3.2.1    Prohibitions. Prior to commencing any Lab Use, Tenant shall fully and accurately complete the Environmental Exposure Questionnaire (the "Environmental Questionnaire"), which is attached as Exhibit L. Tenant agrees that except for those chemicals or materials, and their approximate quantities listed on the Environmental Questionnaire (as the same may be updated from time to time as provided below) or any similar chemicals or materials used for substantially the same purposes in substitution thereof in compliance with applicable law, neither Tenant nor Tenant’s employees, contractors and subcontractors of any tier, entities with a contractual relationship with Tenant (other than Landlord), or any entity acting as an agent or sub-agent of Tenant (collectively, "Tenant's Agents") will produce, use, store or generate any "Hazardous Materials," as that term is defined below, on, under or about the Premises, nor cause

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	13	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or "Released," as that term is defined below, on, in, under or about the Premises. If any information provided to Landlord by Tenant on the Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials is intentionally false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease. Upon Landlord's request (but no more than once each Lease Year), or in the event of any material change in Tenant's use of Hazardous Materials in the Premises, Tenant shall deliver to Landlord an updated Environmental Questionnaire. Tenant shall notify Landlord prior to using any Hazardous Materials in the Premises not described on the initial Environmental Questionnaire, and such use shall be subject to all of the provisions of this Lease. Tenant shall not install or permit Tenant's Agents to install any underground storage tank on the Premises. For purposes of this Lease, "Hazardous Materials" means all flammable explosives, petroleum and petroleum products, waste oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls ("PCBs"), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, that is or may be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any Environmental Laws. For purposes of this Lease, "Release" or "Released" or "Releases" shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment. Landlord acknowledges that Tenant will be installing and using fume hoods in the Premises and that emissions of Hazardous Materials into the air in compliance with all Environmental Laws shall not be considered Releases.
5.3.2.2    Notices to Landlord. Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) days after (i) the occurrence of any actual, alleged or threatened Release of any Hazardous Material in, on, under, from, about or in the vicinity of the Premises (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Materials in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as "Hazardous Materials Claims". Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Materials Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Premises that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any "Environmental Laws," as that term is defined below. Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements that are binding on Landlord or the Premises without Landlord’s prior written consent. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim. For purposes of this Lease, "Environmental Laws" means all applicable present and future laws relating to the protection of human health, safety, wildlife or the environment, including (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	14	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code, §§ 25500 et seq., Underground Storage of Hazardous Substances provisions, California Health & Safety Code, §§ 25280 et seq., California Hazardous Waste Control Law, California Health & Safety Code, §§ 25100 et seq., and any other state or local law counterparts, as amended, as such applicable laws, are in effect as of the Rent Commencement Date, or thereafter adopted, published, or promulgated.
5.3.2.3    Releases of Hazardous Materials. If any Release of any Hazardous Material in, on, under, from or about the Premises shall occur at any time during the Lease Term caused by Tenant or Tenant's Agents, in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) promptly and timely comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective and remedial action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant approved by Landlord, all in accordance with the provisions and requirements of this Section 5.3, including Section 5.3.4, and (iv) take any such additional investigative, remedial and corrective actions as Landlord shall in its reasonable discretion deem necessary such that the Premises are remediated to the condition existing prior to such Release.
5.3.2.4    Indemnification.
(i)    In General. Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold the Landlord Parties harmless from and against any and all third party claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including actual attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, consequential damages and sums paid in settlement of claims, which arise during or after the Lease Term, whether foreseeable or unforeseeable, that arise during or after the Lease Term in whole or in part, foreseeable or unforeseeable, directly or indirectly arising out of or attributable to the Release of Hazardous Materials in, on, under or about the Premises by Tenant or Tenant's Agents.
(ii)    Limitations. Notwithstanding anything in Section 5.3.2.4, above, to the contrary, Tenant's indemnity of Landlord as set forth in Section 5.3.2.4, above, shall not be applicable to claims based upon Hazardous Materials not Released by Tenant or Tenant's Agents.

5.3.2.5    Compliance with Environmental Laws. Without limiting the generality of Tenant’s obligation to comply with applicable laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws related to the use of Hazardous Materials by Tenant and Tenant’s Agents. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s use of Hazardous Materials. Upon request of Landlord (but no more than once every Lease Year, unless Landlord shall have reasonable grounds to believe that Tenant is not in compliance with its covenants under this

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	15	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

Section 5.3), Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Materials and certifying to Tenant’s compliance with all Environmental Laws and the terms of this Lease.
5.3.3    Assurance of Performance.
5.3.3.1    Environmental Assessments In General. Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate (and which are reasonably acceptable to Tenant) to perform environmental assessments of a scope reasonably determined by Landlord (an "Environmental Assessment") to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Materials. Any entry into the Premises by any such contractors must be in accordance with the terms of Article 27 below.
5.3.3.2    Costs of Environmental Assessments. All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 5.3, then all of the costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after receipt of written demand therefor.
5.3.4    Tenant’s Obligations upon Surrender. At the expiration or earlier termination of the Lease Term, Tenant, at Tenant’s sole cost and expense, shall: (i) cause an "Environmental Assessment" of the Premises to be conducted; (ii) cause all Hazardous Materials brought onto the Premises by Tenant or Tenant's Agents to be removed from the Premises and disposed of in accordance with all Environmental Laws and as necessary to allow the Premises to be used for the purposes allowed as of the Execution Date; and (iii) cause to be removed all containers installed or used by Tenant or Tenant’s Agents to store any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises caused by such removal. As used herein, an "Environmental Assessment" shall mean an environmental Assessment of the Premises by a competent and experienced environmental engineer or engineering firm reasonably satisfactory to Landlord (pursuant to a contract approved by Landlord and providing that Landlord can rely on the Environmental Assessment), which evidences that the Premises are in a clean and safe condition and free and clear of any Hazardous Materials.
5.3.5    Clean-up.
5.3.5.1    Environmental Reports; Clean-Up. If any written report, including any report containing results of any Environmental Assessment (an "Environmental Report") shall indicate (i) a Release of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Section 5.3, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the "Clean-up") of any Hazardous Materials is required, Tenant shall prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease. Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, promptly implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all applicable laws. If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such thirty-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within thirty (30) days after receipt of written demand therefor.

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	16	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

5.3.5.2    No Rent Abatement. Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.
5.3.5.3    Surrender of Premises. Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease. Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises ("Closure Letter"). Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Materials used by Tenant or Tenant's Agents in accordance with applicable laws.
5.3.5.4    Failure to Timely Clean-Up. Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease and the Premises cannot be occupied as a result thereof, then, commencing on the later of the termination of this Lease and three (3) business days after Landlord's delivery of notice of such failure and that it elects to treat such failure as a holdover, Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 16) until Tenant has fully complied with its obligations under this Section 5.3.
5.3.6    Confidentiality. Unless compelled to do so by applicable law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any third party (other than Tenant’s consultants, attorneys, property managers, employees, shareholders and potential and actual investors, lenders, business and merger partners, subtenants and assignees that have a need to know such information), without the prior written consent of Landlord. In the event Tenant reasonably believes that disclosure is compelled by applicable law, valid order of a court or judicial or administrative process, it shall, to the extent legally permitted, provide Landlord ten (10) days’ advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order. Tenant may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 5.3. Notwithstanding the foregoing, nothing in this Section 5.3.6 shall restrict Tenant from engaging in the normal conduct of its business in the Premises, including all customary reporting, compliance and other similar obligations.
5.3.7    Landlord’s Obligations. Unless compelled to do so by applicable law, valid order of a court or judicial or administrative process, Landlord agrees that Landlord shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions or reports regarding the environmental condition of the Premises (including any information, data, findings, communications or conclusions included in any Environmental Questionnaire) to any third party (other than Landlord’s consultants, attorneys, property managers, employees, shareholders and potential and actual investors, lenders, business and merger partners, that have a need to know such information), including any governmental authority, without the prior written consent of Tenant. In the event Landlord reasonably believes that disclosure is compelled by applicable law, valid order of a court or judicial or administrative process, it shall, to the extent legally permitted, provide Tenant ten (10) days’ advance notice of disclosure of confidential information so that Tenant may attempt to obtain a protective order. Landlord may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 5.3.
5.3.8    Copies of Environmental Reports. If there is a Release of Hazardous Materials, then within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports regarding Tenant’s activities with respect to such Release or Clean-up thereof. Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials, unless doing so would result in a breach of any contractual obligation of Tenant to a third party.

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	17	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

5.3.9    Signs, Response Plans, Etc. Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws with respect to the use of Hazardous Materials by Tenant or Tenant's Agents. Tenant shall also complete and file any business response plans or inventories required by any applicable laws. Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.
5.3.10    Survival. Each covenant, agreement, representation, warranty and indemnification made by Tenant set forth in this Section 5.3 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant’s obligations under this Section 5.3 have been completely performed and satisfied.
5.4    Landlord's Obligations Regarding Hazardous Materials.
5.4.1    Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws with respect to the Project except to the extent of Tenant's responsibility hereunder.
5.4.2    Landlord Representation; Landlord Indemnity. Landlord hereby represents to Tenant that Landlord has no actual knowledge of any asbestos in the Building or other Hazardous Materials at the Building in violation of applicable law and in excess of applicable action levels. Landlord shall be responsible, at Landlord's sole cost and expense, and not as an Operating Expense, for the costs of causing the Building to comply with Environmental Laws as of the delivery of the Premises to Tenant, and removing all Hazardous Materials in existence on the Premises, Building or Project prior to the date of this Lease, if any, if required under applicable law or if necessary for Tenant to obtain permits to construct the Tenant Improvements. Under no circumstance shall Tenant be liable, for, and Landlord shall indemnify, defend, protect and hold harmless Tenant and Tenant's Agents from and against, all third party losses, costs, claims, liabilities and damages (including attorneys' and consultants' fees) arising out of any Hazardous Materials that exist in, on or about the Project as of the date hereof, or Hazardous Material Released by Landlord or any Landlord Parties. Promptly following execution of this Lease, Landlord will provide Tenant with any Hazardous Material reports relating to the Building that Landlord has in its possession, or control. Prior to delivery of such report, Tenant will execute a commercially reasonable form of confidentiality agreement with respect to such reports. The provision of such reports shall be for informational purposes only, and Landlord does not make any representation or warranty as to the correctness or completeness of any such reports.
5.4.3    Survival. Each covenant, agreement, representation, warranty and indemnification made by Landlord set forth in this Section 5.4 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Landlord's obligations under this Section 5.4 have been completely performed and satisfied.
ARTICLE 6

SERVICES AND UTILITIES
6.1    Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.
6.1.1    Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning ("HVAC") when necessary for normal comfort for normal office use in the Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday, and (on prior request by Tenant) on Saturdays from 9:00 A.M. to 1:00 P.M. (collectively, the "Building Hours"), except for the date of observation of New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord's discretion, other locally or nationally recognized holidays (collectively, the "Holidays"). Upon thirty (30) days written notice to Landlord, Tenant shall have the right to modify the Building Hours as applicable to HVAC service (the "HVAC Hours"), provided that the total HVAC Hours shall not exceed fifty-four (54) hours per week. Tenant shall cooperate with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems. The Building HVAC

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	18	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

system has been designed to provide the level of HVAC service set forth in the "Base Building Description" attached as Schedule 3 to Exhibit B. Landlord shall use reasonable efforts to operate, repair and maintain the Building HVAC system (including balancing as necessary and maintenance of thermostats) so that the Building HVAC system will provide the level of HVAC service set forth in the "Base Building Description" attached as Schedule 3 to Exhibit B.
6.1.2    Landlord shall provide reasonably sufficient electricity to the Premises (including adequate electrical wiring and facilities for connection to Tenant's lighting fixtures and incidental use equipment), provided that (i) the connected electrical load of the incidental use equipment does not exceed an average of six (6) watts per usable square foot of the Premises, calculated on a monthly basis (exclusive of any power delivered to the Building HVAC system), and (ii) the connected electrical load of Tenant's lighting fixtures does not exceed an average of one (1) watt per usable square foot of the Premises, calculated on a monthly basis. The amount of electricity that would be used by the foregoing electrical loads during normal Building Hours is referred to as the "Building Standard Usage". Landlord shall have the right to separately meter the electricity used by Tenant in the Premises, and to the extent such usage exceeds the Building Standard Usage, Tenant shall be responsible to pay directly (and not as a part of Operating Expenses) for such excess usage at Landlord's actual cost of providing the same. Tenant will design Tenant's electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures (which may be LED lighting fixtures) within the Premises. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.
6.1.3    Landlord shall provide city water from the regular Building outlets for drinking, kitchen, lavatory and toilet purposes in the Building Common Areas and the Premises.
6.1.4    Landlord shall provide exclusive (so long as Tenant leases the entire Building, and non-exclusive if Tenant does not lease the entire Building), non-attended automatic passenger and freight elevator service, and shall have one passenger and one freight elevator (and subject to elevator modifications as they are available) available at all other times, including on the Holidays, except in the event of emergency only. Landlord shall cause the passenger and freight elevators to include a card key security system that is capable of restricting access to Premises to Tenant only, and, if Tenant's Premises security system is compatible with the Project system, Tenant shall have the right to coordinate with Landlord so that Tenant's employees may use a single card key for access into the Project parking structure, elevators and Premises.
6.1.5    Landlord shall provide access control services and personnel at the Project commensurate with other first class multi-building office projects in the Santa Monica area. As of the date hereof, such services will be provided in accordance with the specifications attached hereto as Exhibit M. Tenant acknowledges that such specifications are subject to change during the Lease Term, provided that at all times such access control services will be provided in a manner consistent with Comparable Buildings.
6.1.6    Landlord shall provide customary weekday janitorial services to the Premises, except the date of observation of the Holidays, in and about the Premises and customary occasional window washing services, each in a manner consistent with Comparable Buildings. As of the date hereof, janitorial services will be provided in accordance with the specifications attached hereto as Exhibit N. Tenant acknowledges that such janitorial specifications are subject to change during the Lease Term, provided that at all times janitorial services will be provided in a manner consistent with Comparable Buildings. Notwithstanding the foregoing, Landlord shall not provide any janitorial services to any Lab Space. Tenant providing janitorial and cleaning services to any Lab Space so as to keep such Lab Space in a neat, clean and safe condition at all times during the Lease Term, using vendors reasonably acceptable to Landlord, and provided that Landlord may disapprove vendors that could, in Landlord's reasonable estimation, cause labor disharmony at the Project.
6.1.7    So long as Tenant is leasing all of the office portions of the Building, Tenant shall have exclusive use of the existing Building risers, raceways, shafts and conduit. If Tenant is not leasing all of the office portions of the

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	19	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

Building, then Tenant may use its pro rata share of risers, raceways, shafts and conduit based on amount of space leased in the Building subject to Landlord's reasonable rules, regulations, and restrictions and the terms of this Lease.
6.1.8    Tenant shall have the right to use the loading dock serving the Building and may use such loading dock during hours permitted by applicable law. Such use shall be subject to reasonable scheduling and Tenant's compliance with Landlord's reasonable rules and regulations with respect thereto, including Tenant's payment of Landlord's standard charge for use after normal Building Hours.
Notwithstanding anything in this Lease to the contrary, if Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust ("REIT"), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (the "Service Provider"). If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against Additional Rent due from Tenant under this Lease for such service, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provisions of such service.
6.2    Overstandard Tenant Use. Tenant shall not, without Landlord's prior written consent, use equipment or lighting that materially affects the temperature otherwise maintained by the air conditioning system in the Premises. If Tenant uses water in excess of that required to be supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter (or sub-meter) any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering (or sub-metering) devices. In addition, in the event that there is located in the Premises a data center containing high density computing equipment, as defined in the U.S. EPA’s Energy Star® rating system ("Energy Star"), Landlord may require the installation in accordance with Energy Star of separate metering or check metering equipment, in which event (i) Tenant shall pay the costs of any such meter or check meter directly to Landlord, on demand, including the installation and connectivity thereof, (ii) Tenant shall directly pay to the utility provider all electric consumption on any meter, and (iii) Tenant shall pay to Landlord, as Additional Rent, all electric consumption on any check meter within thirty (30) days after being billed thereof by Landlord, in addition to other electric charges payable by Tenant under the Lease. In the event that Tenant purchases any utility service directly from the provider, Tenant shall promptly provide to Landlord either permission to access Tenant’s usage information from the utility service provider or copies of the utility bills for Tenant’s usage of such services in a format reasonably acceptable to Landlord. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation. If Tenant desires to use heat, ventilation or air conditioning ("HVAC") during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease (the "After-Hours HVAC"), Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant's desired use in order to supply such After-Hours HVAC, and Landlord shall supply such After-Hours HVAC to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish. As of the date hereof, After-Hours HVAC is provided at $76.46 per hour per floor ($40.00 per hour per floor for fan only service). Such rates are subject to increase during the Lease Term to the extent Landlord's actual cost of providing the same increases. If Tenant requests any additional services from Landlord (such as locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance), then Tenant shall pay to Landlord the cost of such additional services, including Landlord's standard fee for its involvement with such additional services, within thirty (30) days after being billed for same.
6.3    Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise (except as set forth in Section 19.5.2, below), for failure to furnish or delay in furnishing any service (including

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	20	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise provided in Section 19.5.2 or elsewhere in the Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.
6.4    Generator.
6.4.1    In General. Subject to the terms hereof (including, without limitation, the Tenant Work Letter and Article 8 of this Lease, as applicable) and applicable laws, Tenant shall have the right, at Tenant's sole cost and expense, to install a back-up generator (the "Generator") in a location in the Project to be mutually and reasonably agreed upon by Landlord and Tenant (the "Generator Area") to service the Premises in the event of a power outage. For purposes of this Lease, the "Generator" shall be deemed to include, without limitation, all associated equipment, connections and/or facilities. To the extent the Generator Area occupies revenue producing areas of the Project (e.g., parking spaces), Tenant shall be required to pay to Landlord the lost rental or income associated with such area. All plans and specifications relating to the Generator shall be subject to the approval of Landlord, which shall not be unreasonably withheld. If Tenant uses an engineer other that ARC Engineering to prepare the engineering plans, then Tenant shall reimburse the reasonable, actual out-of-pocket costs incurred by Landlord in having such plans reviewed by ARC Engineering. Subject to the terms of this Section 6.4, Landlord shall permit Tenant, at its sole cost and expense, to install and maintain the Generator, all in compliance with applicable laws. The cost of design (including engineering costs) and installation of the Generator and the costs of the Generator itself shall be Tenant's sole responsibility, but, except as provided above, Tenant shall not be obligated to pay Landlord any additional Rent or other fees in connection with the installation or use of the Generator. Tenant acknowledges that to the extent that the Generator shall be visible from certain portions of the Building and/or Project, Landlord may require (in Landlord's sole discretion) that Tenant, at Tenant's sole cost and expense, install screening, landscaping or other improvements satisfactory to Landlord (in Landlord's sole discretion) in order to satisfy Landlord's aesthetic requirements in connection with the area surrounding the Generator, all at Tenant's sole cost and expense.
6.4.2    Operation and Maintenance of Generator. In no event shall Tenant permit the Generator to interfere with normal and customary use or operation of the Building and Project by Landlord or other tenants and/or occupants (including, without limitation, by means of noise or odor). Tenant shall be responsible, at Tenant's sole cost and expense, for all maintenance and repairs and compliance with law obligations (including, without limitation, any Department of Ecology requirements imposed with respect to the fuel tank) with respect to the Generator, and Tenant acknowledges and that Landlord shall have no responsibility in connection with the Generator and that Landlord shall not be liable for any physical damage that may occur with respect to the Generator except to the extent caused by the negligence of Landlord or a Landlord Party. Without limitation of the foregoing provisions of this Section 6.4.2, all matters (including all plans and specifications) relating to the installation, connection, use, maintenance, repair, compliance with laws, and removal of the Generator (including, without limitation, the manner and means of Tenant's connection of the Generator to the electrical systems of the Building) shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord's engineers, so that the Building's systems or other components of the Building and the occupants of the Building are not adversely affected by the installation and operation of the Generator, and/or based upon other reasonable factors as determined by Landlord. In the event that Tenant shall fail to comply with the requirements set forth herein, after notice and opportunity to cure as provided for in Section 19.1.2, without limitation of Landlord's other remedies, (i) Landlord shall have the right to terminate Tenant's rights with respect to the Generator, and/or (ii) Landlord shall have the right, at Tenant's sole cost and expense, to cure such breach, in which event Tenant shall

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	21	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

be obligated to pay to Landlord, within ten (10) days following demand by Landlord, the amount expended by Landlord, plus Landlord's standard administration fee. The Generator and Generator Area shall be deemed to be a part of the Premises for purposes of the insurance provisions of this Lease, and, in addition, Tenant shall maintain, at Tenant's cost, industry standard "boiler and machinery" insurance coverage with respect thereto.
6.4.3    Generator Use. The Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in the Building. Tenant shall be entitled to operate the Generator for testing and regular maintenance one (1) time per month, and at other times reasonably approved by Landlord.
6.4.4    Tenant Indemnification. The terms of Tenant's indemnity of Landlord and the "Landlord Parties," as provided in Section 10.1, below, shall apply to the Generator Area and Tenant's installation, maintenance and use of the Generator.
6.4.5    Removal of Generator. At Landlord's option, Landlord may require that Tenant remove the Generator and all related facilities and equipment as of the expiration or earlier termination of this Lease (or upon any earlier termination of Tenant's rights with respect to the Generator as provided hereunder), and repair all damage to the Building and/or Project resulting from such removal and restore all affected areas to their condition existing prior to the installation of the Generator, all at Tenant's sole cost and expense. The foregoing obligations of Tenant shall survive the expiration or earlier termination of this Lease.
6.5    Supplemental HVAC. As a part of its Tenant Improvements, and subject to the terms of the Tenant Work Letter, or as an Alteration done in accordance with the terms of Article 8, below, Tenant, at its sole expense, may install a supplemental HVAC system in the Premises or in a location in the Project to be mutually and reasonably agreed upon by Landlord and Tenant for the purpose of providing supplemental air-conditioning to the Premises (the "Tenant HVAC System"). To the extent the Tenant HVAC System occupies revenue producing areas of the Project (e.g., parking spaces), Tenant shall be required to pay to Landlord the lost rental or income associated with such area. All aspects of the Tenant HVAC System shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, unless the structural aspects of the Building, the Building systems and equipment, and/or the exterior appearance of the Building will be materially adversely affected, in which event Landlord's approval may be withheld in Landlord's sole and absolute discretion. The Tenant HVAC System shall be air cooled, and the condenser must be on the exterior of the Building. Tenant shall be responsible for the cost of all electricity utilized by the Tenant HVAC System. At Landlord's election prior to the expiration or earlier termination of this Lease, Tenant shall leave the Tenant HVAC System in the Premises upon the expiration or earlier termination of this Lease, in which event the Tenant HVAC System shall be surrendered with the Premises upon the expiration or earlier termination of this Lease, and Tenant shall thereafter have no further rights with respect thereto. In the event that Landlord fails to elect to have the Tenant HVAC System left in the Premises upon the expiration or earlier termination of this Lease, then Tenant shall remove the Tenant HVAC System upon the expiration or earlier termination of this Lease, and repair all damage to the Building resulting from such removal, at Tenant's sole cost and expense. Tenant shall be solely responsible, at Tenant's sole cost and expense, for the monitoring, operation, repair, replacement, and removal (subject to the foregoing terms of this Section 6.5), of the Tenant HVAC System, and in no event shall the Tenant HVAC System interfere with Landlord's operation of the Building. Any reimbursements owing by Tenant to Landlord pursuant to this Section 6.5 shall be payable by Tenant within thirty (30) days of Tenant's receipt of an invoice therefor. Tenant acknowledges that to the extent that the Tenant HVAC System shall be visible from certain portions of the Building and/or Project, Landlord may require (in Landlord's sole discretion) that Tenant, at Tenant's sole cost and expense, install screening, landscaping or other improvements satisfactory to Landlord (in Landlord's sole discretion) in order to satisfy Landlord's aesthetic requirements in connection with the area surrounding the Tenant HVAC System.

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	22	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

ARTICLE 7

REPAIRS
7.1    Landlord Repair Obligations. Landlord shall maintain in good condition and operating order and keep in good repair and condition the structural portions of the Building, including the foundation, floor/ceiling slabs, roof structure and membrane, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cabs, Building mechanical, electrical and telephone closets, and all common and public areas servicing the Project, including the Common Areas, parking areas, landscaping and exterior Project signage (collectively, "Building Structure") and the Base Building mechanical, electrical (including Base Building panels and transformers), life safety, plumbing, sprinkler systems and HVAC systems which were not constructed by Tenant Parties (collectively, the "Building Systems"). Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair the Building Structure and/or the Building Systems to the extent of damage caused due to Tenant's use of the Premises for other than the Permitted Use, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the "BS/BS Exception").
7.2    Tenant Repair Obligations. Subject to Landlord's obligations under Section 7.1 above, Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures, equipment, interior window coverings, and furnishings therein, men's and women's washrooms, and the floor or floors of the Building on which the Premises is located, in good order, repair and condition at all times during the Lease Term, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception. In addition, Tenant shall, at Tenant's own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord's option, or if Tenant fails to make such repairs, Landlord may, after written notice to Tenant and Tenant's failure to repair within five (5) days thereafter, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements within thirty (30) days after invoice. Landlord may, but shall not be required to, enter the Premises at all reasonable times, upon reasonable prior notice to Tenant (but no notice shall be required in the case of an "Emergency", as defined in Section 27, below), to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. In connection with any such entries, Landlord shall use commercially reasonable efforts to minimize interference with the conduct by Tenant of its business from the Building (and, upon request by Tenant, if reasonably practical, Landlord shall make such repairs, alterations, improvements or additions after normal business hours and Tenant shall absorb the incremental extra costs of having the work performed after normal business hours). Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
7.3    Tenant’s Right to Make Repairs. Notwithstanding any of the terms set forth in this Lease to the contrary, if there is an "Emergency Repair Event" (defined below), and Landlord has not promptly responded and commenced the applicable repair to the Building, Tenant shall have the right to take the required action without notice to Landlord. Other than with respect to Emergency Repair Events as set forth above, if Tenant provides Notice to Landlord of an event or circumstance which requires pursuant to the Lease the action of Landlord with respect to repair and/or maintenance required in the Building, including repairs to the Building Structure and/or Building System, which event or circumstance with respect to the Building Structure or Building System materially or adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	23	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

circumstances, after the receipt of such Notice, but in any event not later than ten (10) days after receipt of such Notice, then Tenant may proceed to take the required action upon delivery of an additional two (2) business days’ Notice to Landlord specifying that Tenant is taking such required action. If such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) day period and thereafter diligently pursued to completion or was undertaken by Tenant due to an Emergency Repair Event, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action. In the event Tenant takes such action, Tenant's work shall comply with the applicable terms of Article 8, below, and Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Following completion of any work taken by Tenant pursuant to the terms of this Section 7.3, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Landlord shall pay Tenant the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to reimbursement; provided that Tenant shall not be deemed to have waived any rights and may proceed to claim a default by Landlord and if Tenant prevails in a legal action related to such default by Landlord, Landlord shall reimburse Tenant for the amount awarded to Tenant plus interest at the Interest Rate from the time of each expenditure by Tenant until the date Tenant receives such amount and attorneys’ fees and related costs. If Landlord, at that time, fails to pay any amount due to Tenant under this Section 7.3, Tenant shall have the right to offset such amount (plus interest at the Interest Rate) against the Rent next due hereunder. For purposes of this Section 7.3, an "Emergency Repair Event" shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building, Building Systems, Building Structure, Tenant Improvements, or Alterations, or creates a realistic possibility of an immediate and material interference with, or immediate and material interruption of Tenant's business operations (including, without limitation, interference with the use of any portion of the Premises that is critical to the operation of Tenant's business due to interruption of HVAC, electrical, or elevator services).
ARTICLE 8

ADDITIONS AND ALTERATIONS
8.1    Landlord's Consent to Alterations. Tenant shall have the right, without Landlord’s consent but upon five (5) business days' prior notice to Landlord, to make non‑structural additions and alterations ("Non-Structural Alterations") to the Premises that do not (i) affect the exterior appearance of the Premises or Building, (ii) affect the Building Systems or the Building Structure, (iii) cause a "Design Problem," as that term is defined below; or (iv) require a building or construction permit. Except for Non-Structural Alterations, Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations and all plans and specifications relating thereto, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld, delayed or conditioned by Landlord. A "Design Problem" is defined as, and will be deemed to exist if such Alteration will (a) affect the exterior appearance of the Premises or Building; (b) materially adversely affect the Building Structure; (c) materially adversely affect the Building Systems; or (d) fail to comply with Applicable Laws. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.
8.2    Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and any removal and/or restoration obligations required to be performed pursuant to the terms of

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	24	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

Section 8.6 of this Lease. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to do the work from appropriate governmental agencies, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord's rules and regulations concerning such hazardous materials or substances. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord's reasonable construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which are not normal, customary general office improvements, and which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord shall, at Tenant's expense, make such changes to the Base Building. The "Base Building" shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises is located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to unreasonably obstruct access to the Project or any portion thereof, by any other tenant of the Project. Tenant shall not be required to use union contractors; provided, however, that if Tenant retains non-union contractors and the presence of such non-union contractors materially interferes with either (i) Landlord’s provision of services to the Project or to tenants of the Project, or performance of construction at the Project, or (ii) Project tenants’ performance of construction (in either case, a “Labor Problem”), then if Tenant does not resolve such Labor Problem (including through the potential use of a “dual gate” system) within ten (10) days following written notice from Landlord, Tenant shall cease using the non-union contractors that are the cause of the Labor Problem. Landlord and Tenant agree that the presence of picketers shall not, on its own, constitute a Labor Problem. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and as a condition precedent to the enforceability and validity of Landlord's consent, Tenant shall deliver to the management office for the Project a reproducible copy of the "as built" and CAD drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.
8.3    Payment for Improvements. Tenant shall reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses reasonably and actually incurred in connection with Landlord's review of any Alterations, and no other fees shall be payable to Landlord in connection with Alterations.
8.4    Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant’s contractors carries "Builder's All Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.
8.5    Landlord's Property. All Alterations, improvements, fixtures, affixed equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord upon completion of the same, except that Tenant may remove any Alterations, improvements, fixtures and/or affixed equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal.
8.6    Required Removables. Landlord may impose, as a condition to Landlord's consent to any Alterations or the Tenant Improvements made at the time of Landlord's consent to such Alterations or Improvements, or at the time of Landlord's approval of the Tenant Improvements set forth in the "Construction Drawings" pursuant to the terms of the Work Letter, the requirement that upon Landlord's request, Tenant shall, at Tenant's expense, remove such Alterations or

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	25	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

Improvements (the "Required Removables") upon the expiration or any early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Required Removables, then at Landlord's option may do so and may charge the cost thereof to Tenant. Notwithstanding the foregoing, Tenant shall not be required to remove normal and customary business office or creative office improvements, or cabling.
ARTICLE 9

COVENANT AGAINST LIENS
Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within twenty (20) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.
ARTICLE 10

TENANT'S INDEMNITY AND INSURANCE
10.1    Tenant's Indemnity.
10.1.1    Indemnity. Subject to the limitations set forth in Sections 10.13 and 29.13 below, to the maximum extent permitted by law, Tenant waives any right to contribution against the "Landlord Parties," as that term is defined in Section 10.13, below, and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature by any third party arising from or claimed to have arisen from (i) any act, omission or negligence of the "Tenant Parties," as that term is defined in Section 10.13, below, in or on the Premises; (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Lease Commencement Date, and thereafter throughout and until the end of the Lease Term and after the end of the Lease Term for as long as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Project, where such accident, injury or damage results, or is claimed to have resulted, from any negligence or willful misconduct on the part of any of the Tenant Parties; or (iv) any breach of this Lease by Tenant. Landlord shall provide Tenant prompt notice of any indemnifiable claim hereunder. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that a Landlord Party

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	26	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

may have under this Lease or the common law. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to indemnify a Landlord Party for any claims to the extent that such Landlord Party's damages in fact result from such Landlord Party's negligence or willful misconduct.
10.1.2    Breach. In the event that Tenant breaches any of its indemnity obligations hereunder or under any other contractual or common law indemnity: (i) Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including attorney’s fees) incurred as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this section.
10.1.3    No limitation. The indemnification obligations under this Section shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers' compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.
10.1.4    Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form reasonably acceptable to Landlord.
10.1.5    Survival. The terms of this Section shall survive any termination or expiration of this Lease.
10.1.6    Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties.

10.2    Tenant's Risk. Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and the Project as Tenant is given the right to use by this Lease at Tenant’s own risk, except as provided herein. The Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) to property that Tenant is required to insure under Section 10.4 below based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Project, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Project, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Project, or from drains, pipes or plumbing fixtures in the Building or the Project. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise. Notwithstanding the foregoing, the Landlord Parties shall not be released from liability for any injury, loss, damages or liability to the extent arising from any negligence or willful misconduct of the Landlord Parties on or about the Premises; provided, however, in no event shall the Landlord Parties have any liability to a Tenant Party based on any loss with respect to or interruption in the operation of Tenant's business. The provisions of this Section shall be applicable until the expiration or earlier termination of the Lease Term, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	27	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

10.3    Tenant's Commercial General Liability Insurance. Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Lease Commencement Date throughout the Lease Term of this Lease, and thereafter, so long as Tenant is in occupancy of any part of the Premises, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office ("ISO") Commercial General Liability Coverage "occurrence" form CG 00 01 10 01 or another ISO Commercial General Liability "occurrence" form providing equivalent coverage. Such insurance shall include contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The minimum limits of liability of such insurance shall be $5,000,000 per occurrence. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.
10.4    Tenant's Property Insurance. Tenant shall maintain at all times during the Lease Term, and during such earlier time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as Tenant is in occupancy of any part of the Premises, business interruption insurance and (insurance against loss or damage covered by the so-called “all risk” type insurance coverage with respect to (i) Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and (ii) the "Tenant Improvements," as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the "Original Improvements"), and all alterations, improvements and other modifications made by or on behalf of the Tenant in the Premises, and (iii) other property of Tenant located at the Premises (collectively "Tenant’s Property"). The business interruption insurance required by this section shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Base Rent then in effect during any Lease Year, plus any Additional Rent due and payable for the immediately preceding Lease Year. The “all risk” insurance required by this Section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this Section. In the event of loss or damage covered by the “all risk” insurance required by this Section, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article 11 of this Lease, below. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Section 11.2 of this Lease, below), the insurance proceeds shall be paid to Tenant, provided that Tenant shall pay Landlord for the unamortized amount of the Tenant Improvement Allowance (amortized on a straight line basis over the initial Lease Term). The insurance required to be maintained by Tenant pursuant to this section may be carried under blanket insurance policies covering the Premises and other properties owned or leased by Tenant or Tenant's Affiliates, so long as such policies comply with this Lease. The coverage provided by such policies shall at all times meet the requirements of this Lease, without co-insurance.
10.5    Tenant's Other Insurance. Throughout the Lease Term, Tenant shall obtain and maintain (1) comprehensive automobile liability insurance (covering any automobiles owned or operated by Tenant at the Project) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (2) worker's compensation insurance or participation in a monopolistic state workers' compensation fund; and (3) employer's liability insurance or (in a monopolistic state) Stop Gap Liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker's compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Premises are

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	28	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

located (as the same may be amended from time to time). Such employer's liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.
10.6    Requirements For Insurance. All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing, in the jurisdiction in which the Premises are located and that have a rating of at least "A" and are within a financial size category of not less than "Class X" in the most current Best's Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) be acceptable in form and content to Landlord; and (2) be primary and noncontributory. Tenant shall deliver prompt written notice to Landlord in the event any such insurance is cancelled or changed so as to reduce coverage below that which is required by the terms of this Lease, and shall promptly cause the insurance carried by Tenant to comply with the terms of this Lease. No such policy shall contain any self-insured retention greater than Twenty-Five Thousand Dollars ($25,000.00), without Landlord's prior approval. Any deductibles and such self-insured retentions shall be deemed to be "insurance" for purposes of the waiver in Section 10.13 of this Lease, below. Landlord reserves the right from time to time (but not more than once every five years) to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on five (5) days' notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.
10.7    Additional Insureds. The commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 10.3 of this Lease, above, shall name Landlord, Landlord's managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively "Additional Insureds"). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord's managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured.
10.8    Certificates Of Insurance. On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Lease Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and prior to the expiration date of each policy for which a certificate was furnished. (Acceptable forms of such certificates for liability and property insurance, respectively, are attached hereto as Exhibit F.) In jurisdictions requiring mandatory participation in a monopolistic state workers' compensation fund, the insurance certificate requirements for the coverage required for workers' compensation will be satisfied by a letter from the appropriate state agency confirming participation in accordance with statutory requirements. Such current participation letters required by this Section shall be provided every six (6) months for the duration of this Lease. Failure by the Tenant to provide the certificates or letters required by this Section shall not be deemed to be a waiver of the requirements in this Section. Upon request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord's request.
10.9    Intentionally Deleted.
10.10    Requirements of Landlord’s Insurance Companies. Tenant shall comply with the reasonable requirements of Landlord’s insurance companies, provided that such requirements shall be consistent with the terms of this Lease and shall not add material cost or liability to Tenant.
10.11    Tenant To Pay Premium Increases. If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises) that is not consistent with the Permitted Use (other than Lab Use, for which Tenant shall be responsible for such increased costs, if any), the rates for liability, fire, boiler,

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	29	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

sprinkler, water damage or other insurance on the Project or on the property and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, Tenant shall reimburse Landlord and/or the other tenants and subtenants in the Building for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord's demand.
10.12    Landlord's Insurance.
10.12.1    Required insurance. Landlord shall maintain (i) insurance against loss or damage with respect to the Building on an "all risk" type insurance form, with customary exceptions, subject to such deductibles and self-insured retentions as Landlord may determine, in an amount equal to at least the replacement value of the Building; (ii) insurance with respect to any improvements, alterations, and fixtures of Tenant located at the Premises to the extent paid for by Landlord; and (iii) commercial general liability insurance with respect to the Building in an amount not less than $10,000,000 per occurrence, with deductibles and self-insured retentions as determined by Landlord. The cost of such insurance shall be treated as a part of Operating Expenses. Such insurance shall be maintained with an insurance company or companies selected by Landlord. Payment for losses thereunder shall be made solely to Landlord. Payment for losses thereunder shall be made solely to Landlord.
10.12.2    Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Project, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by any holder of a mortgage, trust deed or other encumbrance in force against the Building or the Project or any part thereof which includes the Premises or any lessor under a ground lease or underlying lease of the Building or the Project (collectively, a "Mortgagee"). The cost of all such additional insurance shall also be part of the Operating Expenses, subject to the limitations set forth in Section 1.1.4 of Exhibit G.
10.12.3    Blanket and self-insurance. Any or all of Landlord's insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.
10.12.4    No obligation. Landlord shall not be obligated to insure Tenant's Property, including any such property or work of tenant's subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant's or any subtenant's or occupant's business.
10.13    Waiver Of Subrogation. The parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties, and in the case of Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder, provided that this waiver and release shall not apply to the commercial general liability insurance Landlord is required to carry by Section 10.12.1(iii) or any commercial general liability insurance Tenant is required to carry by Section 10.3. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties' waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.
The term "Landlord Party" or "Landlord Parties" shall mean Landlord, any affiliate of Landlord, Landlord's managing agents for the Building, each Mortgagee, each ground lessor, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term "Tenant Party" or "Tenant

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	30	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

Parties" shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.
10.14    Tenant's Work. During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this section shall name Landlord, Landlord's managing agent, and such other Persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to their work or services (collectively, "Additional Insureds"). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord's managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this section.
10.15    Landlord's Indemnity.
10.15.1    Indemnity. Subject to the limitations set forth in Sections 10.13 above and 29.13 below, to the maximum extent permitted by law, Landlord waives any right to contribution against the Tenant Parties and agrees to indemnify and save harmless the Tenant Parties from and against all claims of whatever nature by any third party arising from or claimed to have arisen from (i) the negligence or willful misconduct of Landlord or the Landlord Parties in connection with the Landlord Parties' activities in the Building or the Project; or (ii) any breach of this Lease by Landlord. Landlord shall pay such indemnified amounts as they are incurred by the Tenant Parties. Tenant shall provide Landlord prompt notice of any indemnifiable claim hereunder. Landlord shall pay such indemnified amounts as they are incurred by the Tenant Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that a Tenant Party may have under this Lease or the common law. Notwithstanding anything contained herein to the contrary, Landlord shall not be obligated to indemnify a Tenant Party for any claims to the extent that such Tenant Party's damages in fact result from such Tenant Party's negligence or willful misconduct.
10.15.2    Breach. In the event that Landlord breaches any of its indemnity obligations hereunder or under any other contractual or common law indemnity: (i) Landlord shall pay to the Tenant Parties all liabilities, loss, cost, or expense (including attorney's fees) incurred as a result of said breach; and (ii) the Tenant Parties may deduct and offset from any amounts due to Landlord under this Lease any amounts owed by Landlord pursuant to this section.
10.15.3    No Limitation. The indemnification obligations under this Section shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Landlord or any under workers' compensation acts, disability benefit acts, or other employee benefit acts. Landlord waives any immunity from or limitation on its indemnity or contribution liability to the Tenant Parties based upon such acts.
10.15.4    Survival. The terms of this Section shall survive any termination or expiration of this Lease.
10.15.5    Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, attorneys' fees and disbursements) incurred by the Tenant Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Tenant Parties by reason of any such claim, Landlord, upon request from the Tenant Party, shall resist and defend such action or proceeding on behalf of the Tenant Party by counsel appointed by Landlord's insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Tenant Party. The Tenant Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Tenant Parties.

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	31	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

ARTICLE 11

DAMAGE AND DESTRUCTION
11.1    Repair of Damage to Premises by Landlord. To the extent that Landlord does not have actual knowledge of the same, Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Building Structure, Building Systems or any Common Areas serving or providing access to the Premises shall be damaged by a fire or any other casualty (collectively, a "Casualty"), Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Building Structure, Building Systems and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the Casualty, except for modifications required by zoning and building codes and other laws, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Tenant shall promptly notify Landlord upon the occurrence of any damage to the Premises resulting from a Casualty, and Tenant shall promptly inform its insurance carrier of any such damage. Upon notice (the "Landlord Repair Notice") to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3.2(ii) and (iii) of this Lease, and Landlord shall repair any injury or damage to the Improvements and the Original Improvements installed in the Premises and shall return such Improvements and the Original Improvements to their original condition as reasonably modified by Tenant; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the Casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Improvements and the Original Improvements installed in the Premises. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto (which approval shall not be unreasonably withheld), and Landlord shall have the right to approve the contractors that will perform such improvement work (which approval shall not be unreasonably withheld). Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such Casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and the Premises is not occupied by Tenant as a result thereof, then during the time and to the extent the Premises is unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises, provided further if so much of the Premises is damaged so that Tenant is objectively prevented from effectively conducting its business from the entire Premises, then Rent shall be abated for the entire Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant's right to rent abatement pursuant to the preceding sentence shall terminate as of the date which Tenant should have completed repairs to the Premises (including a reasonable period for re-installation of Tenant's furniture, fixtures and equipment and moving back into the damaged portion of the Premises) assuming Tenant used reasonable due diligence in connection therewith.
11.2    Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Building Structure, Building Systems and/or Common Areas, and instead terminate this Lease, by notifying Tenant in writing of such termination within forty‑five (45) days after the date of discovery of the damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Premises, Building Structure, Building Systems and/or Common Areas shall be materially damaged by fire or other casualty or cause and one or more of the following conditions is present: (i) in the reasonable judgment of a qualified contractor, reasonably approved by Landlord and Tenant, repairs cannot reasonably be completed within fifteen (15) months after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) except for the “Landlord Contribution,” as that term is defined, below, the damage is not fully covered by Landlord’s insurance policies and Landlord elects not to commence rebuilding or reconstructing within one (1) year from the date of such damage and destruction (and provided that Tenant does not elect to pay any such shortfall);

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	32	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

or (iii) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and either (a) in the reasonable judgment of a qualified contractor, reasonably approved by Landlord and Tenant, the repairs will require an interruption of Tenant’s use of all or a portion of the Premises for a period in excess of fifteen (15) months after the date of the discovery of the damage, or (b) the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term (as the same may be extended), then Tenant may elect, no earlier than forty-five (45) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by notice to Landlord effective as of the date specified in the notice, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days following Tenant’s delivery of such notice. At any time, from time to time, after the date occurring forty-five (45) days after the date of the damage, Tenant may request that Landlord provide Tenant with its reasonable opinion of the date of completion of the repairs, and Landlord shall respond to such request within five (5) business days. For the purposes of this Section 11.2, the "Landlord Contribution" shall initially mean $2,000,000.00; provided, however, that such amount shall be reduced by $200,000 on the first day of each Lease Year after the first Lease Year (but shall in no event be reduced below $200,000), and further provided that the Landlord Contribution shall be reset to $1,000,000 on the first day of each Option Term. If the Lease is terminated as a result of damage to the Premises resulting from fire or any other casualty as provided in this Section 11.2, Tenant shall assign to Landlord any insurance proceeds received by Tenant relating to the Improvements, but only to the extent of the then unamortized amount of the Improvement Allowance provided by Landlord. The time periods set forth in this Section 11.2 shall not be subject to extension by reason of “Force Majeure” (as that term is defined in Section 29.16 of this Lease).
11.3    Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.
ARTICLE 12

NONWAIVER
No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord or payment of Rent by Tenant shall not be deemed to be a waiver of any preceding breach by Tenant or Landlord of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's or Tenant's knowledge of such preceding breach at the time of acceptance or payment of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant or payment by Tenant to Landlord after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	33	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

or affect said notice, suit or judgment, but any such paid amounts shall be credited against the sums Tenant would otherwise owe Landlord. Tenant’s payment of any Rent hereunder shall not constitute a waiver by Tenant of any breach or default by Landlord under this Lease nor shall Landlord’s payment of monies due Tenant hereunder constitute a waiver by Landlord of any breach or default by Tenant under this Lease.
ARTICLE 13

CONDEMNATION
If the whole or any material part of the Premises, Building or Common Areas required for the use of the Premises shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the material reconstruction or remodeling of any material part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If any material part of the Premises or Common Areas required for the use of the Premises (e.g., the parking facilities) is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim is payable separately to Tenant or is otherwise separately identifiable. Notwithstanding anything in this Article 13 to the contrary, Tenant shall be entitled to receive fifty percent (50%) of the “bonus value” of the leasehold estate in connection therewith, and Landlord shall be entitled to receive the remaining fifty percent (50%), which bonus value shall be equal to the difference between the Rent payable under this Lease and the sum established by the condemning authority as the award for compensation for the leasehold. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking, but nothing herein shall preclude Tenant from seeking a recovery from the condemning authority to the extent Landlord’s award is not reduced as a result thereof.
ARTICLE 14

ASSIGNMENT AND SUBLETTING
14.1    Transfers. Tenant shall not, without the prior written consent of Landlord, (except as otherwise provided in Section 14.6 or Section 14.7 below), which consent shall not be unreasonably withheld, conditioned or delayed (subject

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	34	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

to the terms of Section 14.2, below), assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and an executed copy of all documentation effectuating the proposed Transfer, including all operative documents to evidence such Transfer and all agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof or by a certified public accountant, and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Landlord shall approve or disapprove of the proposed Transfer within ten (10) days (the "Review Period") after Landlord’s receipt of the applicable Transfer Notice. In the event that Landlord fails to notify Tenant in writing of such approval or disapproval within such Review Period, Tenant may send a reminder notice. If Landlord fails to respond within ten (10) additional days after such reminder, Landlord shall be deemed to have approved such Transfer. Any Transfer made without Landlord's prior written consent or, to the extent applicable, Landlord's deemed consent as aforesaid, shall, at Landlord's option, be null, void and of no effect. Whether or not Landlord consents to any proposed Transfer (but other than for failure by Landlord to respond), Tenant shall within thirty (30) days after written request by Landlord, reimburse Landlord for all reasonable and actual out-of-pocket costs and expenses incurred by Landlord in connection with its review of a proposed Transfer, provided that such costs and expenses shall not exceed $3,000.00 for a Transfer in the ordinary course of business.
14.2    Landlord's Consent. Landlord shall not unreasonably withhold, delay or condition its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer only where one or more of the following apply:
14.2.1    The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;
14.2.2    The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
14.2.3    The Transferee is either a governmental agency or instrumentality thereof;
14.2.4    The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;
14.2.5    Landlord has space available for lease in the Project of a similar size to the Subject Space, and either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating or has negotiated with Landlord to lease space in the Project during the prior 3-month period provided that the restriction set forth in this Section 14.2.5 shall not apply with respect to space first subleased by Tenant up to one full floor;

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	35	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

14.2.6    Any part of the rent payable under the proposed Transfer shall be based in whole or in part on the income or profits derived from the Subject Space or if any proposed Transfer shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates.
If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within nine (9) months after Landlord's consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought together with monetary damages, or a separate action for monetary damages, and Tenant hereby waives any right at law or equity to terminate this Lease.
To the extent that the Tenant requests Landlord to consent to a sublease from a tenant of the Project to Tenant, and Landlord is, in Landlord's reasonable determination, in a position to reject such sublease by Tenant, Landlord will not reject such sublease based on the identity of Tenant as the prospective subtenant (including the fact that Tenant is a tenant of the Project or the fact that Tenant is then in negotiation with Landlord or a “Landlord Affiliate” (defined below) for space in the Project) so long as the terms thereof do not in any way require a modification of the terms of the direct lease to which such sublease is to be subject. As used herein, "Landlord Affiliate" shall mean an entity that controls, is controlled by, or is under common control of Landlord.
14.3    Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, actually received by Tenant from such Transferee; provided, however, that Tenant shall not be required to pay to Landlord any Transfer Premium until such time as Tenant has recovered all applicable “Subleasing Costs,” as that term is defined in this Section 14.3, it being understood that if in any year the gross revenues, less the deductions set forth and included in Subleasing Costs, are less than any and all costs actually paid in assigning or subletting the affected space (collectively "Transaction Costs"), the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from net revenues with the procedure repeated until a Transfer Premium is achieved. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free rent reasonably provided to the Transferee, (iii) any brokerage commissions in connection with the Transfer, (iv) any lease takeover incurred by Tenant in connection with the Transfer; (v) out-of-pocket costs of advertising the space subject to the Transfer, (vi) any improvement allowance or other economic concessions paid by Tenant to the Transferee in connection with the Transfer; (vii) reasonable attorneys’ fees incurred by Tenant in connection with the Transfer; and (viii) the unamortized amount (with amortization using an interest factor of 8% per year) of the amount expended by Tenant above and beyond the amount of the Tenant Improvement Allowance in connection with the Tenant Improvements located in the Subject Space (which amounts are reflected in the "Final Costs" as defined in the Tenant Work Letter). "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	36	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.
14.4    Intentionally Omitted.
14.5    Effect of Transfer. If Landlord consents to a Transfer, then (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified; (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee; (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form and content reasonably acceptable to Landlord; (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer; and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space, and, in the event of a Transfer of Tenant's entire interest in this Lease, the liability of Tenant and such Transferee shall be joint and several. Landlord or its authorized representatives shall have the right at all reasonable times, on reasonable prior notice, to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord's costs of such audit.
14.6    Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in Default under this Lease, Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such Default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in Default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person.
14.7    Non-Transfers. Notwithstanding anything to the contrary contained in this Lease, an assignment or subletting to, or use or occupancy of, all or a portion of the Premises by, (a) an affiliate of Tenant or Tenant's parent (an entity which directly or indirectly, through one or more intermediaries, is controlled by, controls or is under common control, as such term is defined in California General Corporations Code ("CGCC") Sections 160 and 5045, with, Tenant); (b) an entity which merges with or acquires or is acquired by, Tenant or a parent of Tenant, or a subsidiary, of Tenant’s parent or Affiliate, (c) a transferee of all, substantially all, or a significant portion of the assets of Tenant (each, an "Associated Entity") or any other entity which will qualify as an “affiliate” under CGCC 150 and 5031 (a, b and c to be collectively be referred to herein as an "Affiliate"), may occur freely without restriction and without any need for any consents or approval by Landlord, shall not be deemed a Transfer under this Article 14, and no Transfer Premium shall be payable, and such transaction shall not result in such party being deemed or considered a Transferee hereunder, provided that (i) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, and (ii) such Affiliate (together with Tenant) has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) that is sufficient to meet the obligations of Tenant under this Lease and Tenant provides reasonable evidence of the same to Landlord. For purposes of this Section 14.7: (i) a "parent" of an entity shall mean the owner of fifty percent (50%) or more of the voting power of such entity or an entity otherwise possessing the power, indirectly or directly, to direct the management or policies of such entity; and (ii) a "subsidiary" of an entity shall mean an entity of which at least fifty percent (50%) of its voting

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	37	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

power is owned directly or indirectly through one or more subsidiaries of the specified entity. Landlord hereby agrees that, upon request by Tenant, Landlord shall be legally obligated to accept rent in an amount identified by Tenant to Landlord directly from any subtenant that is an Affiliate under this Section 14.7, provided that (i) no other obligation whatsoever shall be created between Landlord and such subtenant, either under this Lease or otherwise at law or in equity, (ii) such acceptance of rent shall in no event require Landlord to recognize such subtenant upon a termination of this Lease, and (iii) any failure by such subtenant to timely pay the designated portion of the Rent due under this Lease shall be deemed to be a breach of this Lease by Tenant (and Landlord shall have all of the rights and remedies for a failure of Tenant to pay amounts due hereunder (including, without limitation, the right to provide notice as provided in, and declare a default under, Article 19 of this Lease)). Notwithstanding anything herein to the contrary, the transfer, assignment, hypothecation or new issuance of stock (or other ownership interests) of Tenant or Tenant’s direct or indirect parent entities shall not be deemed to be a Transfer for purposes of this Article 14.
14.8    Allowed Subleases. Notwithstanding any contrary provision of this Article 14, Tenant shall have the right without the payment of a Transfer Premium, and without the receipt of Landlord’s consent, but on prior Notice to Landlord, to permit the occupancy of up to one (1) full floor of the Premises, to any individual(s) or entities (collectively, "Tenant’s Occupants") on and subject to the following conditions: (i) all such individuals or entities shall be of a character and reputation consistent with the quality of the Building and Project; and (ii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers pursuant to this Article 14. Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding any such individuals or entities. Any occupancy permitted under this Section 14.8 shall not be deemed a Transfer under this Article 14. Notwithstanding the foregoing, no such occupancy shall relieve Tenant from any obligations or liability under this Lease.
14.9    Sublease Recognition. At Tenant’s written request, Landlord shall, concurrently with the granting of Landlord’s consent to a sublease of all of the Premises in the entire Building (a "Sublease"), execute a commercially reasonable recognition agreement (the "Recognition Agreement") in favor of a Transferee who is a subtenant of Tenant (the "Subtenant"), which provides that in the event this Lease is terminated, Landlord shall recognize the Subtenant's right to continue to occupy the portion of the Premises (which may be all of the Premises) which is the subject of the Sublease (the "Sublease Space") and not disturb such Subtenant’s possession of the Sublease Space due to such termination; provided that (i) such recognition of the Subtenant is, subject to the terms of this Section 14.9, upon all the terms (including, without limitation, the rent) set forth in this Lease, subject to equitable modifications based on the number of rentable square feet contained in the Sublease Space; provided, however, that (a) to the extent the economic terms of the Sublease are more favorable to Landlord than those set forth in this Lease, then the economic terms of the Sublease shall be applicable, and (b) the terms and provisions of Sections 1.3 and 2.2 of this Lease shall in no event be applicable to such Subtenant; (ii) Landlord shall not be liable for any act or omission of Tenant; (iii) Landlord shall not be subject to any offsets or defenses which the Subtenant might have as to Tenant or to any claims for damages against Tenant, nor shall Landlord be obligated to fund to, or for the benefit of, Subtenant, any undisbursed improvement or refurbishment allowance or other allowances or monetary concessions unless same has been granted to Tenant by Landlord and transferred by Tenant to Subtenant; (iv) Landlord shall not be required or obligated to credit the Subtenant with any rent or additional rent paid by the Subtenant to Tenant; (v) except as otherwise specifically set forth in this Section 14.9, Landlord shall not be bound by any terms of the Sublease; (vi) such recognition shall be effective upon, and Landlord shall be responsible for performance of any covenants and obligations in favor of Subtenant accruing after, the termination of this Lease; (vii) as a condition to Landlord’s obligation to enter into the Recognition Agreement, Landlord shall have the right to reasonably approve the creditworthiness and financial strength of the Subtenant, which approval shall take into account credit enhancements provided by such Subtenant (which shall be transferred by Tenant, or otherwise provided by Subtenant, to Landlord upon a termination of this Lease, in a manner acceptable to Landlord, in Landlord's reasonable discretion), which reasonable approval shall be based upon the creditworthiness and financial strength then generally required by Landlord and landlords of the Comparable Buildings of a new tenant who is leasing space of a rentable area comparable to the rentable area of the Sublease Space for a term equal to the remaining Lease Term, who is granted concessions comparable to the concessions, if any, granted to the Subtenant, and who is assuming the monetary obligations as set forth in this Section 14.9; (viii) the Recognition Agreement shall provide that, upon a termination of this Lease, the Subtenant shall make full and complete

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	38	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

attornment to Landlord, as lessor, pursuant to a lease executed by Landlord and the Subtenant, so as to establish direct privity of contract between Landlord and the Subtenant, upon the terms of this Section 14.9; (ix) the Subtenant shall expressly agree to assume all of Tenant's end of term restoration obligations under the Lease with respect to the Subject Space; and (x) the Recognition Agreement shall be subject to the terms and requirements of any subordination and nondisturbance agreement in favor of any deed of trust holder relating to the Building or Project that is not inconsistent with this Section 14.9. In the event Landlord enters into a Recognition Agreement with any particular Subtenant pursuant to the terms of this Section 14.9, Tenant hereby acknowledges and agrees that, for purposes of calculating the damages due Landlord following Tenant’s breach and Landlord’s termination of this Lease, with respect to any such Sublease Space, Landlord shall be deemed to have adequately mitigated its damages in accordance with Applicable Law for the portion of the Premises covered by an applicable Recognition Agreement.
14.10    Release on Certain Assignments. If the Original Tenant makes a Transfer that is an assignment of Tenant's entire interest in this Lease and Tenant provides to Landlord a written notice, certified as correct by the CFO of Tenant, that the Transferee (a) is one of the top 100 companies listed in the "Fortune 500" in the most recent annual list compiled and published by Fortune magazine of the top 500 U.S. companies as ranked by their gross revenue (after adjustments as made by Fortune magazine), and (b) has a long-term credit rating, as issued by Standard & Poor's, of not less than BBB+, which notice shall additionally include reasonable evidence that the conditions listed in items (a) and (b), above, are correct, then, effective as of the effective date of such Transfer, and provided that Tenant is not then in Default of this Lease, Tenant shall be relieved and released from any obligations under this Lease first arising after the date of such Transfer (but Tenant shall remain liable for any obligations arising prior to the date of such Transfer).
ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES
15.1    Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
15.2    Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, casualty (subject to the terms of Article 11 of this Lease) and repairs which are specifically made the responsibility of Landlord hereunder and damage from casualty excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its reasonable discretion, require to be removed (the notification of which may be provided to Tenant either prior to or within ten (10) business days following the expiration or earlier termination of this Lease), and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Notwithstanding the foregoing, Tenant shall have no obligation to remove any cabling from the Premises or Building.

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	39	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

ARTICLE 16

HOLDING OVER
If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to 125% for the first ninety (90) days and 150% thereafter of the Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises within ninety (90) days following termination or expiration of this Lease (and provided that Landlord has provided Tenant with at least thirty (30) days prior written notice that Landlord has a signed proposal or lease from a succeeding tenant to lease the Premises), in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.
ARTICLE 17

ESTOPPEL CERTIFICATES
Within ten (10) business days following a request in writing by Landlord or Tenant, the recipient (the "Recipient") shall execute, acknowledge and deliver to the requesting party (the "Requesting Party") an estoppel certificate, which, as submitted, shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof, or any assignee or sublessee), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by the Requesting Party or Landlord's mortgagee or prospective mortgagee or Tenant’s Transferee, as the case may be (but in no event shall such other information relate to the financial condition of Tenant). Appropriate modification shall be made to Exhibit E when Tenant is the Requesting Party. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project or by assignee or sublessee or purchaser of Tenant's business. The Recipient shall execute and deliver whatever other instruments may be reasonably required for such purposes, subject to the conditions in this Article 17. The failure of Tenant or Landlord, as the case may be, to timely execute, acknowledge and deliver such estoppel certificate or other instruments, upon an additional five (5) business days' notice from the Requesting Party advising the other party of the consequences of a non-response, shall constitute an acceptance of the premises stated therein and an acknowledgment by the other party that statements included in the estoppel certificate are true and correct, without exception. At any time during the Lease Term, if Tenant’s financials are not reasonably publicly available, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	40	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Prior to Tenant's delivery of any such financial statements, Landlord shall execute a confidentiality agreement in commercially reasonable form.
ARTICLE 18

SUBORDINATION
Landlord hereby represents and warrants to Tenant that, as of the date of this Lease, there is no mortgage, trust deed, ground or underlying lease, or similar encumbrance affecting the Building or Project. This Lease shall be subject and subordinate to all future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Landlord’s delivery to Tenant of commercially reasonable non-disturbance agreement(s) (the "Nondisturbance Agreement") in favor of Tenant from any ground lessors, mortgage holders or lien holders of Landlord who come into existence following the date hereof but prior to the expiration of the Lease Term shall be in consideration of, and a condition precedent to, Tenant’s agreement to be bound by the terms of this Article 18. Any such Nondisturbance Agreement shall (i) provide that such ground lessor, mortgage holder or lien holder shall not disturb the possession and other rights of Tenant under this Lease and accept Tenant as the tenant of the Premises under the terms and conditions of this Lease, (ii) preserve and not alter the remedies of Tenant for Landlord’s failure to perform any ongoing obligation of Landlord under the Lease, (iii) not materially alter any of Tenant’s rights under the Lease, and (iv) expressly recognize Tenant's rental offset rights, as and to the extent set forth in this Lease. Tenant covenants and agrees that in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor has executed a Nondisturbance Agreement. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Subject to Tenant’s receipt of the Nondisturbance Agreement described herein, Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.
ARTICLE 19

DEFAULTS; REMEDIES
19.1    Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant (an "Event of Default"):

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	41	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

19.1.1    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice that the same was overdue; or
19.1.2    Except as set forth in Sections 19.1.1 and 19.1.3, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or
19.1.3    The failure by Tenant to observe or perform according to the provisions of Articles 5, 17, 18 or 21 of this Lease where such failure continues for more than seven (7) business days after notice from Landlord.
The notice periods provided herein are in addition to, and not in lieu of, any notice periods provided by law and nothing in this Lease shall constitute a waiver by Tenant of its statutory rights of redemption. No statutory notice may be sent until the cure periods set forth in this Section 19.1 have expired without a cure being effectuated.
19.2    Remedies Upon Default. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever, except as required by Applicable Law.
19.2.1    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof in compliance with Applicable Laws, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
(i)    The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
(ii)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iii)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iv)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant, in each case prorated based on the remainder of the Lease Term; and
(v)    At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	42	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and 19.2.1(ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
19.2.2    Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3    Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
19.3    Subleases of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, then Landlord shall have the right, at Landlord's option in its sole discretion, (i) to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises, in which event Landlord shall have the right to repossess such affected portions of the Premises by any lawful means, or (ii) to succeed to Tenant's interest in any or all such subleases, licenses, concessions or arrangements, in which event Landlord may require any sublessees, licensees or other parties thereunder to attorn to and recognize Landlord as its assignor, sublessor, licensor, concessionaire or transferor thereunder. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4    Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.
19.5    Landlord Default.
19.5.1    General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.
19.5.2    Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date applicable to the Premises and required by this Lease,

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	43	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

which substantially interferes with Tenant’s use of or ingress to or egress from the Building or the Parking Structure; (ii) any failure by Landlord to provide services, utilities or ingress to and egress from the Building (including the Parking Structure), or Premises as required by this Lease; (iii) damage and destruction of or eminent domain proceedings in connection with the Building or the Parking Structure, or (iv) the presence of Hazardous Materials not brought on the Premises by Tenant Parties (any such set of circumstances as set forth in items (i) through (iv), above, to be known as an "Abatement Event"), then Tenant shall give Landlord Notice of such Abatement Event, and if such Abatement Event continues for three (3) consecutive business days after Landlord’s receipt of any such notice, or occurs for ten (10) non-consecutive business days in a twelve (12) month period (provided Landlord is sent a notice pursuant to Section 29.18 of this Lease of each such Abatement Event) (in either of such events, the "Eligibility Period"), then the Base Rent and Tenant’s Share of Direct Expenses and Tenant’s obligation to pay for parking (to the extent not actually utilized by Tenant) shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use ("Unusable Area"), bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, the Unusable Area for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein (in Tenant’s reasonable judgment), the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Base Rent and Tenant’s Share of Direct Expenses shall be Tenant’s sole and exclusive remedy at law or in equity to abate Rent for an Abatement Event; provided, however, that (a) nothing in this Section 19.5.2, shall impair Tenant’s rights under Section 19.5.1, above, and (b) if Landlord has not cured such Abatement Event within two hundred seventy (270) days after receipt of notice from Tenant, Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such 270-day period until such time as Landlord has cured the Abatement Event, which right may be exercised only by delivery of notice to Landlord (the "Abatement Event Termination Notice") during such five (5) business-day period, and shall be effective as of a date set forth in the Abatement Event Termination Notice (the "Abatement Event Termination Date"), which Abatement Event Termination Date shall not be less than thirty (30) days, and not more than one (1) year, following the delivery of the Abatement Event Termination Notice. Notwithstanding anything contained in this Section 19.5.2 to the contrary, Tenant’s Abatement Event Termination Notice shall be null and void (but only in connection with the first notice sent by Tenant with respect to each separate Abatement Event) if Landlord cures such Abatement Event within such thirty (30) day period following receipt of the Abatement Event Termination Notice. If Tenant’s right to abatement occurs because of an eminent domain taking, condemnation and/or because of damage or destruction to the Premises and/or the Parking Structure, Tenant’s abatement period shall continue until Tenant has been given sufficient time, and sufficient ingress to, and egress from the Premises, to rebuild such portion it is required to rebuild, to install its property, furniture, fixtures, and equipment to the extent the same shall have been removed as a result of such damage or destruction or temporary taking and to move in over a weekend. To the extent Tenant is entitled to abatement because of an event covered by Articles 11 or 13 of this Lease, then the Eligibility Period shall not be applicable. If Tenant’s right to abatement occurs during any period of Base Rent Abatement, Tenant’s period of Base Rent Abatement shall be extended for the number of days that the abatement period overlapped the free Base Rent period ("Overlap Period"). Landlord shall have the right to extend the Lease Expiration Date for a period of time equal to the Overlap Period if Landlord sends a notice to Tenant of such election within ten (10) days following the end of the extended free Base Rent period. Except as provided in this Section 19.5.2 or elsewhere in this Lease, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	44	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

ARTICLE 20

COVENANT OF QUIET ENJOYMENT
Landlord covenants that so long as no Event of Default exists under this Lease, Tenant shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
ARTICLE 21

LETTER OF CREDIT

21.1    Letter of Credit. The amount set forth in Section 8 of the Summary is referred to herein as the "L-C Amount". Concurrently with the full execution and delivery of this Lease, Tenant shall deliver to Landlord an unconditional, clean, irrevocable letter of credit (the "L-C") in an amount equal to fifty percent (50%) of the L-C Amount. Not later than January 10, 2017, Tenant shall deliver an amendment to the L-C increasing the amount of the L‑C to the full L-C Amount. The L‑C shall be in the form required under this Article 21 and shall be issued by a money-center bank (a bank which accepts deposits, maintains accounts, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (the "Bank"), with a short term Fitch Rating currency rating which is not less than "F2", and a long term Fitch Rating currency rating which is not less than "BBB+" (an "Approved Bank"), and which shall either have a local Los Angeles office which will negotiate a letter of credit, or which will allow presentation by facsimile or nationally recognized overnight courier. Landlord hereby agrees that each of Wells Fargo Bank, N.A., Bank of America, N.A., and Citibank, N.A., is currently deemed to be an Approved Bank. Tenant acknowledges that Landlord shall have no obligation to pay any "Improvement Allowance" as provided under the Work Letter until such time as Tenant has provided the L-C. The L-C shall be in a form and content substantially similar to the rom approved by Landlord prior to the execution of this Lease. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal, substitution, replacement or extension, for the period from the Lease Commencement Date and continuing until the date (the "L-C Expiration Date") that is thirty (30) days after the expiration of the Lease Term (as the same may be extended, and subject to the terms of Section 21.7, below); provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then the L-C Expiration Date shall not occur until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, and Tenant shall deliver a new L-C or certificate of renewal, substitution, replacement or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord at Landlord's expense to its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the "International Standby Practices" (ISP 98) International Chamber of Commerce (Publication No. 590). Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (1) such amount is then due and owing to Landlord under the terms of this Lease, Landlord has provided any notice to Tenant required under the terms of this Lease and any grace or cure period applicable to the payment of such amount has expired under this Lease, or (2) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, "Bankruptcy Code") which has not been dismissed within thirty (30) days, or (3) an involuntary petition has been filed against Tenant under the Bankruptcy Code and has not been dismissed within thirty (30) days, or (4) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date and Tenant does not replace the L-C within thirty (30) days prior to the L-C Expiration Date. The L-C will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C.

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	45	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

21.2    Maintenance of L-C by Tenant. If, as a result of any drawing by Landlord on the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within thirty (30) days after receipt of Landlord's notice that Landlord has drawn upon the L-C, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, the same shall constitute an incurable Event of Default by Tenant under Section 19.1.3, if not cured within the seven (7) business day period following a notice given pursuant to Section 19.1.3. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the LC Expiration Date, Landlord will accept a renewal, replacement or substitution thereof or therefor (such renewal, replacement or substitution letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the previously existing L-C), and shall be substantially in the form attached hereto as Exhibit G (or otherwise be approved by Landlord, which approval shall not be unreasonably withheld) and otherwise comply with the terms of this Article 21. However, if the L-C is not timely renewed or replaced in accordance with the terms hereof, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Article 21, Landlord shall have the right to present the L-C to the Bank in accordance with the terms of this Article 21, and the proceeds of the L-C may be applied by Landlord against any unpaid Rent payable by Tenant under this Lease and/or to pay for all losses and damages that Landlord has suffered or is awarded at law. Any unused proceeds shall, except as expressly set forth below, constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant on the date that is the earlier to occur of (i) the date that Tenant provides Landlord with a replacement L-C in accordance with the terms of this Article 21, or (ii) thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or awarded to Landlord at law) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
21.3    Landlord’s Right to Draw Upon L-C. If a Default, after the expiration of any applicable notice and cure period, shall have occurred and be continuing under any provision of this Lease, Landlord may, but without obligation to do so, and without any additional notice to Tenant, draw upon the L-C, in part or in whole, up to the amount necessary to cure any such Default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or awarded at law. Landlord shall likewise have the right to draw upon the entire amount of the L-C in the event Tenant fails to renew the same as required by the terms of Section 21.1, above. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (a) the L-C constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the L-C or the proceeds thereof except to the extent provided in this Article 21, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, none of Tenant, any trustee, or Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.
21.4    Transfer of L-C by Landlord. The L-C shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, if and only if such transfer is a

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	46	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

part of the assignment by Landlord of its rights and interests in and to this Lease, in each case subject to the terms and conditions of this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the L-C to the transferee and thereupon Landlord shall, upon the transferee accepting and assuming Landlord's obligations under this Lease, including this Article 21, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions of this Lease shall apply to every transfer or assignment of the whole or any portion of said L-C to a new landlord who shall be deemed the Landlord for all purposes under this Lease. In connection with any such transfer of the L-C by Landlord, Tenant shall execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer or change in the beneficiary, and Landlord shall be responsible for paying the first $5,000.00 of the Bank’s transfer and processing fees in connection therewith (the "Transfer Fees"), and Tenant will be responsible for Transfer Fees in excess of $5,000.00.
21.5    L-C Not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the L-C or any renewal, substitution or replacement thereof or therefore or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the L-C is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context ("Security Deposit Laws") shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.
21.6    Conditional Reduction of L-C Amount. Provided that Tenant meets the "L-C Reduction Condition", as set forth below, the amount of the letter of credit, which the parties acknowledge shall be in the initial amount of $11,000,000, shall be reduced during the Lease Term as follows:

Reduction Date	Amount of Reduction	New L-C Amount
First day of 4th Lease Year	$3,000,000	$8,000,000
First day of 5th Lease Year	$1,000,000	$7,000,000
First day of 6th Lease Year	$1,000,000	$6,000,000
First day of 7th Lease Year	$1,000,000	$5,000,000
First day of 8th Lease Year	$1,000,000	$4,000,000
First day of 9th Lease Year	$1,000,000	$3,000,000
First day of 10th Lease Year	$300,000	$2,700,000
Notwithstanding anything to the contrary in this Section 21.6, the amount of the letter of credit shall only decrease as set forth above if, as of the applicable Reduction Date, (i) Tenant is not in Default under this Lease, and (ii) Tenant demonstrates to the reasonable satisfaction of Landlord that over the twelve (12) month period prior to the applicable reduction date, Tenant has both (a) revenues (as determined in accordance with generally accepted accounting principles (GAAP)) of not less than $250,000,000, and (b) net income, excluding stock based compensation, as determined in accordance with GAAP, of not less than $20,000,000. In the event Tenant does not satisfy both of the foregoing conditions as of a particular Reduction Date (collectively, the "L-C Reduction Condition"), the L‑C shall not be reduced as of such Reduction Date but if Tenant thereafter satisfies the LC Reduction Condition, the L-C shall be decreased upon such satisfaction of the LC Reduction Condition. Notwithstanding anything contained herein to the contrary, in no event shall any decrease in the L‑C occur pursuant to the terms of this Section 21.6 in the event this Lease is terminated due to a Default by Tenant. Not more than thirty (30) days prior to each of the applicable reduction dates, Tenant shall deliver Landlord a Notice (the "Reduction Request") requesting that Landlord provide the bank issuing the L-C a notice confirming

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	47	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

that the applicable reduction is to occur on the reduction date (the "Reduction Certification"). Within five (5) business days after Landlord's receipt of the Reduction Request, and provided that Tenant meets the L-C Reduction Condition, Landlord shall deliver the Reduction Certification to the bank in the form required by the terms of the L-C.
ARTICLE 22

COMPETITOR RESTRICTIONS
So long as the Original Tenant is not in default of the Lease after the expiration of any applicable notice and cure period, in no event shall Landlord, following the date of this Lease, enter into a direct lease, or consent to a sublease or assignment over which Landlord has consent rights that would allow Landlord to withhold its consent, for any space in the Project to a "Competitor," as that term is defined below. In no event shall a party succeeding to any tenant's or subtenant's interest in any lease or sublease as a result of a merger, acquisition, consolidation or similar transaction, be deemed to cause a violation of the terms of this Article 22. "Competitors" shall mean the following companies, along with wholly owned subsidiaries or affiliates of such companies whose primary business is directly competitive with the business being operated by Tenant in the Premises (i.e., engineered T cell therapy):

1. Novartis
2. Juno
3. Ziopharma Oncology
4. Adaptimmune
5. Bellicum
6. Cellectis
7. MustangBio
8. bluebirdbio
9. NantKwest
10. Immunocore
11. Unum

Tenant shall have the right upon delivery of written notice to Landlord not more than once every five (5) years, to add a new Competitor company, that meets the definition of a competitor as provided above, provided that for each new Competitor added to the list, Tenant will be required to remove two (2) Competitors from the previously existing list.
ARTICLE 23

SIGNS
23.1    In General. Tenant, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, subject to compliance with all Applicable Laws.
23.2    Building Signage. Original Tenant or any Approved Assignee shall have the exclusive right to install (i) exterior Building signage, including signage affixed to the Building, (ii) signage and Tenant branding in and around the elevator bank in the Project parking facility leading to the Building underneath Building B, similar to that currently installed for other Project tenants, and (iii) one (1) exterior monument sign to be located in allocation mutually agreed upon by Landlord and Tenant, to the full extent allowed by Applicable Laws (the "Tenant Signage"). The Tenant Signage shall be subject to all Applicable Laws. The graphics, materials, color, design, lettering, lighting, size, illumination, and

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	48	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

specifications of the Tenant Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, and shall be consistent and compatible with the quality and nature of the Project, and the Project signage and graphics program. In no event shall Tenant Signage include a name or logo which relates to an entity which (in Landlord’s reasonable determination) is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the first class quality of the Project, or which would (in Landlord’s reasonable determination) reasonably offend a landlord of the Comparable Buildings, or which includes the name of a foreign country (any such name or logo, an "Objectionable Name"). Notwithstanding the foregoing, the name and logo set forth on Exhibit O attached hereto is hereby approved by Landlord. Tenant shall be responsible for all costs and expenses incurred in connection with the permitting, design, construction, installation, repair, maintenance, compliance with laws, and removal of the Tenant Signage. Tenant's signage rights set forth in this Section 23.2 shall be personal to the Original Tenant or Approved Assignee, as the case may be, and may not be assigned to or utilized by any other assignee or any sublessee or any other person or entity. Tenant's signage rights set forth in this Section 23.2 shall terminate at any time during the Lease Term that the Original Tenant or the Approved Assignee, as the case may be, is not the Tenant under this Lease, or has sublet more than fifty percent (50%) of the Premises. Upon the expiration of the Lease Term or the earlier termination of Tenant's signage rights under this Section 23.2, Tenant shall, at Tenant's sole cost and expense, remove the Tenant Signage and repair any and all damage to the Building and Project caused by such removal and restore all affected areas to their original condition.
23.3    Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld.
ARTICLE 24

COMPLIANCE WITH LAW
Landlord shall comply with all Applicable Laws relating to the Building Structure, Building Systems, and Common Areas, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord's failure to comply therewith would prohibit Tenant from obtaining a building permit, obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Exhibit G attached hereto. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement including the Project Development Agreement now in force or which may hereafter be enacted or promulgated, including, without limitation, any such governmental regulations related to disabled access (collectively, "Applicable Laws"). At its sole cost and expense, Tenant shall promptly comply with all Applicable Laws (including the making of any alterations to the Premises required by Applicable Laws) which relate to (i) Tenant's use of the Premises, (ii) the Alterations or the Improvements in the Premises, or (iii) the Building Structure and Building Systems, but, as to the Building Structure and Building Systems, only to the extent such obligations are triggered by Tenant's non-typical general office or non-typical creative office Alterations or Improvements, or use of the Premises for non-general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants,

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	49	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations as they relate to the Premises. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.
ARTICLE 25

LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after written notice that said amount was not paid when due, then Tenant shall pay to Landlord a late charge equal to three percent (3%) of the overdue amount. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within thirty (30) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (x) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points, and (y) the highest rate permitted by applicable law.
ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1    Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, which failure will likely cause material harm to persons or property, or subject Landlord to any potential liability, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, upon an additional three (3) days notice to Tenant, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any Default of Tenant and without releasing Tenant from any obligations hereunder.
26.2    Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor, sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's Defaults pursuant to the provisions of Section 26.1. If Tenant does not deliver a detailed written objection to Landlord within thirty (30) days after receipt of an invoice from Landlord, then Tenant shall pay Landlord the amount set forth in such invoice. If, however, Tenant delivers to Landlord, within thirty (30) days after receipt of Landlord’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Tenant’s reasons for its claim that such action did not have to be taken by Tenant pursuant to the terms of this Lease or that the charges are excessive (in which case Tenant shall pay the amount it contends would not have been excessive), then Landlord shall not then be entitled to reimbursement; provided that Landlord shall not be deemed to have waived any rights and may proceed to claim a default by Tenant. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	50	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

ARTICLE 27

ENTRY BY LANDLORD
Landlord reserves the right at all reasonable times and upon reasonable prior notice to Tenant (not less than 48 hours except in the case of an "Emergency," as defined below), and subject to Tenant's approval of the particular visitors, contractors and service providers, which approval shall not be unreasonably withheld, conditioned, or delayed (provided that such prior approval shall not be required in the event of an Emergency if not reasonably practicable), to enter the Premises and Project to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants (provided that with respect to prospective tenants, only during the last twelve (12) months of the Lease Term, and provided that if a prospective tenant is a direct competitor of Tenant, as reasonably determined by Tenant, such prospective tenant shall be accompanied by a representative of Tenant at all times, may not have more than two people present from the prospective tenant's company, and may be excluded from interior areas of the Premises as reasonably determined by Tenant), or to current or prospective mortgagees, ground or underlying lessors or insurers; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Base Building required or permitted hereunder. All such visitors (including without limitation prospective tenants specified above), contractors and service providers shall be required to execute Tenant’s standard confidentiality agreement, provided that in the event of an Emergency such visitors, contractors and service providers shall be required to execute Tenant’s standard confidentiality agreement if reasonably possible. At Tenant's option, Tenant may require that an employee of Tenant accompany any such visitors. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) take possession due to any Default by Tenant of this Lease in the manner provided herein; and (B) subject to the terms of Section 26.1, perform any covenants of Tenant which Tenant fails to perform. Landlord may make any entries without the abatement of Rent (except to the extent provided in Section 19.5.2) and may take such reasonable steps as required to accomplish the stated purposes; provided, however, that except for Emergencies, Landlord shall use commercially reasonable efforts in connection with any entry not to materially interfere with Tenant’s use of the Premises and to perform the same after business hours if reasonably practical. Provided that Landlord has complied with its obligations under this Article 27, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises. For use in an Emergency only, Landlord shall at all times have a key with which to unlock all the doors in the Premises. Notwithstanding anything to the contrary set forth in this Lease, Tenant may designate certain areas of the Premises as "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an Emergency. Landlord shall only maintain or repair such Secured Areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Building Structure and/or the Building Systems; (ii) as required by Applicable Law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval. In an Emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	51	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

expressly agreed to be performed by Landlord herein. For purposes of this Lease, an "Emergency" shall mean a situation that threatens imminent material harm to persons or property.
ARTICLE 28

NOTICES
All notices, demands, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 9 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made. Any Notice given by (a) an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective (b) an attorney on behalf of Tenant shall be considered as given by Tenant and shall be fully effective. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:
Boston Properties Limited Partnership
Four Embarcadero Center
Lobby Level, Suite One
San Francisco, California 94111
Attention: Mr. Aaron Fenton
and
Boston Properties, Inc.
Prudential Center Tower
800 Boylston Street, Suite 1900
Boston, Massachusetts 02199
Attention: General Counsel
and
Boston Properties Limited Partnership
Four Embarcadero Center
Lobby Level, Suite One
San Francisco, California 94111
Attention: Regional Counsel
and
Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	52	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.
ARTICLE 29

MISCELLANEOUS PROVISIONS
29.1    Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.2    Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
29.3    No Light, Air or View Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.
29.4    Intentionally Deleted.
29.5    Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease not accrued as of the date of transfer (to the extent that such obligations are assumed by the transferee) and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord which first arise or accrue after the date of transfer, and subject to the terms of Article 18 of this Lease, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.
29.6    Memorandum of Lease. Tenant shall have the right to record, at Tenant's sole cost and expense, a commercially reasonable memorandum of lease in a customary form as reasonably approved by Landlord against each Project, providing notice of the existing term, right of first offer, parking rights, and options to extend. Landlord shall reasonably cooperate with Tenant, at no cost to Landlord, in connection with the preparation and recordation of such memorandum of lease.
29.7    Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
29.8    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	53	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

29.9    Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
29.10    Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Whenever in the Lease a payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words “immediately,” “promptly,” and/or “on demand,” or their equivalent, are used to specify when such payment is due, then such payment shall be due thirty (30) days after the date that the party which is entitled to such payment sends notice to the other party demanding such payment.
29.11    Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.12    No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
29.13    Landlord Exculpation. Following the payment of the Improvement Allowance, the liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project, including any rentals, sales, condemnation or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Other than Landlord, none of the Landlord Parties shall have any personal liability for Landlord's obligations under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Other than Tenant, including any assignee of Tenant's obligations under this Lease, none of the Tenant Parties shall have any personal liability for Tenant's obligations under this Lease, and Landlord hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Landlord. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, (i) neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring; and (ii) neither Tenant nor the Tenant Parties shall be liable under any circumstances for injury or damage to, or interference with, Landlord's business, including but not limited to, loss of profits, loss of rents or other revenues (except as due and owing pursuant to this Lease, and except as may be owing in connection with a holdover by Tenant as provided in Article 16, above), loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.
29.14    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	54	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
29.15    Right to Lease. Subject to the terms of Article 22, above, Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.
29.16    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.
29.17    Landlord Lien Waiver. Landlord agrees that Tenant shall have the right to pledge Tenant's furniture, fixtures, equipment or other personal property owned by Tenant and located in the Premises (the "Collateral") as security for Tenant's credit lines or other financing. Landlord will agree to waive any lien rights with respect to such Collateral, and to execute commercially reasonable lien waiver agreements evidencing such waiver of Landlord's rights.
29.18    Tenant Parking. Tenant shall have the right to rent from Landlord, commencing on the Lease Commencement Date, the amount of parking passes set forth in Section 13 of the Summary, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Project parking facility (and Tenant shall be required to lease the Must Take Passes). The reserved parking spaces are in the locations set forth on Exhibit I attached hereto. Tenant shall pay to Landlord for automobile parking passes on a monthly basis the prevailing rate charged from time to time at the location of such parking passes (subject to the limitations set forth below). In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant shall abide by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the Project's parking facilities), and shall cooperate in seeing that Tenant's employees and visitors also comply with such rules and regulations. Without limitation of the foregoing, Landlord shall have the right, at Landlord's sole option, to implement a valet or similar type of parking system to service the Project's parking facilities and to require that some or all of Tenant's parking passes be converted to passes for use in such system at no additional cost to Tenant. Tenant's use of the Project parking facility shall be at Tenant's sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant's, its employees' and/or visitors' use of the parking facilities. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease (subject to the terms of Section 19.5, above), from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements, provided that Landlord shall use commercially reasonable efforts to minimize interference with Tenant's parking rights hereunder. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish. Landlord shall provide Tenant with visitor validations for daily

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	55	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

use by Tenant's visitors to the Premises at a thirty percent (30%) discount off of the normal validation rate from time to time generally applicable to visitor parking. The parking rates charged to Tenant during calendar year 2017 shall be equal to $185 per pass per month for unreserved parking, and $315 per pass per month for reserved parking on level P-1. Such parking rates (exclusive of taxes) shall not increase by more than three and one-half percent (3.5%) per year over the Lease Term, on a cumulative and compounding basis. Tenant may increase or decrease the parking passes leased by Tenant hereunder on thirty (30) days prior notice to Landlord, not to exceed the maximum number of passes set forth in Section 13 of the Summary, provided that (i) Tenant shall always be required to lease the Must Take Passes, and (ii) after the second (2nd) Lease Year, any increase in the number of passes leased by Tenant may require up to sixty (60) days prior notice to Landlord.
29.19    Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.
29.20    Authority. Each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after written request from Landlord, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of incorporation and (ii) qualification to do business in California. Each individual executing this Lease on behalf of Landlord hereby represents and warrants that Landlord is a duly formed and existing entity qualified to do business in California and that Landlord has full right and authority to execute and deliver this Lease and that each person signing on behalf of Landlord is authorized to do so. In such event, Landlord shall, within ten (10) days after written request by Tenant, deliver to Tenant satisfactory evidence of such authority and, if a corporation, upon demand by Tenant, also deliver to Tenant satisfactory evidence of (i) good standing in Landlord's state of incorporation and (ii) qualification to do business in California.
29.21    Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
29.22    Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.
29.23    Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
29.24    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	56	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Landlord shall pay all fees due the Brokers pursuant to separate written agreements between Landlord and the Brokers.
29.25    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
29.26    Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the words "Colorado Center" or the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.
29.27    Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.
29.28    Confidentiality. Neither Landlord nor Tenant shall issue any press release or statement with regard to the terms and provisions of this Lease without the consent of the other, nor shall either party disclose to any third party (other than its respective employees, directors and officers, in their capacity as such), any information with respect to the financial terms and/or provisions of this Lease, except: (a) to the extent necessary to comply with applicable law or a valid court order of a court with competent jurisdiction, in which event the party making such disclosure shall so notify the other party as promptly as is practicable (if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (b) to the extent necessary to comply with the disclosure requirements of the S.E.C., the New York Stock Exchange, or similar entities, or in connection with other S.E.C. filings as customarily made by publicly traded REIT entities; (c) to its parent, subsidiary or other affiliated companies, their banks, auditors and attorneys and similar professionals (collectively, its "Permitted Recipients"), provided that the disclosing party shall be liable to the other party in the event that any of its Permitted Recipients disclose any information that the disclosing party would be prohibited from disclosing pursuant to this Section 29.28; (d) in order to enforce its rights pursuant to this Lease; (e) to a bona fide prospective or an actual buyer or financier as well as the Permitted Recipients thereof, provided that any such buyer or financier first executes a written confidentiality agreement pursuant to which they/it agree(s) to be bound by the provisions of this paragraph or a similar undertaking of confidentiality, (f) for disclosure of square footage, length of term and charges or rents on earnings calls at investor meetings as customarily disclosed by publicly traded REIT entities, or (g) to a prospective assignee or subtenant. The terms of the first public statement made regarding the Lease shall be reasonably and mutually agreed upon by Landlord and Tenant. Notwithstanding anything to the contrary set forth herein, the obligations of confidentiality contained herein, as they relate to a transaction, shall not apply to the "tax structure" or "tax treatment" of a transaction (as these terms are used in Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations (the "Confidentiality Regulation") promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended), and each party (and any related party of such party) may disclose to any and all persons, without limitation of any kind, the "tax structure" and "tax treatment" of a transaction (as these terms are defined in the Confidentiality Regulation). In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to any tax matter or tax idea relating to a transaction. Landlord agrees that Tenant’s existing trademarks and other intellectual property (including without limitation Tenant’s name/logo, pictures of the Premises, etc) and the goodwill associated therewith are the sole and exclusive property of Tenant and may not be used by Landlord for any purpose, except with the express prior written consent of Tenant.

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	57	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

29.29    Development of the Project.
29.29.1    Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.
29.29.2    The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the "Other Improvements") are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements (provided that the same is consistent with the terms and conditions set forth in this Lease) to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Project or any other of Landlord's rights described in this Lease, provided that the same is consistent with the terms and conditions set forth in this Lease.
29.29.3    Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, odor, obstruction of access, etc. which are in excess of that present in a fully constructed project. Except as expressly set forth in Section 19.5.2, above, Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant's use of and access to the Premises in connection with any such construction activities.
29.30    Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, except as provided in Section 19.5.2, above, provided that in connection with any such Renovations, Landlord shall use commercially reasonable efforts to minimize interference with the conduct by Tenant of its business from the Building. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations.
29.31    No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	58	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

29.32    Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any electrical, communications or computer wires and cables (collectively, the "Lines") at the Project in or serving solely the Premises, provided that (i) Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.
29.33    No Discrimination. There shall be no discrimination against, or segregation of, any person or persons on account of sex, marital status, race, color, religion, creed, national origin or ancestry in the Transfer of the Premises, or any portion thereof, nor shall the Tenant itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees, or vendees of the Premises, or any portion thereof.
29.34    Patriot Act and Executive Order 13224.
29.34.1    Representation by Tenant. Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a "Prohibited Person"); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under Section 19.1 of this Lease and shall be covered by the indemnity provisions of Section 10.1 above, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.
29.34.2    Representation by Landlord. Landlord hereby represents and warrants that: (i) Landlord is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a "Prohibited Person"); (ii) Landlord is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Landlord (nor any person, group, entity or nation which owns or controls Landlord, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Landlord of the foregoing representations and warranties shall be deemed a default by Landlord under Section 19.5 of

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	59	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

this Lease and shall be covered by the indemnity provisions of Section 10.1 above, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.
29.35    Child Care and/or Health Club Facilities. Tenant acknowledges that any child care and/or health club facilities located at the Project (the "Child Care and/or Health Club Facilities") which are available to Tenant and Tenant's employees are provided by a third party (the "Child Care Provider and/or Health Club Operator") which is leasing or otherwise managing space at the Project, and not by Landlord. If Tenant or its employees choose to use the Child Care and/or Health Club Facilities, Tenant acknowledges that Tenant and Tenant's employees are not relying upon any investigation which Landlord may have conducted concerning the Child Care Provider and/or Health Club Operator or any warranties or representation with respect thereto, it being the sole responsibility of Tenant and the individual user of the Child Care and/or Health Club Facilities to conduct any and all investigations of the Child Care and/or Health Club Facilities prior to making use thereof. Accordingly, Landlord shall have no responsibility with respect to the quality, care or services provided by the Child Care and/or Health Club Facilities, or for any acts or omissions of the Child Care Provider and/or Health Club Operator. Furthermore, Tenant, for Tenant and for Tenant's employees, hereby agrees that Landlord and the Landlord Parties shall not be liable for, and are hereby released from any responsibility for any loss, cost, damage, expense or liability, either to person or property, arising from the use of the Child Care and/or Health Club Facilities by Tenant or Tenant's employees.
29.36    Telecommunications Equipment. During the Lease Term, subject to the terms of this Lease, Tenant shall have the right to install a maximum of two (2) antennas and/or satellite dishes on the roof of the Building, with each antenna not to exceed one (1) meter in diameter or height, and to make associated connections through the Building as required in connection therewith (all such equipment, installations and connections, collectively, the "Telecommunications Equipment"). For any work involving the roof of the Building, Tenant shall use Landlord's designated roofing contractor, or such other roofing contractor as selected by Tenant and reasonably approved by Landlord, and shall perform all such work on or to the roof in coordination with the roof membrane manufacturer to avoid any impact on the roof warranty. If Tenant does not use Landlord's designated roofing contractor, Tenant shall be responsible for any violation of the roof warranty and any and all costs resulting therefrom. The use of such areas of the Building for the installation of the Telecommunications Equipment shall be for the sole use of Tenant in connection with its business in the Premises, and shall be without the payment of any additional Base Rent or Direct Expenses with respect thereto. The location and physical appearance and all specifications of the Telecommunications Equipment, including the manner of attachment to the Building, shall be subject to Landlord's reasonable approval. Tenant shall be responsible, at Tenant's sole cost and expense, for (i) obtaining all permits or other governmental approvals required in connection with the Telecommunications Equipment, (ii) installing, repairing and maintaining and causing the Telecommunications Equipment to comply with all Applicable Laws, and (iii) prior to the expiration or earlier termination of this Lease, removal of the Telecommunications Equipment and all associated wiring, and the restoration of all affected areas of the Building to the condition existing prior to the installation thereof, including restoration of any roof penetrations. in the event Tenant elects to exercise its right to install the Telecommunication Equipment, then Tenant shall give Landlord prior notice thereof. If Tenant's Telecommunications Equipment causes interference with the use of any other equipment at the Building, Tenant shall immediately remedy such interference. Tenant shall move the Telecommunications Equipment as reasonably required by Landlord in connection with any repair, maintenance or replacement of the roof or roof system, at Tenant's sole cost and expense.
29.37    Transit Incentive Program. Tenant acknowledges and agrees to be bound by any mandatory City of Santa Monica Transit Program requirements.
[Signatures on next page.]

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	60	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.
"Landlord":
CA-COLORADO CENTER, L.L.C.,
a Delaware limited liability company

By:	CA-Colorado Center Limited Partnership, a Delaware limited partnership

Its:	Sole Member

By:	BXP Colorado GP LLC, a Delaware limited liability company

Its:	General Partner

By:	Boston Properties Limited Partnership, a Delaware limited partnership

Its:	Sole Member and Manager

By:	Boston Properties, Inc., a Delaware corporation,

Its:	General Partner
By: /s/ Doug Linde

Name:	Doug Linde

Title:	President
"Tenant":
KITE PHARMA, INC.,
a Delaware corporation
By:/s/ Arie Belldegrun
Name: Arie Belldegrun
Title: President and Chief Executive Officer
By: /s/ Paul Jenkinson
Name: Paul Jenkinson
Title: Chief Financial Officer

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	61	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

PLEASE NOTE: THIS LEASE MUST BE EXECUTED BY EITHER (I) BOTH (A) THE CHAIRMAN OF THE BOARD, THE PRESIDENT OR ANY VICE PRESIDENT OF TENANT, AND (B) THE SECRETARY, ANY ASSISTANT SECRETARY, THE CHIEF FINANCIAL OFFICER, OR ANY ASSISTANT TREASURER OF TENANT; OR (II) AN AUTHORIZED SIGNATORY OF TENANT PURSUANT TO A CERTIFIED CORPORATE RESOLUTION, A COPY OF WHICH SHOULD BE DELIVERED WITH THE EXECUTED ORIGINALS.

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	62	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

760812.06/WLA 375983-00004/11-2-16/ejs/ejs	63	COLORADO CENTER [2400 Broadway] [Kite Pharam, Inc.]

EXHIBIT A
COLORADO CENTER
OUTLINE OF PREMISES
2400 BROADWAY, FIRST FLOOR

2400 BROADWAY, SECOND FLOOR

BALCONY
ELECT. RM.
Balcony
MEN'S
ELEC. RM.
TELE. RM.
SERV. ELEV.
WOMEN'S
STOR.
Balcony
SUITE D-200

2400 BROADWAY, THIRD FLOOR

2400 BROADWAY, FOURTH FLOOR

2400 BROADWAY, FIFTH FLOOR

EXHIBIT A-1
PATIO AREAS

Exhibit A-1

Exclusive Patio
Shared Patio
D
E
F
A
B
C
2450 BROADWAY
2400 BROADWAY
2500 BROADWAY
2401 COLORADO
2425 COLORADO
2501 COLORADO
2525 COLORADO
LOADING DOCK
LOADING DOCK
LOADING DOCK
LOADING DOCK
CLOVERFIELD BOULEVARD
26TH STREET
COLORADO AVENUE

EXHIBIT B
COLORADO CENTER
TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of "this Lease" shall mean the relevant portions of Articles 1 through 29 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portion of Sections 1 through 5 of this Tenant Work Letter.
SECTION 1

DELIVERY OF THE PREMISES
Tenant acknowledges that Tenant has thoroughly examined the Premises. Promptly following the full execution and delivery of this Lease by Landlord and Tenant, Landlord shall deliver the Premises to Tenant (other than Suite D‑270, and Suite D‑225, which areas will be delivered to Tenant as soon as possible following the vacation of the existing tenants thereof). Landlord shall use commercially reasonable efforts to complete construction of the new premises for the existing tenant of Suite D-270 (the “Suite D-270 Tenant”) and to move the Suite D-270 Tenant out of Suite D-270 as soon as reasonably practicable. If the Suite D-270 Tenant has not vacated Suite D-270 by May 1, 2017, then (i) for each day after May 1, 2017 that the Suite D‑270 Tenant does not vacate Suite D-270, Landlord shall provide Tenant with one day of additional abatement of Base Rent in the amount of $5.50 multiplied by the rentable square footage of Suite D-270 to be applied after the Abated Rent is applied under Section 3.2 of the Lease. Landlord shall relocate the existing management office and deliver Suite D-225 to Tenant as soon as possible. If Suite D-225 is not delivered to Tenant within forty-five (45) days after the full execution of this Lease, then for each day after the end of such 45-day period that Suite D-225 has not been delivered to Tenant, Landlord shall provide Tenant with one day of additional abatement of Base Rent in the amount of $5.50 multiplied by the rentable square footage of Suite D-225 to be applied after the Abated Rent is applied under Section 3.2 of the Lease. In addition to the foregoing rent abatement amounts, Landlord shall reimburse Tenant for all reasonable out-of-pocket costs incurred by Tenant in the construction of the Tenant Improvements to the extent resulting from the late delivery of Suite D-270 or Suite D‑225, which shall be supported by written documentation from Tenant’s contractor. Tenant shall accept the Premises from Landlord in their presently existing, "as-is" condition as of the date of this Lease except to the extent otherwise provided in this Lease, including without limitation the terms of Sections 1.1.4 through 1.1.6 of the Lease. Tenant acknowledges that a portion of the Tenant Improvement Allowance has been granted to Tenant in consideration of the current condition of the Premises, and the work that may be required to bring such Premises into the condition required to allow the use and occupancy thereof in compliance with applicable laws. Notwithstanding the foregoing, as of the delivery of the Premises to Tenant, Landlord shall cause the Base Building to contain the items set forth on Schedule 3 attached to this Exhibit B in good working order and structurally sound condition, at Landlord's sole cost and expense (the "Delivery Condition").
SECTION 2

IMPROVEMENTS
2.1    Tenant Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the "Tenant Improvement Allowance") in the amount of $100 per RSF of the Premises (i.e., $15,931,000.00 for the 159,310 RSF of the Premises) for the costs relating to the initial design and construction of the improvements, which are permanently affixed to the Premises (the "Tenant Improvements"). In addition, Landlord will provide a one-time allowance (the "Base Building Allowance") in the amount of $10 per RSF of the Premises (i.e., $1,593,100 for the 159,310 RSF of the Premises) to be used for modifications and upgrades to the Base Building systems and equipment serving the Building and Premises (the "Base Building Upgrades"). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance and Base Building Allowance. Tenant and Landlord shall mutually agree on the scope of the Base Building Upgrades, which shall be included in the Construction Documents and constructed by Tenant as a part of the Tenant Improvement Allowance. If any portion of the Base Building Allowance remains after Tenant's construction of the Base Building Upgrades, such remaining portion may be used by Tenant for other "Tenant Improvement Allowance Items", as defined below. The Base Building Allowance shall be disbursed for Base Building Upgrades in the same manner as the Tenant Improvement Allowance, in accordance with the terms of Section 2.2.1, below. Landlord shall disburse the Tenant Improvement Allowance and Base Building Allowance (other than the Final Retention) prior to any contribution to the cost of Tenant Improvements or Base Building Upgrades by Tenant (if any is required). Notwithstanding the foregoing or any contrary provision of this Lease, all Tenant Improvements shall be deemed Landlord's property under the terms of this Lease. Any unused portion of the Tenant Improvement Allowance remaining as of the date that is twelve (12) months after the Lease Commencement Date shall remain with Landlord and Tenant shall have no further right thereto. In addition to the Tenant Improvement Allowance and Base Building Allowance, Landlord will pay Tenant's "Architect", as defined below, up to $0.15 per RSF of the Premises (i.e., up to $23,896.50) for the preparation of a preliminary space plan for the Premises.
2.2    Disbursement of the Tenant Improvement Allowance.
2.2.1    Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's reasonable disbursement process, including, without limitation, Landlord's receipt of invoices for all costs and fees described herein) only for the following items and costs (collectively the "Tenant Improvement Allowance Items"):
2.2.1.1      Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, and fees of Tenant's consultants for project management, plan check expeditor, and other engineers and/or consultants for lighting, HVAC, or other systems to be installed in the Premises, and other items relating to the Tenant Improvements, and payment of the fees incurred by;

2.2.1.2      The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
2.2.1.3      The cost of construction of the Tenant Improvements, inclusive of supplemental HVAC equipment, and including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors' fees and general conditions;
2.2.1.4      The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including the Base Building Upgrades), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.1.5      The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the "Code");
2.2.1.6    The cost of Tenant’s permanently affixed security installations;
2.2.1.7      Sales and use taxes and Title 24 fees;
2.2.1.8     Costs of affixed, "built-in" furniture; and
2.2.1.8      All other costs which are approved by Tenant in writing and which are to be expended by Landlord in connection with the construction of the Tenant Improvements.

In no event shall the Tenant Improvement Allowance be disbursed by Landlord for any non-affixed (i.e. "built-in") furniture, fixtures or equipment. The cost of the items set forth in Section 2.2.1.1 and 2.2.1.8, above, shall not exceed an aggregate amount equal to $10.00 per RSF of the Premises.
2.2.2    Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items and shall authorize the release of monies as follows.
2.2.2.1      Monthly Disbursements. On or before the tenth (10th) day of each calendar month during the construction of the Tenant Improvements, Tenant shall deliver to Landlord: (i) a request for payment of the "Contractor," as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant and the "Architect", in an industry standard form, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) paid invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises and evidence that the previous invoices have been paid; (iii) executed conditional and/or unconditional mechanic's lien releases, as applicable, from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138 (the "Releases"); and (iv) all other information relating to the construction of the Tenant Improvements as is reasonably requested by Landlord. Thereafter, within thirty (30) days after receipt of such items, Landlord shall deliver a check to Tenant made payable to Tenant (or to Contractor or such other of Tenant's Agents as requested by Tenant) in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention"), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention). Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.
2.2.2.2      Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant (or such of Tenant's Agents as requested by Tenant) shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed Releases, (ii) Landlord has determined that there are no substandard conditions, or material deviations from the Approved Working Drawings , (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed, (iv) Tenant delivers to Landlord the “Record Set” of documents as defined in Section 4.3 below, and (v) Tenant delivers to Landlord one (1) copy (in both paper form and electronic form) of the close close-out package containing the applicable items outlined in Schedule 2 attached hereto.
2.2.2.3      Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of this Lease.
2.3    Offset Rights. To the extent that Landlord fails to pay from the Tenant Improvement Allowance amounts due to Contractor, Architects, Engineers and Tenant's Agents in accordance with the terms hereof, and such amounts remain unpaid for thirty (30) days after notice from Tenant, then without limiting Tenant's other remedies under the Lease, Tenant may, after Landlord's failure to pay such amounts within five (5) business days after Tenant's delivery of a second notice from Tenant delivered after the expiration of such 30-day period, pay same and deduct the amount thereof from the Rent next due and owning under the Lease, including interest at the Interest Rate from the due date until the date of the Rent offset. Notwithstanding the foregoing, if during either the 30-day or 5-day period set forth above, Landlord (i) delivers notice to Tenant that it reasonably and in good faith disputes any portion of the amounts claimed to be due (the "Allowance Dispute Notice"), and (ii) pays any amounts not in dispute, Tenant shall have no right to offset any amounts against rent, but may institute legal action to recover such amounts from Landlord. Notwithstanding of the foregoing, in the event Tenant institutes legal action as provided herein and is adjudged the prevailing party in such action, Landlord shall pay the amount of such award, including interest at the Interest Rate, and if Landlord fails to pay, Tenant shall be entitled, automatically, to offset the amount of such award against the Base Rent next coming due under the Lease, including interest at the Interest Rate from the due date until the date of the Rent offset. Further, in the event Tenant is adjudged the prevailing party, any delay actually caused to Tenant as a result of Landlord's failure to pay the disputed amount shall be deemed to be a "Landlord Caused Delay" under Section 5 of this Tenant Work Letter.
SECTION 3

CONSTRUCTION DRAWINGS
3.1    Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably approved in advance by Landlord (the "Architect") to prepare the "Construction Documents," as that term is defined in this Section 3.1. Rios Clemente Hale Studios, Gensler, Ewing Cole and M+M

Creative Studio are hereby approved as Architect if one of these firms is selected by Tenant. Tenant shall retain engineering consultants reasonably approved by Landlord (the "Engineers") to prepare all engineering construction documents and specifications relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building. Landlord hereby agrees that the Engineers or other consultants listed on Schedule 1 attached hereto are approved if selected by Tenant. Notwithstanding the foregoing, Tenant shall be required to use TRL Systems Inc. for fire life safety plans (provided that such vendor shall provide its services at commercially reasonable rates). The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Documents." All Construction Documents shall comply with reasonable industry standard drawing formats and specifications, and shall be subject to Landlord's reasonable approval (as set forth below), which shall not be unreasonably withheld, conditioned or delayed. Landlord's review of the Construction Documents as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Documents are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Documents except as expressly set forth herein.
3.2    Final Space Plan. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of its final space plan, along with other renderings or illustrations reasonably required by Landlord, to allow Landlord to understand Tenant's design intent, for the Premises before any architectural working drawings or engineering drawings have been commenced, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such final space plan. The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord shall not withhold its consent to the Final Space Plan except in the case of a Design Problem. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Premises if the same is incomplete in any material respect or if a Design Problem exists, provided that Landlord's approval thereof shall not be unreasonably withheld, conditioned or delayed. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to be complete and to eliminate any Design Problem. If Landlord fails to respond to the Final Space Plan within the five (5) business day period set forth above, Tenant may send Landlord a notice setting forth such failure and warning that a continuing failure to respond may result in a "deemed approval" (the "Reminder Notice"). If Landlord fails to respond to the Final Space Plan within two (2) business days after receipt of the Reminder Notice, such portion of the Final Space Plan shall be deemed approved by Landlord.
3.3    Final Working Drawings. Tenant shall supply the Engineers with a complete listing (to the best of Tenant's knowledge at the time) of standard and non-standard equipment and specifications, as may be requested by the Engineers, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the "Final Construction Documents" (as that term is defined below) in the manner as set forth below. Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering documents for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Construction Documents"), and shall submit the same to Landlord for Landlord's approval, which shall not be withheld except in the case of a Design Problem and which approval shall also contain Landlord's designation of Required Removables as provided for in Section 8.6 of the Lease (and subject to the last sentence of Section 8.6 of the Lease). Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Construction Documents. Landlord shall advise Tenant within ten (10) business days after Landlord's receipt of the Final Construction Documents for the Premises if the same is incomplete in any material respect or if a Design Problem exists. If Tenant is so advised, Tenant shall immediately revise the Final Construction Documents to cause them to be complete and to eliminate any Design Problem. If Landlord fails to respond to the Final Construction Documents within the ten (10) business day period set forth above, Tenant may send Landlord a notice setting forth such failure and warning that a continuing failure to respond may result in a "deemed approval" (the "Reminder Notice"). If Landlord fails to respond to the Final Construction Documents within five (5) business days after receipt of the Reminder Notice, such portion of the Final Construction Documents shall be deemed approved by Landlord.
3.4    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Premises by Tenant. Tenant shall be entitled to submit the Final Construction Drawings to Landlord separately for each suite of the Premises. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits, provided that Tenant shall have the right to submit to the City of Santa Monica a coordinated set of drawings, complete to the extent required to commence the plan check, the first phase in the permitting process (the "Permit Set"), prior to approval of the Final Construction Documents by Landlord (and Tenant acknowledges that Landlord shall not be responsible for any delays or costs incurred by Tenant in the event that Landlord requires revisions to the Final Working Drawings after the date of such submission of plans to the City of Santa Monica by Tenant). Tenant shall keep Landlord reasonably informed with respect to the timing and schedule of Tenant's permit submittals and responses from the City of Santa Monica, and will promptly respond to any requests for information by Landlord with respect thereto. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be withheld unless a Design Problem exists.
3.5    Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, Landlord may, in Landlord's sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Tenant Work Letter via electronic mail to Tenant's representative identified in Section 5.1 of this Tenant Work Letter, or by any of the other means identified in Section 29.18 of this Lease.
SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1    Tenant's Selection of Contractors.
4.1.1    The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor ("Contractor") shall be selected by Tenant and reasonably approved by Landlord. Landlord hereby agrees that the contractors, subcontractors or other consultants listed on Schedule 1 attached hereto are approved if selected by Tenant.
4.1.2    Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed, and Landlord shall respond to any approval request within five (5) business days, provided that the entities listed on Schedule 1 attached hereto are approved if selected by Tenant. If Landlord does not approve any of Tenant's proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord's written approval.
4.2    Construction of Tenant Improvements by Tenant's Agents.
4.2.1    Construction Contract; Cost Budget. Tenant shall engage the applicable Contractor under a commercially reasonable construction contract (the "Contract"), provided that such Contract has insurance and indemnification provisions in a form reasonably acceptable to Landlord. Tenant shall submit a copy of the Contract to Landlord for Landlord's records. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.10, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs"). In the event that the costs relating to the design and construction of the Tenant Improvements shall be in excess of the estimated amount as set forth in the Final Costs, any such excess shall be paid by Tenant out of its own funds (and prior to Landlord's release of the Final Retention), but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord's records. Tenant shall provide Landlord with updated construction schedules and budgets on a regular basis during the course of construction of the Tenant Improvements, and in any event within fifteen (15) days after request by Landlord.
4.2.2    Tenant's Agents.
4.2.2.1      Landlord's General Conditions for Tenant's Agents and Tenant Improvement Work. Tenant's and Tenant's Agent's construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in material accordance with the Approved Construction Documents, as modified by approved change orders; and (ii) Tenant's Agents shall submit schedules of all work relating to the Tenant Improvements to Contractor and Contractor shall inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule. Tenant shall not be required to pay any fees or supervision charges to Landlord or any of its agents in connection with the design and construction of the Tenant Improvements, but if Tenant engages mechanical, electrical and plumbing (MEP) engineers other than ARC Engineering, or structural engineers other than Lord, Ficks, Zayed & Associates, then Tenant acknowledges that Landlord shall have the right to send the MEP and/or structural engineering plans for peer review, and Tenant shall reimburse Landlord any reasonable and actual out-of-pocket expenses paid by Landlord in connection with such peer review of Tenant's Construction Drawings, not to exceed $25,000.00 total.
4.2.2.2      Indemnity. The indemnities of each of the parties that are set forth in Section 10 of the Lease shall apply to the activities of the parties under this Tenant Work Letter.
4.2.2.3      Requirements of Tenant's Agents. The Contractor and subcontractors working on the construction of the Tenant Improvements shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Contractor and such subcontractors shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii)  the Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties, and any other guarantees or warranties that Tenant procures in connection with the construction of the Tenant Improvements and installations of equipment in the Premises, shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
4.2.2.4      Insurance Requirements.
4.2.2.4.1  General Coverages. The Contractor shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease. Other Tenant’s Agents shall carry reasonable amounts of insurance as reasonably approved by Landlord.
4.2.2.4.2  Special Coverages. Tenant shall carry "Builder's All Risk" insurance in an amount reasonably approved by Landlord covering the construction of the Tenant Improvements, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant's Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease. In no event shall Tenant be required to carry earthquake coverage as part of its Builder’s All Risk policy. At Tenant's option, Tenant may inquire of Landlord as to the cost to have Landlord purchase the required Builder's All Risk policy on Tenant's behalf, and, if desired by Tenant, may elect to have Landlord purchase such policy at Tenant's sole cost and expense.

4.2.2.4.3  General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, and the Lease is not terminated as a result thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance with respect to the Tenant Improvements as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.
4.2.3    Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; and (ii) building material manufacturer's specifications.
4.2.4    Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times during the course of construction of the Tenant Improvements, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Tenant Improvements because a Design Problem exists, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord.
4.2.5    Meetings. Prior to commencement of construction of the Tenant Improvements, Tenant shall hold meetings every week at a reasonable time, with the Architect and the Contractor regarding the progress of the construction of the Tenant Improvements. Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.
4.3    Notice of Completion; Copy of Record Set of Plans. Within sixty (60) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord promptly following such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor, or other applicable Tenant's

Agents, to prepare and submit the “Record Set” of Documents as specified on Schedule 2 attached hereto, that will consist of 2 sets of architectural and engineered documents including all revisions (which documents shall also be submitted on a CADD disk formatted per the building standards), (ii) Tenant shall deliver to Landlord the original permit set of drawings and signed-off permit card, (iii) Tenant shall deliver to Landlord all warranties and maintenance manuals, (iv) Tenant shall deliver to Landlord air balance reports, (v) Tenant shall deliver to Landlord all unconditional lien releases from general contractor, subcontractors and suppliers. The “Record Set” of documents shall be submitted to the Landlord sixty days following Tenant’s occupancy. If the “Record Set” of documents is not received within the timeframe noted, Landlord may, at Tenant’s sole cost and expense, engage the Architect and Contractor to produce the “Record Set” of documents as listed in this Section 4.3.
SECTION 5

LEASE COMMENCEMENT DATE DELAYS
5.1    Lease Commencement Date Delays. The Lease Commencement Date shall occur as provided in Section 2.1 of this Lease and Section 3.2 of the Summary, provided that the Outside Lease Commencement Date shall be extended by the number of days of actual delay of the Substantial Completion of the Tenant Improvements in the Premises to the extent caused by a "Commencement Date Delay," as that term is defined, below, but only to the extent such Commencement Date Delay causes the Substantial Completion of the Tenant Improvements to occur after August 1, 2017. As used herein, the term "Commencement Date Delay" shall mean only a "Force Majeure Delay", "Landlord Caused Delay," or "Permit Delay", as those terms are defined below in this Section 5.1 of this Tenant Work Letter.
5.1.1    Force Majeure Delay. As used herein, the term "Force Majeure Delay" shall mean only an actual delay resulting from a "Force Majeure" as defined in Section 29.16 of the Lease, not including any "Permit Delay" (as defined in Section 5.1.3 below).
5.1.2    Landlord Caused Delay. As used in this Tenant Work Letter, "Landlord Caused Delay" shall mean actual delays to the extent resulting from the acts or omissions of Landlord including, but not limited to (i) failure of Landlord to timely approve or disapprove any Construction Drawings in the time periods specified above; (ii) material and unreasonable interference by Landlord, its agents or Landlord Parties (except as otherwise allowed under this Tenant Work Letter) with the Substantial Completion of the Tenant Improvements and which objectively preclude or delay the construction of tenant improvements in the Building by any person, which interference relates to access by Tenant, or Tenant’s Agents to the Building (including loading docks and freight elevators) or service during normal construction hours, or the use thereof during normal construction hours (including as resulting from Landlord's continuing construction of the Base Building or any aspect thereof after the date upon which Tenant commences construction of the Tenant Improvements, provided that Tenant and Tenant's Agents reasonably cooperate with Landlord and Landlord's contractors to schedule such work); (iii) delays due to the acts or failures to act of Landlord or Landlord Parties with respect to payment of the Tenant Improvement Allowance (except as otherwise allowed under this Tenant Work Letter) and/or cessation of work as a result thereof, or any other breach of the terms of the Lease or this Tenant Work Letter by Landlord; (iv) the presence of any hazardous materials in violation of applicable law; (v) Landlord's failure to deliver the Premises to Tenant in the time periods specified herein or in the condition required hereunder; or (vi) other provisions of the Lease specifying Landlord Delays.
5.1.3    Permit Delay. As used in this Tenant Work Letter, "Permit Delay" shall mean any failure of Tenant to receive final building permits for the Tenant Improvements within sixteen (16) weeks after Tenant's submittal of the Permit Set to the applicable governmental agencies for the issuance of building permits (the "Permits").
5.1.4    Tenant Caused Permit Delay. Permit Delay shall not include any period of time to receive permits caused by (i) the Construction Documents as submitted being incomplete or inadequate in any material respect, (ii) the

Construction Documents being submitted in a format not allowed by the applicable governmental agencies, (iii) the Tenant Improvements being of a non-general office nature that would reasonably require additional time for review by the applicable governmental agencies, (iv) Tenant's failure to respond to requests for information or to make revisions to and re-submittals of the Construction Documents after comment by the applicable governmental agencies within ten (10) days following receipt of such requests, or (v) material and substantial changes to the Construction Documents after they are first submitted to the applicable governmental agencies for approval, which changes are not made in response to previous comments from such agencies, and which are not customary additions or clarifications made to the Construction Documents as generally made in the normal course of plan preparation and permitting, including normal and customary clarifications or additions regarding finishes (any of the foregoing, a "Tenant Caused Permit Delay"). There shall be no Tenant Caused Permit Delay to the extent that delay in Tenant's response time is caused by Landlord's failure to deliver within three (3) business days of request by Tenant any base building plans (not including restroom plans which will be Tenant's responsibility if not in Landlord's possession), common area plans, ADA plans or comparable plans to the extent required by the City of Santa Monica (i.e., the Tenant Caused Permit Delay shall be reduced by the number of days of Landlord's delay in providing such materials to Tenant).
5.2    Determination of Lease Commencement Date Delay. If Tenant contends that a Lease Commencement Date Delay has occurred, Tenant shall notify Landlord in writing of (i) the event which constitutes such Lease Commencement Date Delay and (ii) the date upon which such Lease Commencement Date Delay is anticipated to end. If such actions, inaction or circumstance described in the Notice set forth in (i) above of this Section 5.2 of this Tenant Work Letter (the "Delay Notice") are not cured by Landlord within one (1) business day of Landlord's receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as a Lease Commencement Date Delay, then a Lease Commencement Date Delay shall be deemed to have occurred commencing as of the date of Landlord's receipt of the Delay Notice and ending as of the date such circumstances are cured by Landlord, provided that no cure period shall be required to the extent the delay is not subject to cure by Landlord (e.g., for Permit Delays).
5.3    Further Permit Delay. Notwithstanding the terms of Section 5.2, above, after the first eight (8) weeks of Permit Delay, any subsequent Permit Delay (the "Extended Permit Delay") shall serve to extend the Outside Lease Commencement Date by only fifty percent (50%) of the period of such Extended Permit Delay.
5.4    Intentionally Omitted.
5.5    Definition of Substantial Completion of the Tenant Improvements. For purposes of this Section 5, "Substantial Completion of the Tenant Improvements" shall mean completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Construction Drawings, with the exception of any punch list items, and Tenant’s receipt of a certificate of occupancy or its legal equivalent allowing legal occupancy of the Premises.
5.6    Reasonable Efforts to Mitigate Delay. In the event of any Lease Commencement Date Delay, Tenant and Landlord shall use commercially reasonable efforts to expedite the construction of the Tenant Improvements so as to complete the Tenant Improvements and occupy the Premises (and therefore cause the Lease Commencement Date to occur) as soon as reasonably practicable, provided that neither party shall be obligated to incur additional costs. Such efforts shall include, without limitation, commencing construction on aspects of the Tenant Improvements that do not require a Permit, or which may be commenced on a separate permit or prior to the issuance of the Permit. Additionally, Tenant will cooperate with Landlord to allow Landlord to work with Tenant and the applicable governmental agencies to expedite the issuance of the Permits and minimize any Permit Delay.
SECTION 6

MISCELLANEOUS

6.1    Tenant's Representatives. Tenant has designated Igor Segal and Laura Whelan as its sole representatives with respect to the matters set forth in this Tenant Work Letter and who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
6.2    Landlord's Representative. Landlord has designated Mr. Aaron Fenton as its sole representative with respect to the matters set forth in this Tenant Work Letter and who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
6.3    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
6.4    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of Default, after expiration of any applicable notice or cure period, as described in the Lease or this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance until such time as such Default is cured, and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such Default is cured or waived pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).
6.5 Miscellaneous Charges. Neither Tenant nor Tenant's Agents nor the Contractor or subcontractors shall be charged for the use of parking at the Building, HVAC, electricity, water, or, during normal construction hours, freight elevator and/or loading docks during the construction of the Tenant Improvements (until the Lease Commencement Date), and Tenant's initial move-in over a weekend. Notwithstanding the foregoing, if Tenant, Tenant's Agents or the Contractor requires any of the foregoing in connection with any use reasonably unrelated to Tenant's construction and/or installation of the Tenant Improvements or Tenant’s move into the Premises, Tenant shall pay the applicable cost of such service.

SCHEDULE 1 TO EXHIBIT B

APPROVED ENGINEERS AND CONTRACTORS

Engineers:
ARC for MEP engineering

Ewing Cole for MEP engineering

Lord, Ficks for structural engineering

Contractors:

Clune Construction Company

Howard Building Corporation

Sierra Pacific Constructors

KPRS

JDM Contractors

SCHEDULE 2 TO EXHIBIT B

REQUIRED CLOSE OUT DOCUMENTS

Boston Properties
Owner/Manager

CONSTRUCTION PROJECT CLOSE-OUT CHECK LIST

PROJECT NAME:____________________ **BLDG/STE:**______ **DATE REVIEWED BY CM:** __________

GC: ____________________ **ARCHITECT**__________ **ENGINEER:**__________

CONTRACTOR TO REVIEW CLOSE OUT PACKAGE WITH BOSTON PROPERTIES CONSTRUCTION MANAGER. ALL ELECTRONIC COPIES ARE TO BE SUBMITTED ON CD OR USB DRIVE.

DOCUMENT:	HARD COPY (ORIGINAL)		ELECTRONIC COPY (.PDF)
☐ Job Cards (ORGINALS)	☐ ORIGINAL SIGNED-OFF COPY		☐ .PDF VERSION OF SIGNED CARD
☐ Complete Subcontractor List			☐ .PDF VERSION ONLY
☐ O & M Manuals			☐ .PDF VERSION ONLY
☐ Guarantees / Warranties			☐ .PDF VERSION ONLY
☐ Submittal Log			☐ .PDF VERSION ONLY
☐ Lighting Schedule			☐ .PDF VERSION ONLY
☐ Finish Schedule (TO INCLUDE ALL FINISHES)			☐ .PDF VERSION ONLY
☐ Air Balance Report (Signed Off by Glumac and Building Engineer)			☐ .PDF VERSION ONLY
☐ Punch List Signed by Architect & Tenant			☐ .PDF VERSION ONLY
☐ Elec. Panel Labeling Legend	☐ HARD COPY LEFT IN PANEL		☐ .PDF VERSION
☐ Permit Drawings (1 Set)	☐ ORIGINAL SET		☐ .PDF VERSION
☐ *MEP RED-LINES AS-BUILTS from Engineer of Record	☐ HARD COPIES		☐ .PDF VERSION ☐ CAD VERSION
☐ *Fire Protection Drawings	☐ AS BUILT SET		☐ .PDF VERSION
☐ *Structural Drawings (plus any other consultant's drawings)			☐ .PDF VERSION
☐ *Architectural AS-BUILTS			☐ .PDF VERSION ONLY
☐ *Life-Safety Drawings	☐ ORIGINAL AS-BUILT SET		☐ .PDF VERSION
☐ Conditional FINAL Lien Waivers			☐ .PDF VERSION ONLY
☐ Unconditional FINAL Lien Waivers (.PDF version to be submitted after final payment)	☐ INCLUDED	☐ UNDER SEPARATE COVER	☐ .PDF VERSION ONLY

Drawings are to be named as such: Building Code – Floor/Suite - Tenant – Type of Drawing – Date of Drawing (most recent revision) – Sheet # of drawing. Example: EMB02 – 600 – O'Melveny – Construction Plan – 10,1,08 – A02,06,06

Additionally, all items marked with an asterisk require submission of labeled, operable CAD files.

SCHEDULE 3 TO EXHIBIT B

DELIVERY CONDITION

The base building delivery condition for the Building includes the following improvements:

1.	HVAC:

a.	One ton for every 530 SF of the Premises.

b.	Designed to maintain an average temperature of 74 degrees Fahrenheit, plus or minus 2 degrees, for standard office environments.

c.	Outside air rates per ASHRAE standards to Tenant’s Premises.

d.	Capacity to accommodate Tenant’s special load requirements such as 24/7 cooling for IDF rooms, or provide adequate roof or parking space for such systems.

2.	Electrical:

a.	Electrical service provided to panels within an electrical room located on each floor of the Tenant’s Premises, and capable of delivering 6 Watts / SF to Tenant’s Premises.

b.	Capacity to accommodate Tenant’s special load requirements such as 24/7 cooling for IDF rooms, or provide adequate roof or parking space for such systems.

3.	Fire Protection System:

a.	The Building is fully sprinklered, and the sprinkler system is installed and operational in accordance with all applicable codes and regulatory agency requirements.

b.	A fire alarm system with fully addressable devices is provided throughout the building and is installed and operational in accordance with all applicable codes and regulatory agency requirements.

4.	Communications:

a.	Risers are provided from the MPOE to IDF closets on each floor of the Building to facilitate the installation of Tenant’s communication cabling.

b.	Pathways are available to accommodate redundant connectivity with local service providers.

c.	Pathways are available from Tenant’s Premises to roof for Tenant’s communication equipment.

5.	General Building:

a.
The Building structure is designed and constructed to UBC,79 (the building code at the time the Building was constructed) and each floor of the Building is capable of accommodating dead and live loads customary for office use and equipment incidental thereto.

b.	All existing penetrations through rated assemblies and systems are sealed and fireproofed.

c.
All Building core areas, including lobbies, corridors, elevators, stairwells, utility rooms, and restrooms are fully complete and were constructed in compliance with applicable codes and regulatory agency requirements at the time they were initially constructed. Notwithstanding the above, Tenant shall accept the condition of all Building core areas that exist within the Tenant’s Premises in their “as-is” state and Landlord shall not be responsible for upgrading any of these areas that exist within the Tenant’s Premises in order to meet current building codes and regulatory agency requirements.

d.	Unsecured bicycle parking is provided in the garage and is to be shared between all tenants within the Project.

e.	Landlord is in the process of modernizing the elevators and shall do so in accordance with the terms of Section 1.1.5 of the Lease.

f.
Landlord will be responsible for correcting any site common area-related ADA items (i.e. items that exist within the Project but outside the Tenant’s Premises) to the extent they encumber the Tenant’s ability to obtain a permit or a final sign-off for occupancy.

EXHIBIT C
COLORADO CENTER
FORM OF NOTICE OF LEASE TERM DATES
Certified Mail:
Date:    ______

To:	______ ______ ______ ______	Copy to:	______ ______ ______ ______
Re: ______ Dated: ______ Between: CA-COLORADO CENTER, L.L.C., a Delaware limited liability company, Lessor or Landlord, and ______, a ______, Lessee or Tenant

In accordance with the subject document we wish to advise you and/or confirm your tenancy of:

Suite Number ______, on the floor of the building located at ___________________ Santa Monica, CA 90404 and that the following terms and conditions are accurate and in full force and effect:

Net rentable square feet ______	Lease term ______
Lease commencement date ______	Lease expiration date ______
Base rent schedule From To: ______ ______	Monthly Rent $

Rent checks are

Payable to: [APPROPRIATE ENTITY]	Mailed to: [APPROPRIATE ADDRESS]	All other inquiries to: Boston Properties Four Embarcadero Center Lobby Level, Suite One San Francisco, CA 94111 Telephone: 415-772-0700 Fax: 415-982-1780

If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.
Pursuant to Article 2 of the above referenced document, we request that you sign this letter where indicated below, confirming the information provided above, and return it to our representative below within 5 days of receipt. Per the lease language, however, failure to execute and return such notice within such time shall be conclusive that the information set forth is correct. A second letter is enclosed for your files.

Boston Properties, L.P. By: Lease Administrator's name Date Lease Administration	______ Agreed to and Accepted: By: Date Its:

EXHIBIT D
COLORADO CENTER
RULES AND REGULATIONS
Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project, provided that Landlord shall enforce the Rules and Regulations throughout the Project in a reasonably non-discriminatory manner. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control. In the event that Tenant assigns the Lease to an entity other than an Associated Entity or Affiliate, Landlord shall have the right to impose additional, reasonable rules and regulations as are generally enforced against other tenants of the Project.
1.    Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant.
2.    Intentionally omitted.
3.    Tenant, its employees and agents must be sure that the doors to the Premises are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Landlord will furnish, at Tenant's sole cost and expense, passes to persons for whom Tenant requests same in writing. Tenant shall be charged Landlord's standard fee for the replacement of lost access cards. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.
4.    Tenant's use of the loading dock serving the Premises shall be subject to reasonable advance scheduling and Landlord's reasonable rules and regulations. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.
5.    Intentionally omitted.
6.    The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
7.    Except as provided in the Lease, no sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.
8.    The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.
9.    Tenant shall not overload the floor of the Premises beyond the structural load for which they are designed.
10.    Intentionally omitted..
11.    Except as provided in the Lease, Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material that is considered hazardous.
12.    Except as provided in the Lease, Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.
13.    Intentionally omitted.
14.    Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, aquariums with Landlord prior consent.
15.    Except in certain areas of the Premises that are appropriately constructed for such purposes, subject to plans and specifications by Landlord in accordance with the terms of the Lease or Tenant Work Letter, no cooking shall be done or permitted on the Premises. The Premises shall not be used for lodging.
16.    Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord.
17.    Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
18.    Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products.
19.    Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building's heating and air conditioning system, and shall refrain from attempting to adjust any controls.

20.    Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Project is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.
21.    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
22.    Any persons employed by Tenant to do janitorial work shall be union members, and shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.
23.    Except as specified in the Lease, no awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than as approved by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord.
24.    Intentionally omitted.
25.    Tenant must comply with reasonable requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
26.    Tenant must comply with the State of California "No-Smoking" law set forth in California Labor Code Section 6404.5, and any local "No-Smoking" ordinance which may be in effect from time to time and which is not superseded by such State law.
27.    Intentionally omitted.
28.    Intentionally omitted..
29.    Intentionally omitted..
30.    No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.
31.    No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.
Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these

Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project.

EXHIBIT E
COLORADO CENTER
FORM OF TENANT'S ESTOPPEL CERTIFICATE
The undersigned, as Tenant under that certain Office Lease (the "Lease") made and entered into as of ___________, 20__ by and between _______________, as Landlord, and the undersigned, as Tenant, for Premises on the ______________ floor(s) of the office building located at ______________, certifies as follows:
1.    Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.
2.    The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.
3.    Base Rent became payable on ____________.
4.    The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5.    Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6.    Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord's mortgagee.
7.    All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________. The current monthly installment of Base Rent is $_____________________.
8.    To the undersigned’s knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9.    No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except the Security Deposit in the amount of $_____________________ as provided in the Lease.
10.    To the undersigned’s knowledge, as of the date hereof, there are no existing defenses or offsets, or, to the undersigned's knowledge, claims or any basis for a claim, that the undersigned has against Landlord.
11.    If Tenant is a corporation, limited liability company, partnership or limited liability partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.
12.    There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.
13.    Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.
14.    To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.
The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.
Executed at ______________ on the ____ day of ___________, 20__.
"Tenant":
,
a

By:	Its:

By:	Its:

EXHIBIT F
COLORADO CENTER
ACCEPTABLE FORMS OF INSURANCE CERTIFICATE

ACORD®

EVIDENCE OF PROPERTY INSURANCE

DATE (MM/DD/YYYY)

THIS EVIDENCE OF PROPERTY INSURANCE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE ADDITIONAL INTEREST NAMED BELOW. THIS EVIDENCE OF PROPERTY INSURANCE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

AGENCY — PHONE (A/C, No, Ext):	COMPANY
FAX (A/C, No): — E-MAIL ADDRESS:	
CODE: — SUB CODE:	
AGENCY CUSTOMER ID #:	
INSURED	LOAN NUMBER — POLICY NUMBER
	EFFECTIVE DATE — EXPIRATION DATE — ☐ CONTINUED UNTIL TERMINATED IF CHECKED
	THIS REPLACES PRIOR EVIDENCE DATED:

PROPERTY INFORMATION

LOCATION/DESCRIPTION

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS EVIDENCE OF PROPERTY INSURANCE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

COVERAGE INFORMATION

COVERAGE / PERILS / FORMS	AMOUNT OF INSURANCE	DEDUCTIBLE

REMARKS (Including Special Conditions)

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL ________ DAYS WRITTEN NOTICE TO THE ADDITIONAL INTEREST NAMED BELOW, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.

ADDITIONAL INTEREST

NAME AND ADDRESS	☐ MORTGAGEE ☐ ADDITIONAL INSURED
	☐ LOSS PAYEE
	LOAN #
	AUTHORIZED REPRESENTATIVE

ACORD 27 (2006/07)

© ACORD CORPORATION 1993-2006. All rights reserved.

The ACORD name and logo are registered marks of ACORD

EXHIBIT G
COLORADO CENTER
BUILDING DIRECT EXPENSES, CAPITAL EXPENSES,
AND CALCULATION PROCEDURES
1.1    Definitions of Key Terms Relating to Additional Rent. As used in this Exhibit G, the following terms shall have the meanings hereinafter set forth:
1.1.1    "Base Year" shall mean the period set forth in Section 5 of the Summary.
1.1.2    "Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."
1.1.3    "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time, but not more than once in any twelve (12) month period, to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.
1.1.4    "Operating Expenses" shall mean except as set forth in this Section 4.2.4, all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation, restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting practices, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities , the cost of operating, repairing, replacing, maintaining, renovating and restoring the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which are reasonably anticipated to reduce Operating Expenses (to the extent of reductions), and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, replacement, renovation, repair and restoration of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of "Project Manager" or "Building Manager") engaged in the operation, maintenance and security of the Project; (ix) intentionally omitted; (x) operation, repair, maintenance, renovation, replacement and restoration (subject to item "xiii" below) of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement, renovation, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance, replacement, renovation, repair and restoration of curbs and walkways, and repair to roofs; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the "Interest Rate," as that term is set forth in Article 25 of this Lease); (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) that are reasonably anticipated by Landlord to effect economies in the operation or maintenance of the Project, or any portion thereof, to the extent of the reasonably anticipated savings, (B) that are required under any governmental law or regulation enacted after the date of this Lease; provided, however, that any capital expenditure shall be amortized with interest at the Interest Rate over its reasonable useful life as reasonably determined in accordance with sound real estate management and accounting practices, consistently applied, or with respect to those items included under item (A) above, their recovery/payback period as reasonably determined in accordance with sound real estate management and accounting practices, consistently applied; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.5, below; and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:
(a)    costs incurred in connection with the original construction of the Project or in connection with any major change in the Project, such as adding or deleting floors;
(b)    costs of the design and construction of tenant improvements to the Premises or the premises of other tenants or other occupants and the amount of any allowances or credits paid to or granted to tenants or other occupants for any such design or construction or any costs to supervise such tenant improvements;
(c)    except as set forth in items (xii) and (xiii), above, depreciation, interest and principal payments on mortgages and other debt costs, if any;
(d)    marketing costs, legal fees, space planners’ and architects' fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original development, subsequent improvement, or original or future leasing of the Project;
(e)    costs for which the Landlord is reimbursed, or would have been reimbursed if Landlord had carried the insurance Landlord is required to carry pursuant to this Lease or would have been reimbursed if Landlord had used commercially reasonable efforts to collect such amounts, from any tenant or occupant of the Project or by insurance from its carrier or any tenant’s carrier (except to the extent of the insurance deductible);
(f)    insurance deductible amounts to the extent in excess of (1) with respect to earthquake insurance, $100,000 per occurrence, and (2) with respect to fire/casualty insurance, $50,000 per occurrence, provided that, if insurance deductibles at or below such amounts are no longer commercially reasonably available in the insurance market, such limits shall be raised to the level of the applicable insurance deductible reasonably obtained by Landlord with respect to the Building and Premises;
(g)    any bad debt loss, rent loss, or reserves for bad debts or rent loss or any reserves of any kind;
(h)    costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;
(i)    the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of senior property manager, portfolio manager or regional engineer;
(j)    except as set forth in items (xii) and (xiii), above, late charges, penalties, liquidated damages, interest and other finance charges;

(k)    amount paid as ground rental or as rental for the Project by the Landlord or under any mortgage or secured loan agreement;
(l)    costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);
(m)    costs of capital repairs and alterations, capital improvements and capital equipment, except as set forth in items (xii) and (xiii), above;
(n)    any amount paid by Landlord or to the parent organization or a subsidiary or affiliate of the Landlord for supplies and/or services in the Project to the extent the same exceeds the costs of such supplies and/or services rendered by qualified, first-class unaffiliated third parties on a competitive basis;
(o)    rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used for normal maintenance or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an “Emergency” (as defined in Article 27 below) condition in the Project;
(p)    all items and services for which Tenant, any other tenant in the Project, or any third party reimburses Landlord, provided that Landlord shall use commercially reasonable efforts to collect such reimbursable amounts, or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;
(q)    costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;
(r)    tax penalties;
(s)    fees and reimbursements payable to Landlord (including its parent organization, subsidiaries and/or affiliates) or by Landlord for management of the Project (collectively, the "Management Fee") which exceed three percent (3%) of the gross revenues of the Project, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying rent, including base rent, pass-throughs, and parking fees for any calendar year or portion thereof;
(t)    any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(u)    rent for any office space occupied by Project management personnel to the extent such office space is greater than 2,500 rentable square feet or the monthly rental for such space is greater than the rent being charged by landlords of Comparable Buildings;
(v)    Landlord’s general corporate overhead and general and administrative expenses;
(w)    all assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of landlords of buildings comparable to and in the vicinity of the Building) and shall be included as Operating Expenses in the year in which the assessment or premium installment is actually paid;
(x)    costs arising from the gross negligence or willful misconduct of Landlord;
(y)    costs incurred to comply with Applicable Law with respect to hazardous materials, as defined by applicable law (“Hazardous Material”), which was in existence in the Building or on the Project or the groundwater under the Project prior to the date of this Lease, or is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project or by anyone other than Tenant or Tenant Parties, or migrates from any other property;
(z)    in-house legal and/or accounting (as opposed to office building bookkeeping) fees;
(aa)    legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and Tenant, Landlord and other tenants or prospective occupants or prospective tenants/occupants or providers of goods and services to the Project;
(bb)    legal fees and costs concerning the negotiation and preparation of this Lease or any litigation between Landlord and Tenant;
(cc)    any reserves retained by Landlord;
(dd)    costs arising from Landlord’s charitable or political contributions;
(ee)    any finders' fees, brokerage commissions, job placement costs or job advertising cost;
(ff)    any above Building standard cleaning, including, but not limited to construction cleanup or special cleanings associated with parties/events;
(gg)    the cost of any training or incentive programs, other than for tenant life safety information services;
(hh)    costs of acquisition and/or development of adjacent properties; and
(ii)    amounts incurred in connection with the provision of services, utilities or other benefits which are not provided to Tenant, or for which Tenant is charged directly, but which are provided to another tenant or occupant of the Project regardless of whether or not such amounts are recovered by Landlord.
If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord may elect (and with respect to the Base Year, shall elect) to make an appropriate adjustment to the components of Operating Expenses that vary based on the occupancy of the Project for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall include market-wide cost increases (including utility rate increases) due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs (the "Temporary Costs"), provided that at such time as such Temporary Costs are no longer included in Operating Expenses, such Temporary Costs shall be removed from the Base Year Operating Expenses. Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) subject to Landlord's right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Operating Expenses.
In addition, if, other than (i) as a result of any governmental requirements enacted or made effective after the Base Year or (ii) any cost or service that is approved in writing by Tenant at the Project, following the Base Year any new material category of recurring operating expense is added to Operating Expenses, and/or the scope of any previously existing category of expense including in Operating Expenses for the Base Year is materially increased, then during such time as the costs relating to such new category and/or such increased scope are included in the Operating Expenses, the calculation of the Operating Expenses for the Base Year shall be increased to reflect such costs as would have been incurred had such new category item been included in the Base Year and/or had such increased scope been applicable during the Base Year, as applicable, giving due consideration to what the costs for such new category and/or increased scope items(s) would have been at the time of the Base Year (i.e., Tenant will be responsible for the costs of such additional service to the extent such costs are in excess of what such costs would have been during the Base Year, had such additional service been provided in the Base Year).
Notwithstanding any provision to the contrary set forth in this Section 4.2.4, in no event shall those components of Operating Expenses constituting "Controllable Expenses" (as defined below) in any particular Lease Year, increase by more five percent (5%) per year, cumulative and compounding. By way of example and not of limitation, if Controllable Expenses for the first Lease Year are $10.00 per rentable square foot, then Controllable Expenses for the second Lease Year shall not exceed $10.50 per rentable square foot; Controllable Expenses for the third Lease Year shall not exceed $11.03 per rentable square foot; and so on. For purposes of this Lease, “Controllable Expenses” shall mean all Operating Expenses, but not including (A) mandated increases in union labor costs as a result of collective bargaining agreements across multiple properties, (B) market-wide labor-rate increases due to extraordinary circumstances, including without limitation, boycotts and strikes, (C) costs incurred due to an event of Force Majeure, (D) costs incurred to comply with applicable laws, (B) any utility charges, and (C) Tax Expenses.
1.1.8    Taxes.
1.1.8.1    "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, business taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.
1.1.8.2    Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises, the tenant improvements in the Premises, or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) All of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project. Refunds of Tax Expenses (including reductions under Proposition 8) shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund or reduction is applicable, provided that (i) in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Exhibit G for such Expense Year; and (ii) in no event shall a reduction under Proposition 8 reduce Tax Expenses in the Base Year.
1.1.8.3    If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 1.1.8 (except as set forth in Section 1.1.8.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.2 of the Lease.
1.1.9    Intentionally Omitted.
1.1.10    Tenant's Share. "Tenant's Share" shall mean the percentage set forth in Section 6 of the Summary. Tenant's Share was calculated by multiplying the RSF of the Premises, as set forth in Section 2.2 of the Summary, by 100, and dividing the product by the total RSF of the Project.
1.2    Cost Pools. Landlord shall have the right, from time to time, to equitably and in good faith allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the "Cost Pools"), in Landlord's discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner.

1.3    Calculation and Payment of Direct Expenses. If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Direct Expenses for such Expense Year exceeds Tenant's Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 1.3.1, below, and as Additional Rent, an amount equal to the excess (the "Excess").
1.3.1    Statement of Actual Building Direct Expenses and Payment by Tenant. Landlord shall give to Tenant within one hundred fifty (150) days following the end of each Expense Year, a statement (the "Statement") which shall state in reasonable detail and on a line item basis the Direct Expenses incurred or accrued for the particular Expense Year, and which shall indicate the amount of the Excess. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Excess," as that term is defined in Section 1.3.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Exhibit G. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 1.3.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant's Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than one (1) calendar year after the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant's Share of Direct Expenses which (x) were levied by any governmental authority or by any public utility companies, and (y) Landlord had not previously received an invoice therefor and which are currently due and owing (i.e., costs invoiced for the first time regardless of the date when the work or service relating to this Lease was performed), at any time following the Lease Expiration Date which are attributable to any Expense Year (provided that Landlord delivers Tenant a bill for such amounts within one (1) year following Landlord's receipt of the bill therefor).
1.3.2    Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth in general major categories Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the "Estimated Excess") as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Exhibit G, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 1.3.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term, Landlord shall maintain records with respect to Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied.
1.4    Intentionally Deleted.
1.5    Proposition 13 Protection. Notwithstanding anything to the contrary contained in this Lease, in the event that, at any time during the initial Lease Term, any sale, refinancing, or change in ownership of the Building or Project is consummated, and as a result thereof, and to the extent that in connection therewith, the Building or Project is reassessed (the "Reassessment") for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, then the terms of this Section 1.5 shall apply to such Reassessment of the Building or Project
1.5.1    Tax Increase. For purposes of this Section 1.5, the term "Tax Increase" shall mean that portion of the Taxes, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Taxes, as calculated immediately following the Reassessment, which (i) is attributable to the initial assessment of the value of the Building or Project or the improvements located therein, (ii) is attributable to assessments which were pending immediately prior to the Reassessment, which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, (iii) is attributable to the annual inflationary increase of real estate taxes (as such increases are determined by statute from time to time). The Tax Increase shall not include any increase in taxes resulting from a change in applicable laws.
1.5.2    Protection. Subject to the terms of this Section 1.5, a portion of the Tax Increase attributable to the Reassessment shall thereafter be excluded from Taxes during the initial Term pursuant to the following schedule.

Date	Portion of Tax Increase That Tenant is Not Required To Pay
6/1/17 – 5/31/22	100%
6/1/22 – 5/31/23	80%
6/1/23 – 5/31/24	60%
6/1/24 – 5/31/25	40%
6/1/25 – 5/31/26	20%
6/1/26 – 5/31/27	0%
1.5.3    Landlord's Right to Purchase the Prop 13 Protection Amount. The amount of Tax Expenses which Tenant is not obligated to pay or will not be obligated to pay during the Lease Term in connection with a particular Reassessment pursuant to the terms of Section 1.5, shall be sometimes referred to hereafter as a "Proposition 13 Protection Amount." If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which the Reassessment will occur, the terms of this Section 1.5.3 shall apply to each such Reassessment. Upon Notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the "Applicable Reassessment"), at any time during the Lease Term, by paying to Tenant an amount equal to the "Proposition 13 Purchase Price," as that term is defined in this Section 1.5.3, provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under this Lease. As used herein, "Proposition 13 Purchase Price" shall mean the present value of the Proposition 13 Protection Amount remaining during the Lease Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining Lease Year (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the end of each Lease Year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to (A) the average rates of yield for United States Treasury Obligations with maturity dates as close as reasonably possible to the end of each Lease Year during which the portions of the Proposition 13 Protection Amount would have benefited Tenant, which rates shall be those in effect as of Landlord's exercise of its right to purchase, as set forth in this Section 1.5.3, plus (B) two percent (2%) per annum. Upon such payment of the Proposition 13 Purchase Price, the provisions of Section 1.5.2 of this Lease shall not apply to any Tax Increase attributable to the Applicable Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then upon Notice by Landlord to Tenant, Landlord shall promptly pay to Tenant the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon Notice by Landlord to Tenant, Rent next due shall be increased by the amount of such overestimation.

1.6    Landlord’s Books and Records. Upon Tenant’s written request given not more than twenty four (24) months after Tenant’s receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in Default under this Lease, Landlord shall provide Tenant with a certified statement (the "Officer's Statement") concerning the Building Direct Expenses for such Expense Year from an appropriate officer of Landlord, and Landlord shall also furnish Tenant with such reasonable supporting documentation in connection with said Building Direct Expenses as Tenant may reasonably request. Landlord shall provide said information and the Officer's Statement to Tenant as soon as reasonably practical (but not to exceed sixty (60) days) for the particular Expense Year after Tenant’s written request therefore. The Officer's Statement shall show on a line for line basis the Building Direct Expenses in sufficient detail, or otherwise provide sufficient information, to enable Tenant to verify that the terms of exclusions and inclusions with respect to Building Direct Expenses, as set forth in this Lease, have been adhered to. If, within sixty (60) days following Tenant’s receipt of the Officer's Statement and supporting documentation, Tenant disputes the amount of the applicable Direct Expenses, an independent certified public accountant (which accountant is a member of a reputable, nationally or regionally recognized accounting firm) experienced in auditing operating expenses at Comparable Buildings, designated and paid for by Tenant, or a qualified employee of Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect and photocopy Landlord’s records with respect to the Statement at Landlord’s offices, provided that Tenant is not then in Default under this Lease and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be (but Tenant may pay the same "under protest"). In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within two (2) years of Tenant’s receipt of such Statement shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, Tenant still disputes such Additional Rent, Landlord and Tenant shall meet in order to resolve the dispute. If Landlord and Tenant are unable to resolve the dispute, a determination as to the proper amount shall be made, at Tenant’s expense, by a real estate lawyer experienced in lease audits who has not represented Landlord or Tenant in the past five (5) years (a "Qualified Lawyer") selected by mutual agreement of Landlord and Tenant and if the parties are unable to agree upon a Qualified Lawyer, then such Qualified Lawyer shall be selected by application to the presiding judge of the Los Angeles Superior Court. The Qualified Lawyer shall, in any event, be required to select and retain an independent certified public accountant (the "Accountant") to advise and assist such lawyer in its analysis and determination hereunder. Notwithstanding anything contained herein to the contrary, if the determination by the Qualified Lawyer proves that Direct Expenses in the applicable Statement were overstated by more than five percent (5%), then the cost of the Qualified Lawyer, the Accountant and the cost of such determination shall be paid for by Landlord (provided that, if any such individual or firm is being paid on a contingency fee basis, Landlord's reimbursement obligation shall not exceed the amount that would have been charged by a similar accounting or real estate services firm to provide such services on a non-contingency fee basis). If such audit or review by the Qualified Lawyer reveals that Landlord has overcharged or undercharged Tenant, then within thirty (30) days after the results of such audit, Landlord shall reimburse Tenant the amount of the overcharge or Tenant shall pay the amount of the undercharge, as applicable. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant.

EXHIBIT H
COLORADO CENTER
BUILDING DIRECT EXPENSES, CAPITAL EXPENSES,
AND CALCULATION PROCEDURES
MARKET RENT ANALYSIS
When determining Market Rent, the following rules and instructions shall be followed.
1.    RELEVANT FACTORS. The "Market Rent," as used in this Lease, shall be derived from an analysis (as such derivation and analysis are set forth in this Exhibit H) of the "Net Equivalent Lease Rates," of the "Comparable Transactions". The "Market Rent," as used in this Lease, shall be equal to the annual rent per rentable square foot, at which tenants, are, pursuant to transactions consummated within the period occurring within the twelve (12) month period prior to the commencement of the applicable Option Term or First Offer Term (provided that timing adjustments shall be made to reflect any changes in the Market Rent following the date of any particular Comparable Transaction up to the date of the commencement of the applicable Option Term or First Offer Term) leasing non‑renewal, non‑expansion, non-sublease, non-encumbered, non-equity office space comparable in location and quality to the Premises and consisting of lease transactions of comparable amounts of space for First Offer Space or in excess of 100,000 rentable square feet of space for the Premises, or a lesser amount of space if a transaction is for a full building lease for space subject to an Option Term, for a term of between and including five (5) and ten (10) years, in an arm's-length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined in Section 4, below (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions"). The terms of the Comparable Transactions shall be calculated as a Net Equivalent Lease Rate pursuant to the terms of this Exhibit H and shall take into consideration only the following terms and concessions: (i) the rental rate and escalations for the Comparable Transactions, (ii) the amount of parking rent per parking permit paid in the Comparable Transactions, (iii) operating expense and tax protection granted in such Comparable Transactions such as a base year or expense stop and any limits/caps (e.g., Proposition 13 protection); (iv) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (v) tenant improvements or allowances provided or to be provided for such comparable space, taking into account the value of the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements (and not considering the value of any improvements installed in the Premises by Tenant with funds in excess of the Tenant Improvement Allowance), (vi) consideration of the level of control and the usage rights of space and parking areas by Tenant, of the Project with respect to rights to use the Common Areas, rights to parking automobiles, and signage rights, (vii) brokerage commissions paid, and (viii) all other monetary and nonmonetary concessions, if any, being granted such tenants in connection with such Comparable Transactions; provided, however, that for an Option Term, but not a First Offer Term, no consideration shall be given to any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The Market Rent shall include adjustment of the stated size of the Premises based upon the standards of measurement (i.e., the ratio of rentable to usable square feet) utilized in the Comparable Transactions.

2.    TENANT SECURITY. The Market Rent shall additionally include a determination as to whether, and if so to what extent, a tenant comparable to Tenant in a Comparable Transaction would be required to provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant's Rent obligations during the applicable term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). Notwithstanding the foregoing, Tenant shall only be required to provide such financial security to the extent that Tenant, and not Landlord, requires the payment of a tenant improvement allowance (the "TI Allowance") pursuant to the terms of Section 3, below, and in any event the amount of such financial security required to be provided by Tenant shall not exceed the actual amount of the TI Allowance required to be paid by Landlord.
3.    TENANT IMPROVEMENT ALLOWANCE. If, in determining the Market Rent, Tenant is entitled to a tenant improvement or comparable allowance for the improvement of the Premises, Landlord may, at Landlord’s sole option, elect to grant all or a portion of the TI Allowance in accordance with the following: (A) to grant some or all of the TI Allowance to Tenant in the form as described above (i.e., as an improvement allowance), and/or (B) to offset against the rental rate component of the Market Rent all or a portion of the TI Allowance (in which case such portion of the TI Allowance provided in the form of a rental offset shall not be granted to Tenant as an improvement allowance). To the extent Landlord elects not to grant the entire TI Allowance to Tenant as a tenant improvement allowance, and Tenant does not require such grant as provided below, the offset under item (B), above, shall equal the amount of the tenant improvement allowance not granted to Tenant as a tenant improvement allowance pursuant to the preceding sentence. Additionally, if Landlord elects not to grant the entire TI Allowance to Tenant as a tenant improvement allowance, Tenant shall have the right to require the TI Allowance to be granted as a tenant improvement allowance, in which case Landlord may have the right, as set forth in Section 2, above, to require financial security.
4.    COMPARABLE BUILDINGS. For purposes of this Lease, the term "Comparable Buildings" shall mean 12100 West Olympic Boulevard, 12200 W. Olympic Boulevard, The Element LA Project (with a primary address of 12333 West Olympic Boulevard), Lantana (with a primary address of 3000 Olympic Boulevard), the "Pen Factory" project (with a primary address of 2701 Olympic Boulevard), 2700 Colorado, the Water Garden Project, Colorado Center, Arboretum Gateway, UMG Arboretum Courtyard, and other first-class, mid-rise institutionally owned office buildings in the area bounded on the East by I-405, on the West by the Pacific Ocean, on the North by the North side of San Vicente Boulevard, and on the South by the South side of Ocean Park Boulevard, which are comparable in terms of age, quality of construction, appearance, quantity of project open space, and quality of common area improvements (the "Comparable Buildings"). Landlord and Tenant agree that in determining the Market Rent, the economic terms of Comparable Transactions in a particular Comparable Building shall be appropriately adjusted when calculating the Market Rent to account for historical differences, if any, in rental rates in that Comparable Building as compared to the Project.
5.    METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length or term, rental rate, concessions, etc., the following steps shall be taken into consideration to "adjust" the objective data from each of the Comparable Transactions. By taking this approach, a "Net Equivalent Lease Rate" for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an "apples to apples" comparison of the Comparable Transactions.
5.1.    The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term. All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses in a manner consistent with this Lease. This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.
5.2    Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.
5.3    The resultant net cash flow from the lease should be then discounted (using an 8% annual discount rate) to the lease commencement date, resulting in a net present value estimate.
5.4    From the net present value, up front inducements (improvements allowances and other concessions) should be deducted. These items should be deducted directly, on a "dollar for dollar" basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.
5.5    The net present value should then amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8.0% used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the "Net Equivalent Lease Rate" (or constant equivalent in general financial terms).
6.    USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS. The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a Net Equivalent Lease Rate applicable to each year of the Option Term or First Offer Term.

EXHIBIT I
COLORADO CENTER
LOCATION OF TENANT'S RESERVED PARKING SPACES

Note: Tenant's spaces are marked with horizontal dark lines.

EXHIBIT J
COLORADO CENTER

SUPERIOR RIGHT HOLDERS

A-100 & 200: Edmunds.com (Renewal Option)
A-300: Edmunds.com (Right of First Offer)
E-100-200-300: HULU (Renewal Option)
E-400 &500: One West Bank (Renewal Option); HULU (ROFO)
E – 550: YF Group (Renewal Option)
E-600: HULU (Renewal Option)

EXHIBIT K
COLORADO CENTER

PROJECT UPGRADE CONCEPT PLANS

BUILDING B | PROPOSED FLOOR PLAN

EXISTING COFFEE SHOP
POTENTIAL CREDIT UNION
RESTROOMS
DINING
F&B 1
F&B 2
F&B 3
PLAY
POTENTIAL CATERING KITCHEN
M/E
FITNESS CENTER
OFFICE LOBBY
SUNDRIES
OFFICE LOBBY
DRY CLEANER
EXISTING RESTAURANT
LOADING DOCK
TRANSFORMER ROOM
COLORADO BLVD.

B.O.H. | PUBLIC SPACE | FITNESS | NEW RESTROOMS | RESTAURANT/ F&B | NEW TERRACE | OFFICE

GENERAL NOTES

1. new c&s space demising partitions ready for tenant fitout.

PROJECT# 05.1238.000 | COLORADO CENTER | SANTA MONICA, CA | CONCEPTUAL DESIGN PACKAGE

TIAA | RIOS CLEMENTI HALE STUDIOS

EXHIBIT L
COLORADO CENTER

ENVIRONMENTAL QUESTIONNAIRE
ENVIRONMENTAL QUESTIONNAIRE
FOR COMMERCIAL AND INDUSTRIAL PROPERTIES
Property Name:
Property Address:
Instructions: The following questionnaire is to be completed by the Lessee representative with knowledge of the planned operations for the specified building/location. Please print clearly and attach additional sheets as necessary.
1.0    PROCESS INFORMATION
Describe planned use, and include brief description of manufacturing processes employed.

2.0    HAZARDOUS MATERIALS
Are hazardous materials used or stored? If so, continue with the next question. If not, go to Section 3.0.

2.1	Are any of the following materials handled on the Property? Yes No
(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.) If so, complete this section. If this question is not applicable, skip this section and go on to Section 5.0.

Explosives	Fuels	Oils
Solvents	Oxidizers	Organics/Inorganics
Acids	Bases	Pesticides
Gases	PCBs	Radioactive Materials
Other (please specify)

2‑2.
If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below. If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

2‑3.	Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

3.0    HAZARDOUS WASTES
Are hazardous wastes generated?    Yes No
If yes, continue with the next question. If not, skip this section and go to section 4.0.

3.1	Are any of the following wastes generated, handled, or disposed of (where applicable) on the Property?

Hazardous wastes	Industrial Wastewater
Waste oils	PCBs
Air emissions	Sludges
Regulated Wastes	Other (please specify)

3‑2.	List and quantify the materials identified in Question 3‑1 of this section.

WASTE GENERATED	RCRA listed Waste?	SOURCE	APPROXIMATE MONTHLY QUANTITY	WASTE CHARACTERIZATION	DISPOSITION

3‑3.	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary.

Transporter/Disposal Facility Name	Facility Location	Transporter (I) or Disposal (D) Facility	Permit Number

3‑4.	Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment? Yes No

3‑5.	If so, please describe.

4.0    USTS/ASTS

4.1
Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)?    Yes___    No___

If not, continue with section 5.0. If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures. Please attach additional pages if necessary.

Capacity	Contents	Year Installed	Type (Steel, Fiberglass, etc)	Associated Leak Detection / Spill Prevention Measures*

*Note:	The following are examples of leak detection / spill prevention measures:

Integrity testing	Inventory reconciliation	Leak detection system
Overfill spill protection	Secondary containment	Cathodic protection

4‑2.	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

4‑3.	Is the UST/AST registered and permitted with the appropriate regulatory agencies? Yes No If so, please attach a copy of the required permits.

4‑4.
If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

4‑5.	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the Property? Yes No
If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

4‑6.	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes? Yes No
For new tenants, are installations of this type required for the planned operations?

Yes No
If yes to either question, please describe.

5.0    ASBESTOS CONTAINING BUILDING MATERIALS
Please be advised that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.
6.0    REGULATORY

6‑1.	Does the operation have or require a National Pollutant Discharge Elimination System (NPDES) or equivalent permit? Yes No If so, please attach a copy of this permit.

6‑2.	Has a Hazardous Materials Business Plan been developed for the site? Yes No If so, please attach a copy.
CERTIFICATION
I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that Lessor will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.
Signature:
Name:
Title:
Date:
Telephone:

EXHIBIT M
COLORADO CENTER

ACCESS CONTROL SPECIFICATIONS

•	24/7 Security Patrol

•	Security Command Center – Command center operated 24/7, Telephones answered 24/7

•	24/7 CCTV Monitored Campus

•	Access Control – card readers on all common area entry points including lobby doors and elevators. Access levels can be customized to meet tenants needs.

•	After Hours Escort Service to parking garage as requested

•	Intercom communication locations in all elevator lobbies that can communicate back to Security Command Center 24/7

EXHIBIT N
COLORADO CENTER

JANITORIAL SPECIFICATIONS
OFFICE AREAS

•	Empty all waste receptacles. Clean and reline when needed.

•	Empty large centrally located recycling bins when full.

•	Remove compost bins once per night if applicable.

•	Wash and sanitize all drinking fountains as needed.

•	Vacuum all carpeted areas as needed.

•	Spot clean carpets to remove light spillage as needed.

•	Damp mop spillage in uncarpeted office areas as needed.

•	Clean conference room tables and remove any remaining food items as instructed by occupant.

•	Arrange chairs at desk and conference room tables.

•	Clean and sweep all lunchroom/eating areas. Wash and wipe tables and counter tops and clean sinks as needed.

•	Remove scuff marks on floor as needed.

•	If applicable and as instructed by occupant, ensure all designated locked doors are closed after area has been cleaned and activate/arm all alarm systems.

•
Dust and wipe clean with damp or treated cloth all office furniture, files, and cubicle partition tops, picture frames, window sills, mullions, frames, etc. as needed. Janitorial crew will not move papers or other freestanding items on surfaces.

•	Dust frames and T.V. monitors as needed.

•	Remove all finger marks and smudges from all vertical surfaces as needed.

•	Damp wipe and polish all glass and wood furniture tops as needed.

•	Damp/dry mop hard surfaced floors and/or uncarpeted surface floors as needed.

•	Sweep uncarpeted floors employing dust control techniques as needed.
Monthly Services

•	Dust ceiling vents, air diffusers and surfaces above 7 feet.

Quarterly Services

•	Scrub and wax all hard surface floors. Carpet shampooing will be completed upon request and billed separately.

•	Fully clean interior partition glass as needed to maintain free from dust and streaks.
Annual Services
•Strip and Wax all hard surface floors

RESTROOMS

•	Clean and sanitize all mirrors, bright work, countertops, partitions, enameled surfaces and any other horizontal/vertical surfaces, including toiletry trays.

•	Wash and disinfect all basins, urinals, bowls and fixtures to remove stains.

•	Wash both sides of all toilet seats with soap and/or disinfectant.

•	Empty, clean, and damp wipe all waste receptacles and replace trash liners.

•	Sweep, wet mop, and sanitize entire floor, including around toilet seats and under urinals.

•	Damp wipe/dust all walls, partitions, doors, and outside surfaces of all dispensers, as needed.

•	Fill toilet paper, soap, towels, and sanitary napkin dispensers (if applicable).

•	Machine scrub all hard surface floors as needed.

•	Dust ceiling vents, air diffusers and surfaces above 7 feet as needed.

•	Clean floor drains as needed.
** Please note that certain above standard finishes requiring special cleaning products and/or equipment may require separate billing.

EXHIBIT O
COLORADO CENTER
APPROVED TENANT NAME AND LOGO

OFFICE LEASE

COLORADO CENTER

2400 BROADWAY, SANTA MONICA, CALIFORNIA

CA-COLORADO CENTER, L.L.C.,
a Delaware limited liability company,
as Landlord,
and
KITE PHARMA, INC.,
a Delaware corporation
as Tenant.

TABLE OF CONTENTS
Page

ARTICLE 1PREMISES, BUILDING, PROJECT, AND COMMON AREAS    4
ARTICLE 2LEASE TERM    5
ARTICLE 3BASE RENT    5
ARTICLE 4ADDITIONAL RENT    6
ARTICLE 5USE OF PREMISES    7
ARTICLE 6SERVICES AND UTILITIES    7
ARTICLE 7REPAIRS    10
ARTICLE 8ADDITIONS AND ALTERATIONS    11
ARTICLE 9COVENANT AGAINST LIENS    12
ARTICLE 10TENANT'S INDEMNITY AND INSURANCE    13
ARTICLE 11DAMAGE AND DESTRUCTION    17
ARTICLE 12NONWAIVER    18
ARTICLE 13CONDEMNATION    19
ARTICLE 14ASSIGNMENT AND SUBLETTING    19
ARTICLE 15SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES    23
ARTICLE 16HOLDING OVER    23
ARTICLE 17ESTOPPEL CERTIFICATES    24
ARTICLE 18SUBORDINATION    24
ARTICLE 19DEFAULTS; REMEDIES    24
ARTICLE 20COVENANT OF QUIET ENJOYMENT    26
ARTICLE 21SECURITY DEPOSIT    27
ARTICLE 22SUBSTITUTION OF OTHER PREMISES    27
ARTICLE 23SIGNS    27
ARTICLE 24COMPLIANCE WITH LAW    28
ARTICLE 25LATE CHARGES    28
ARTICLE 26LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT    29
ARTICLE 27ENTRY BY LANDLORD    29
ARTICLE 28NOTICES    30
ARTICLE 29MISCELLANEOUS PROVISIONS    31

LIST OF EXHIBITS
A    OUTLINE OF PREMISES
B    TENANT WORK LETTER
C    FORM OF NOTICE OF LEASE TERM DATES
D    RULES AND REGULATIONS
E    FORM OF TENANT'S ESTOPPEL CERTIFICATE
F    ACCEPTABLE FORMS OF INSURANCE CERTIFICATE

G	BUILDING DIRECT EXPENSES, CAPITAL EXPENSES, AND CALCULATION PROCEDURES

H	MARKET RENT ANALYSIS

I	LOCATION OF RESERVED PARKING SPACES

J	SUPERIOR RIGHT HOLDERS

K	PROJECT UPGRADE CONCEPT PLANS

L	HAZARDOUS MATERIAL QUESTIONNAIRE

M	ACCESS CONTROL SPECIFICATIONS

N	JANITORIAL SPECIFICATIONS
O    APPROVED TENANT NAME AND LOGO

INDEX OF MAJOR DEFINED TERMS
Page

Abatement Event    43
Abatement Event Termination Date    43
Abatement Event Termination Notice    43
Accountant    9
Additional Rent    13
Advocate Arbitrators    10
Affiliate    37
Alterations    25
Applicable Laws    48
Applicable Reassessment    8
Approved Bank    44
Arbitration Fair Market Rental Values    10
Associated Entity    37
Award    11
Bank    44
Bank Prime Loan    49
Bankruptcy Code    44
Base Building    25
Base Rent    11
Base Year    Exhibit G
Brokers    55
BS/BS Exception    23
Building    5
Building Hours    19
Building Structure    23
Building Systems    23
Casualty    32
CGCC    37
Child Care and/or Health Club Facilities    58
Child Care Provider and/or Health Club Operator    58
Collateral    53
Commencement Date Delay    8
Common Areas    5
Comparable Buildings    2
Comparable Transactions    9
Confidentiality Regulation    56
Controllable Expenses    5
Cost Pools    Exhibit G
Delay Notice    9
Design Problem    25
Direct Expenses    Exhibit G
Early Occupancy Right    9
Eligibility Period    43
Embarcadero Center.    5
Emergency    24, 50
Estimate    7
Estimate Statement    7
Estimated Excess    7
Excess    Exhibit G
Expense Year    Exhibit G

INDEX OF MAJOR DEFINED TERMS
Page

First Offer Commencement Date    8
First Offer Exercise Notice    7
First Offer Notice    7
First Offer Rent    7
First Offer Space    7
Force Majeure    53
Force Majeure Delay    8
Generator Area    21
Hazardous Material    4
Holidays    19
HVAC    19
HVAC Hours    19
Incidental Uses    3
Intervening Lease    7
Landlord    1
Landlord Affiliate    36
Landlord Caused Delay    8
Landlord Contribution    33
Landlord Repair Notice    32
L-C    44
L-C Amount    44
L-C Expiration Date    44
L-C Reduction Condition    46
Lease    1
Lease Commencement Date    9
Lease Expiration Date    9
Lease Term    9
Lease Year    9
Lines    57
Mail    50
Management Fee    3
Market Rent    9
Neutral Arbitrator    11
Nondisturbance Agreement    40
Non-Structural Alterations    24
Notices    50
Operating Expenses    Exhibit G
Option Exercise Date    10
Option Exercise Notice    10
Option Interest Notice    9
Option Rent    9
Option Rent Notice    9
Option Term    9
Original Improvements    28
Original Tenant    7
Other Improvements    56
Outside Agreement Date    10
Overlap Period    43
Permit Delay    9
Permitted Recipients    55
Premises    5

INDEX OF MAJOR DEFINED TERMS
Page

Project    5
Proposition 13    Exhibit G
Proposition 13 Protection Amount    8
Proposition 13 Purchase Price    8
Qualified Lawyer    9
Reassessment    7
Recipient    40
Recognition Agreement    37
Reduction Certification    47
Reduction Request    47
Renovations    56
Rent    13
rentable square feet    6
Requesting Party    40
Required Removables    26
Review Period    35
Secured Areas    50
Security Deposit Laws    46
Statement    6
Subject Space    34
Sublease    37
Sublease Space    38
Substantial Completion of the Tenant Improvements    9
Subtenant    38
Summary    1
Superior Right Holder    7
Tax Expenses    Exhibit G
Tenant    1
Tenant HVAC System    22
Tenant Signage    47
Tenant Work Letter    5
Tenant’s Occupants    37
Tenant's Share    Exhibit G
TI Allowance    1
Transaction Costs    36
Transfer Fees    46
Transfer Notice    34
Transfer Premium    36
Transferee    34
Transfers    34
Unusable Area    43